Execution Version CREDIT AGREEMENT dated as of April 22, 2020, among CORNERSTONE ONDEMAND, INC., as the Borrower, The Lenders Party Hereto, MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and an Issuing Bank, ___________________________ MORGAN STANLEY SENIOR FUNDING, INC., BOFA SECURITIES, INC., CREDIT SUISSE LOAN FUNDING LLC, DEUTSCHE BANK SECURITIES INC., JEFFERIES FINANCE LLC and BMO CAPITAL MARKETS CORP., as Lead Arrangers and Joint Bookrunners US-DOCS\114614260.17

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

SECTION 1.01	Defined Terms	1
SECTION 1.02	Classification of Loans and Borrowings	58
SECTION 1.03	Terms Generally	58
SECTION 1.04	Accounting Terms; GAAP; Certain Calculations	58
SECTION 1.05	Effectuation of Transactions	59
SECTION 1.06	Currency Translation; Rates	59
SECTION 1.07	Limited Condition Transactions.	60
SECTION 1.08	Cashless Rollovers	61
SECTION 1.09	Letter of Credit Amounts	61
SECTION 1.10	Times of Day	61
SECTION 1.11	Additional Alternative Currencies	61

ARTICLE II

THE CREDITS

SECTION 2.01	Commitments	61
SECTION 2.02	Loans and Borrowings	62
SECTION 2.03	Requests for Borrowings	62
SECTION 2.04	[Reserved]	63
SECTION 2.05	Letters of Credit	63
SECTION 2.06	Funding of Borrowings	68
SECTION 2.07	Interest Elections	69
SECTION 2.08	Termination and Reduction of Commitments	70
SECTION 2.09	Repayment of Loans; Evidence of Debt	71
SECTION 2.10	Amortization of Term Loans	71
SECTION 2.11	Prepayment of Loans	72
SECTION 2.12	Fees	79
SECTION 2.13	Interest	80
SECTION 2.14	Alternate Rate of Interest	81
SECTION 2.15	Increased Costs	82
SECTION 2.16	Break Funding Payments	83
SECTION 2.17	Taxes	83
SECTION 2.18	Payments Generally; Pro Rata Treatment; Sharing of Setoffs	86
SECTION 2.19	Mitigation Obligations; Replacement of Lenders	88
SECTION 2.20	Incremental Credit Extension	88
SECTION 2.21	Refinancing Amendments	90
SECTION 2.22	Defaulting Lenders	91
SECTION 2.23	Illegality	92
SECTION 2.24	Loan Modification Offers	93

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.01	Organization; Powers	94
SECTION 3.02	Authorization; Enforceability	94
SECTION 3.03	Governmental Approvals; No Conflicts	94

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SECTION 3.04	Financial Condition; No Material Adverse Effect	94
SECTION 3.05	Properties	95
SECTION 3.06	Litigation and Environmental Matters	95
SECTION 3.07	Compliance with Laws and Agreements	95
SECTION 3.08	Investment Company Status	95
SECTION 3.09	Taxes	95
SECTION 3.10	ERISA; Labor Matters	95
SECTION 3.11	Disclosure	96
SECTION 3.12	Subsidiaries	96
SECTION 3.13	Intellectual Property; Licenses, Etc.	96
SECTION 3.14	Solvency	96
SECTION 3.15	[Reserved]	96
SECTION 3.16	Federal Reserve Regulations	96
SECTION 3.17	Use of Proceeds	96
SECTION 3.18	PATRIOT Act, OFAC and FCPA	97
SECTION 3.19	Insurance	97

ARTICLE IV

CONDITIONS

SECTION 4.01	Effective Date	97
SECTION 4.02	Each Credit Event	99

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01	Financial Statements and Other Information	100
SECTION 5.02	Notices of Material Events	102
SECTION 5.03	Information Regarding Collateral	102
SECTION 5.04	Existence; Conduct of Business	102
SECTION 5.05	Payment of Taxes, Etc.	103
SECTION 5.06	Maintenance of Properties	103
SECTION 5.07	Insurance	103
SECTION 5.08	Books and Records; Inspection and Audit Rights	103
SECTION 5.09	Compliance with Laws	103
SECTION 5.10	Use of Proceeds and Letters of Credit	104
SECTION 5.11	Additional Subsidiaries	104
SECTION 5.12	Further Assurances	104
SECTION 5.13	Ratings	104
SECTION 5.14	Certain Post-Closing Obligations	104
SECTION 5.15	Designation of Subsidiaries	105
SECTION 5.16	Change in Business	105
SECTION 5.17	Changes in Fiscal Periods	105

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01	Indebtedness; Certain Equity Securities	105
SECTION 6.02	Liens	109
SECTION 6.03	Fundamental Changes; Holding Companies	112
SECTION 6.04	Investments, Loans, Advances, Guarantees and Acquisitions	113
SECTION 6.05	Asset Sales	115

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SECTION 6.06	Certain Restrictions on Amendments to Organizational Documents	117
SECTION 6.07	Negative Pledge; Subsidiary Distributions	117
SECTION 6.08	Restricted Payments; Certain Payments of Indebtedness	118
SECTION 6.09	Transactions with Affiliates	121
SECTION 6.10	Financial Covenant	122

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01	Events of Default	123
SECTION 7.02	Right to Cure	125
SECTION 7.03	Application of Proceeds	126

ARTICLE VIII

THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT

ARTICLE IX

MISCELLANEOUS

SECTION 9.01	Notices	131
SECTION 9.02	Waivers; Amendments; Net Short Lenders	132
SECTION 9.03	Expenses; Indemnity; Damage Waiver	136
SECTION 9.04	Successors and Assigns	137
SECTION 9.05	Survival	141
SECTION 9.06	Counterparts; Integration; Effectiveness	142
SECTION 9.07	Severability	142
SECTION 9.08	Right of Setoff	142
SECTION 9.09	Governing Law; Jurisdiction; Consent to Service of Process	142
SECTION 9.10	WAIVER OF JURY TRIAL	143
SECTION 9.11	Headings	143
SECTION 9.12	Confidentiality	143
SECTION 9.13	USA Patriot Act	144
SECTION 9.14	Judgment Currency	145
SECTION 9.15	Release of Liens and Guarantees	145
SECTION 9.16	No Fiduciary Relationship	145
SECTION 9.17	Effectiveness of the Merger	146
SECTION 9.18	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	146
SECTION 9.19	Certain ERISA Matters	146
SECTION 9.20	Electronic Execution of Assignments and Certain Other Documents	147
SECTION 9.21	Acknowledgement Regarding Any Supported QFCs	147

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SCHEDULES:

Schedule 2.01(a)	—	Term Commitments
Schedule 2.01(b)	—	Revolving Commitments; Letter of Credit Commitments
Schedule 3.12	—	Subsidiaries
Schedule 5.14	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04(f)	—	Existing Investments
Schedule 6.07	—	Existing Restrictions
Schedule 6.09	—	Existing Transactions with Affiliates

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Guarantee Agreement
Exhibit D	—	Form of Collateral Agreement
Exhibit E	—	Form of First Lien Intercreditor Agreement
Exhibit F	—	Form of First Lien/Second Lien Intercreditor Agreement
Exhibit G	—	Form of Closing Certificate
Exhibit H	—	Form of Intercompany Note
Exhibit I	—	Form of Specified Discount Prepayment Notice
Exhibit J	—	Form of Specified Discount Prepayment Response
Exhibit K	—	Form of Discount Range Prepayment Notice
Exhibit L	—	Form of Discount Range Prepayment Offer
Exhibit M	—	Form of Solicited Discounted Prepayment Notice
Exhibit N	—	Form of Solicited Discounted Prepayment Offer
Exhibit O	—	Form of Acceptance and Prepayment Notice
Exhibit P-1	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-2	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-3	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit P-4	—	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit Q	—	Form of Borrowing Request
Exhibit R	—	Form of Interest Election Request
Exhibit S	—	Form of Notice of Loan Prepayment

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CREDIT AGREEMENT, dated as of April 22, 2020 (this "Agreement"), among CORNERSTONE ONDEMAND, INC., a Delaware corporation (the "Borrower"), the LENDERS and ISSUING BANKS from time to time party hereto, and MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent, Collateral Agent and an Issuing Bank.

WHEREAS, the Borrower has requested (a) the Term Lenders to extend Term Loans, which, on the Effective Date shall be in the form of $1,004,700,000 aggregate principal amount of Term Loans, (b) the Revolving Lenders to provide Revolving Loans, subject to the Revolving Commitment, which, on the Effective Date shall be in an aggregate principal amount of $150,000,000, to the Borrower at any time during the Revolving Availability Period, and (c) the Issuing Banks to issue Letters of Credit at any time during the Revolving Availability Period, in an aggregate face amount at any time outstanding not in excess of $30,000,000;

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

"ABR," when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

"Acceptable Discount" has the meaning assigned to such term in Section 2.11(a)(ii)(D).

"Acceptable Prepayment Amount" has the meaning assigned to such term in Section 2.11(a)(ii)(D).

"Acceptance and Prepayment Notice" means an irrevocable written notice from a Term Lender accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit O.

"Acceptance Date" has the meaning assigned to such term in Section 2.11(a)(ii)(D).

"Accepting Lenders" has the meaning assigned to such term in Section 2.24(a).

"Accounting Changes" has the meaning assigned to such term in Section 1.04(d).

"Accrued Expenses" has the meaning assigned to such term in the definition of "Excess Cash Flow."

"Acquired EBITDA" means, with respect to any Pro Forma Entity for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term "Consolidated EBITDA" were references to such Pro Forma Entity and its Subsidiaries which will become Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

"Acquired Entity or Business" has the meaning assigned to such term in the definition of "Consolidated EBITDA."

"Acquisition" means the acquisition of the Target Companies and their subsidiaries pursuant to the Acquisition Agreement.

"Acquisition Agreement" means the Purchase Agreement (together with all exhibits, schedules and other disclosure letters thereto), dated as of February 24, 2020, by and among the Borrower, 1241593 B.C. LTD., Cornerstone OnDemand UK Holdings Limited and Vector Talent Holdings, L.P., as the Seller (the "Seller") as

US-DOCS\114614260.17

amended by that certain Amendment Agreement dated as of April 22, 2020 by and between the Borrower and the Seller. Acquisition Documents Borrower or its Affiliates and the Seller or its Affiliates, in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith. Acquisition Transaction Borrower or any Restricted Subsidiary in a Person if (a) as a result of such Investment, (i) such Person becomes a Restricted Subsidiary or (ii) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets (or all or substantially all the assets constituting a business unit, division, product line or line of business) to, or is liquidated into the Borrower or a Restricted Subsidiary and (b) after giving effect to such Investment, the Borrower is in compliance with Section 5.16, and, in each case, any Investment held by such Person. Additional Lender Additional Revolving Lender or investor that agrees to provide any portion of any (a) Incremental Revolving Commitment Increase pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent and each Issuing Bank (such approval in each case not to be unreasonably withheld or delayed) and the Borrower. Additional Term Lender any bank, financial institution or other institutional lender or investor (including any such bank, financial institution or other lender or investor that is a Lender at such time) that agrees to provide any portion of any (a) Incremental Term Loan pursuant to an Incremental Facility Amendment in accordance with Section 2.20 or (b) Credit Agreement Refinancing Indebtedness pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and the Borrower. Adjusted LIBO Rate interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate. Administrative Agent the other Loan Documents, and its successors in such capacity as provided in Article VIII. set forth in Section 9.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders. Administrative Questionnaire Administrative Agent. Affected Class n Section 2.24(a). Affected Financial Institution Affiliate with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified. For purposes of this Agreement and the other Loan Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates. -2- US-DOCS\114614260.17

Agent and any of their respective successors and assigns in such capacity, and Agents Agreement Agreement Currency Section 9.14(b). Alternate Base Rate Funds Effective Rate plus 1/2 of 1%, (b) the Prime Rate in effect for such day, (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1.00% and (d) 1.00%. Alternative Currency Section 1.11; provided that for each Alternative Currency, such requested currency is an Eligible Currency. Anti-Corruption Laws ces Act of 1977, as amended (the FCPA the UK Bribery Act 2010 as amended, and all other applicable similar anti-corruption laws applicable to the Borrower and its Subsidiaries. Anti-Money Laundering Laws Section 3.18(b). Applicable Account the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type. Applicable Creditor Section 9.14(b). Applicable Discount Section 2.11(a)(ii)(C). Applicable Fronting Exposure with respect to any Person that is an Issuing Bank at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time. Applicable Percentage Commitment at such time (or, if the Revolving Commitm total Revolving Exposure at that time); provided that, at any time any Revolving Lender shall be a Defaulting Lender, cimal place) of the total Revolving Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments Applicable Rate with respect to any Term Loan, (1) 3.25% per annum, in the case of an ABR Loan, or (2) 4.25% per annum, in the case of a Eurocurrency Loan and (b) with respect to any Revolving Loan, on the Effective Date (1) 3.00% per annum, in the case of an ABR Loan, orr (2) 4.00% per annum, in the case of a Eurocurrency Loan; provided that, from and after the delivery of the financial statements and related Compliance Certificate for the first full fiscal quarter of the Borrower completed after the Effective Date pursuant to Section 5.01, -3- US-DOCS\114614260.17 with respect to clause (b) above, the Applicable Rate shall be based on the First Lien Leverage Ratio set forth in the most recent Compliance Certificate in accordance with the pricing grid below: First Lien Leverage ABR Revolving Loan Eurocurrency Revolving Level Ratio Applicable Rate Loan Applicable Rate 1 > 3.00 to 1.00 3.00% 4.00% 2 2.75% 3.75% to 1.00 3 2.50% 3.50% Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 5.01; provided that, at the option of the Administrative Agent (at the direction of the Required Lenders and upon notice to the Borrower of such determination), the highest pricing level shall apply as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date immediately prior to the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply). Upon the request of the Administrative Agent or the Required Term Loan Lenders or Required Revolving Lenders, as applicable, on and after receipt of a notice that an Event of Default has occurred, the highest pricing level shall apply as of the date of such Event of Default (as reasonably determined by the Borrower) and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, in each case, the pricing level otherwise determined in accordance with this definition shall apply). In the event that any financial statements under Section 5.01 or a Compliance Certificate is shown to be inaccurate at any time and such inaccuracy, if corrected, would have led to a higher Applicable Rate for any period Applicable Period promptly (and in no event later than five (5) Business Days thereafter) deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Rate shall be determined by reference to the corrected Compliance Certificate, and (iii) the Borrower shall pay to the Administrative Agent promptly upon written demand (and in no event later than five (5) Business Days after written demand) any additional interest owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. Notwithstanding anything to the contrary in this Agreement, any additional interest hereunder shall not be due and payable until written demand is made for such payment pursuant to this paragraph and accordingly, any nonpayment of such interest as a result of any such inaccuracy shall not constitute a Default (whether retroactively or otherwise), and no such amounts shall be deemed overdue (and no amounts shall accrue default interest pursuant to Section 2.13(c)), at any time prior to the date that is five (5) Business Days following such written demand. It is acknowledged and agreed that nothing in this definition will limit the rights of the Administrative Agent and the Lenders under the Loan Documents, including Article VII herein. Approved Bank Approved Foreign Bank Approved Fund Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender. -4- US-DOCS\114614260.17

Asset Sale Prepayment Event n clause (a) of the definition of the Assignment and Assumption Assignee (with the consent of any Person whose consent is required by Section 9.04), or as otherwise required to be entered into under the terms of this Agreement, substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent. Auction Agent employed by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent). Audited Financial Statements d balance sheet and related consolidated the fiscal year ended December 31, 2019 and (b) the audited consolidated balance sheet and related audited Target Companies and their respective consolidated subsidiaries for the fiscal year ended December 31, 2018. Available Amount eans, on any date of determination, a cumulative amount equal to (without duplication): (a) the greater of (i) $100,000,000 and (ii) 35% of Consolidated EBITDA for the Test Period Starter Basket plus (b) an amount equal to (x) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any fiscal year) for each fiscal year (commencing with the fiscal year ending December 31, 2021) minus (y) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Term Loan Borrowings in accordance with Section 2.11(d) (without giving effect to clause (A) or (B) in the first proviso thereof) (and, in the case of any fiscal year then ended but where the respective required date of prepayment has not yet occurred pursuant to Section 2.09(d), will not on such date of prepayment be required to be so applied as reasonably determined by the Borrower), plus (c) returns, profits, distributions and similar amounts received in cash or Permitted Investments and the Fair Market Value of any in-kind amounts received by the Borrower or any Restricted Subsidiary on Investments made using the Available Amount (not to exceed the amount of such Investments), plus (d) the Fair Market Value of Investments of the Borrower or any of the Restricted Subsidiaries in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into the Borrower or any of the Restricted Subsidiaries (up to the lesser of (i) the Fair Market Value of the Investments of the Borrower or any of the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the Fair Market Value of the original Investments by the Borrower or any of the Restricted Subsidiaries in such Unrestricted Subsidiary), plus (e) the Net Proceeds of a sale or other Disposition of any Unrestricted Subsidiary (including the issuance or sale of Equity Interests of an Unrestricted Subsidiary) received by the Borrower or any Restricted Subsidiary (up to the lesser of (i) the Fair Market Value of the Investments of the Borrower or any of the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation and (ii) the Fair Market Value of the original Investments by the Borrower or any of the Restricted Subsidiaries in such Unrestricted Subsidiary), plus -5- US-DOCS\114614260.17

(f) to the extent not included in Consolidated Net Income, dividends or other distributions or returns on capital received by the Borrower or any Restricted Subsidiary from an Unrestricted Subsidiary on Investments made using the Available Amount (not to exceed the amount of such Investments), plus (g) the aggregate amount of any Retained Declined Proceeds since the Effective Date. Available Cash Investments of the Borrower or any Restricted Subsidiary as of such date to the extent the use thereof for the application to payment of Indebtedness is not prohibited by law or any contract binding on the Borrower or any Restricted Subsidiary. Available Equity Amount (a) the Net Proceeds of new public or private issuances of Qualified Equity Interests in the Borrower which are contributed to (or received by) the Borrower after the Effective Date, plus (b) capital contributions received by the Borrower after the Effective Date in cash or Permitted Investments (other than in respect of any Disqualified Equity Interest) and the Fair Market Value of any in- kind contributions after the Effective Date, plus (c) the net cash proceeds received by the Borrower or any Restricted Subsidiary from Indebtedness and Disqualified Equity Interest issuances issued after the Effective Date and which have been exchanged or converted into Qualified Equity Interests, provided that the Available Equity Amount shall not include any Cure Amount, any amounts used to incur Indebtedness pursuant to Section 6.01(a)(xxiv), any amounts used to make Investments pursuant to Section 6.04(b)(ii), (n) and (q), any amounts used to make Restricted Payments pursuant to Section 6.08(a)(vi)(c) and (a)(viii)(C), any amounts used to make Restricted Debt Payments pursuant to Section 6.08(b)(iii) and (iv)(C), and any amounts funded with the proceeds of issuances of Equity Interests and added back to Consolidated EBITDA pursuant to clause (a)(ix) thereof. Available RP Capacity Amount determination pursuant to Sections 6.08(a)(viii)(A), minus the sum of the amount of the Available RP Capacity Amount utilized by the Borrower or any Restricted Subsidiary to (a) make Restricted Payments in reliance on Section 6.08(a)(viii)(A), (b) make Investments pursuant to Section 6.04(n), and (c) make Restricted Debt Payments pursuant to Section 6.08(b)(iv)(A). Bail-In Action -Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution. Bail-In Legislation Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution or unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings). Basel III Global Regulatory Framework for More Resilient Banks and Banking each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and as implemented by a -6- US-DOCS\114614260.17

Benchmark Replacement ate (which may be a SOFR-Based Rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement. Benchmark Replacement Adjustment Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time. Benchmark Replacement Conforming Changes technical, administrative or operational changes (including changes to the def matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement). Benchmark Replacement Date later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or (2) in the case of clause (3) of the definition of Benchmark Transition Event LIBOR: (1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; (2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR announcing that LIBOR is no longer representative. Benchmark Transition Start Date the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders. -7- US-DOCS\114614260.17

Benchmark Unavailability Period Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance of Benchmark Beneficial Ownership Certification Beneficial Ownership Regulation. Beneficial Ownership Regulation Benefit Plan of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any Board of Directors directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term a director or functional equivalent thereof with respect to the relevant Board of Directors. Board of Governors America. Borrower rth in the preamble hereto. Borrower Offer of Specified Discount Prepayment prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B). Borrower Solicitation of Discount Range Prepayment Offers offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C). Borrower Solicitation of Discounted Prepayment Offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D). Borrowing the same currency and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect. Borrowing Minimum Borrowing Multiple Borrowing Request Section 2.03 and substantially in the form of Exhibit Q or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. -8- US-DOCS\114614260.17

Business Day the state where t provided that is not a London Banking Day. Capital Expenditures capital expenditures of the Borrower and the Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP. Capital Lease Obligation represented thereby at any time shall be the amount of the liability in respect thereof that would at that time be required to be capitalized on a balance sheet in accordance with GAAP as in effect on December 31, 2018 (or, if the Borrower elects by written notice to the Administrative Agent at any time (but only once after the Effective Date), in accordance with GAAP as in effect from time to time but subject to the proviso in the definition of GAAP). Capitalized Leases December 31, 2018, recorded as capitalized leases (or, if the Borrower has made the election described in the parenthetical in the definition of Capital Lease Obligation, in accordance with GAAP as in effect from time to time but subject to the proviso in the definition of GAAP). Capitalized Software Expenditures in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries. Cash Collateralize to the Collateral Agent, for the benefit of one or more of the Issuing Banks or Revolving Lenders, as collateral for LC Exposure or obligations of the Revolving Lenders to fund participations in respect of LC Exposure, cash or deposit account balances under the sole dominion and control of the Collateral Agent or, if the Collateral Agent and the applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory Cash Collateral Cash Collateralization meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support. Cash Management Obligations of (a) any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (b) netting services, employee credit or purchase card programs and similar arrangements, (c) letters of credit and (d) other services related, ancillary or complementary to the foregoing (including Cash Management Services). Cash Management Services Casualty Event of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property. CFC the meaning of Section 957 of the Code. Change in Control means the acquisition of beneficial ownership by any Person or group, other than the Permitted Holders, of Equity Interests representing 40% or more of the aggregate votes entitled to vote for the election of directors of the Borrower having a majority of the aggregate votes on the Board of Directors of the Borrower and the aggregate number of votes for the election of such directors of the Equity Interests beneficially owned by such Person or group is greater than the aggregate number of votes for the election of such directors represented by the Equity Interests beneficially owned by the Permitted Holders, unless the Permitted Holders otherwise have the right -9- US-DOCS\114614260.17

(pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint (and do so designate, nominate or appoint) directors of the Borrower having a majority of the aggregate votes on the Board of Directors of the Borrower. For purposes of this definition, including other defined terms used herein in connection with this definition and notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, -3 and 13(d)-5 under the Exchange Act as in effect on the date hereof, (ii) the phrase Person or group is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or group or its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (iii) if any group includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower, directly or indirectly owned by the Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of this definition, (iv) a Person or group shall not be deemed to beneficially own Equity Interests to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (v) a Person or group will not be deemed to beneficially own the Equity Interests of another Person as a result of its ownership of Equity Interes contractual rights) unless it owns 50% or more of the total voting power of the Equity Interests entitled to vote for the e aggregate votes on the Board of Directors of Notwithstanding anything to the contrary in the foregoing, for the avoidance of doubt, an underwriter, initial purchaser, investor or holder of any Permitted Convertible Indebtedness or Permitted Warrant Transaction, in each case, shall be deemed not to directly or indirectly own the Equity Interests of Borrower underlying such transactions unless and until such Equity Interests of Borrower are delivered upon settlement thereof. Change in Law the adoption of any rule, regulation, treaty or other law after the date of this Agreement, (b) any change in any rule, regulation, treaty or other law or in the administration, interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (i) any requests, rules, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or issued in connection therewith and (ii) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be to the extent such rules, regulations, or published interpretations or directives are applied to the Borrower and its Subsidiaries by the Administrative Agent or any Lender in substantially the same manner as applied to other similarly situated borrowers under credit facilities containing comparable yield protection provisions, including, without limitation, for purposes of Section 2.15. Class comprising such Borrowing, are Revolving Loans, Other Revolving Loans, Term Loans, Incremental Term Loans or Other Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, Other Revolving Commitment, Term Commitment, commitment in respect of Incremental Term Loans or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Other Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto), commitments in respect of Incremental Term Loans and Incremental Term Loans that have different terms and conditions shall be construed to be in different Classes. Code m time to time. Collateral purported to be granted pursuant to the Security Documents as security for the Secured Obligations. Collateral Agent ng assigned in the Collateral Agreement. -10- US-DOCS\114614260.17

Collateral Agreement Collateral Agent, substantially in the form of Exhibit D. Collateral and Guarantee Requirement time, the requirement that: (a) the Administrative Agent shall have received from (i) the Borrower and each Domestic Subsidiary (other than an Excluded Subsidiary) either (x) a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Guarantee Agreement, in the form specified therein, duly executed and delivered on behalf of such Person and (ii) the Borrower and each Subsidiary Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents of the type referred to in Section 4.01(c), and, to the extent reasonably requested by the Collateral Agent, opinions of the type referred to in Section 4.01(b); (b) all outstanding Equity Interests of the Restricted Subsidiaries (other than any Equity Interests constituting Excluded Assets or Equity Interests of any Immaterial Subsidiary that is not a Loan Party) owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement (and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank); (c) if any Indebtedness for borrowed money of the Borrower or any Subsidiary in a principal amount of $10,000,000 or more is owing by such obligor to any Loan Party, such Indebtedness shall be evidenced by a promissory note and such promissory note shall have been pledged pursuant to the Collateral Agreement (and, to the extent required by the Collateral Agreement, the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank); and (d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Se registration or recording. Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) the foregoing provisions of this definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of legal opinions or other deliverables with respect to, particular assets of the Loan Parties, or the provision of Guarantees by any Subsidiary, if, and for so long as and to the extent that the Administrative Agent and the Borrower reasonably agree in writing that the cost of creating or perfecting such pledges or security interests in such assets, or obtaining such legal opinions or other deliverables in respect of such assets, or providing such Guarantees (taking into account any material adverse Tax consequences to the Borrower and its Subsidiaries (including the imposition of withholding or other material Taxes)), shall be excessive in relation to the benefits to be obtained by the Lenders therefrom, (b) Liens required to be granted from time to time pursuant to the Documents as in effect on the Effective Date, (c) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, commodities accounts or other assets specifically requiring perfection by control agreements (other than certificated securities), (d) no perfection actions (other than the filing of UCC financing statements) shall be required with respect to Vehicles and other assets subject to certificates of title, (e) no perfection actions (other than the filing of UCC financing statements) shall be required with respect to commercial tort claims with a value less than $10,000,000 and delivery to the Collateral Agent shall -11- US-DOCS\114614260.17 not be required with respect to promissory notes evidencing debt for borrowed money in a principal amount of less than $10,000,000, (f) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required to be taken to create any security interests in assets located or titled outside of the United States (including any Equity Interests of Foreign Subsidiaries and any foreign Intellectual Property) or to perfect or make enforceable any security interests in any such assets (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction), (g) no actions shall be required to perfect a security interest in letter of credit rights (other than the filing of UCC financing statements), (h) no Loan Party shall be required to deliver or obtain any landlord lien waivers, estoppel certificates or collateral access agreements or letters and (i) in no event shall the Collateral include any Excluded Assets. The Collateral Agent may grant extensions of time or waivers for the creation and perfection of security interests in or the obtaining of legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents. Commitment Revolving Commitment of any Class, Term Commitment of any Class, commitment in respect of Incremental Term Loans and Other Term Commitment of any Class or any combination thereof (as the context requires). Commodity Exchange Act ange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute. Company Materials Section 5.01. Compounded SOFR with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Interest Period) being established by the Administrative Agent in accordance with: (1) the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that: (2) if, and to the extent that, the Administrative Agent determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate that the Administrative Agent determines are substantially consistent with at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time (as a result of amendment or as originally executed) that are publicly available for review; provided, a, that if the Administrative Agent decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for the Administrative Agent, then Compounded SOFR will be deemed unable to be Compliance Certificate in the form attached hereto as Exhibit B required to be delivered pursuant to Section 5.01(d). Consolidated EBITDA plus: (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period: (i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection (ii) provision for taxes based on income, profits, revenue or capital, including federal, foreign, state, local and provincial income, franchise, excise, value added and similar taxes based -12- US-DOCS\114614260.17 on income, profits, revenue, gross receipts or capital and foreign withholding taxes paid or accrued during such period (including in respect of repatriated funds) including penalties and interest related to such taxes or arising from any tax examinations, (iii) depreciation and amortization (including amortization of Capitalized Software Expenditures, customer acquisition costs, contract acquisition costs, internal labor costs and amortization of deferred financing fees and accelerated and other deferred financing costs, OID or other capitalized costs), (iv) other non-cash losses, charges or expenses (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) such Person may elect not to add back such non-cash charges in the current period and (B) to the extent such Person elects to add back such non-cash charges in the current period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (v) the amount of any non-controlling interest consisting of income attributable to non-controlling interests of third parties in any non-wholly-owned subsidiary deducted (and not added back in such period to Consolidated Net Income) excluding cash distributions in respect thereof, (vi) (A) the amount of payments made to option, phantom equity or profits interest holders of the Borrower in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in the Loan Documents and (B) the amount of fees, expenses and indemnities paid to directors, including of the Borrower, (vii) losses or discounts on sales of receivables and related assets in connection with any Permitted Receivables Financing, (viii) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not included in the calculation of Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (c) below for any previous period and not added back, (ix) any costs or expenses incurred by the Borrower or any Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are non-cash or otherwise funded with cash proceeds contributed to the capital of the Borrower or Net Proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests), (x) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification 715, and any other items of a similar nature, (xi) any restructuring and business optimization charges and expenses, severance, -up costs and other business optimization and rationalization expenses (including related to new product introductions, the consolidation of technology platforms and other strategic or cost saving initiatives and any costs or -13- US-DOCS\114614260.17 expenses related or attributable to the commencement of a New Project and including any related employee hiring or retention costs or employee redundancy or termination costs), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions consummated prior to or after the Effective Date and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities, branches, data centers and/or offices (including, without limitation, costs incurred in respect of leased premises, including related to build out and the relocation of personnel and equipment), lease breakage costs, internal costs in respect of strategic initiatives and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgements thereof); provided that the aggregate amount added back pursuant to this clause (xi) shall not exceed, for any period, 25.0% of Consolidated EBITDA (calculated after giving effect to this clause (xi)) for such period, (xii) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and other Public Company Costs, (xiii) other add backs and adjustments reflected in in the Quality of Earnings report provided to the Lead Arrangers on February 15, 2020 (including, for the avoidance of doubt, add backs and adjustments of the same type in future periods), (xiv) any expenses reimbursed in cash during such period by non-Affiliate third parties (other than the Borrower or any of its Subsidiaries), and (xv) in connection with the Transactions or any Permitted Acquisition or other permitted Investment, purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules. plus (b) and sy Run Rate Benefits related to the Transactions, any Specified Transaction or any restructuring, cost saving initiative or other initiative projected by the Borrower in good faith to be realized within 24 months of the event giving rise thereto as a result of actions that have been taken or initiated (including actions initiated prior to the Effective Date) or are expected to be taken or initiated (in the good faith determination of the Borrower) before, on or after the Effective Date, including any Run Rate Benefits expenses and charges in connection with, or incurred by or on behalf of, any joint venture of the Borrower or any of the Restricted Subsidiaries (whether accounted for on the financial statements of any such joint venture or the Borrower, but solely in accordance with clause (C) below), which Run Rate Benefits shall be added to Consolidated EBITDA until fully realized and calculated on a Pro Forma Basis as though such Run Rate Benefits had been realized on the first day of the relevant period, net of the amount of actual benefits realized from such actions; provided that (A) such Run Rate Benefits are reasonably identifiable and factually supportable, (B) no Run Rate Benefits shall be added pursuant to this clause (b) to the extent duplicative of any expenses or charges relating to such Run Rate Benefits that are included in clause (a) above (it being taken), (C) the share of any such Run Rate Benefits, expenses and charges with respect to a joint venture that are to be allocated to the Borrower or any of the Restricted Subsidiaries shall not exceed the total amount thereof for any such joint venture multiplied by the percentage of income of such venture expected to be included in Consolidated EBITDA for the relevant Test Period, and (D) the aggregate amount added back pursuant to this clause (b) (excluding any amounts relating to any pro forma adjustments determined on a -14- US-DOCS\114614260.17 basis consistent with Regulation S-X under the Securities Act) shall not exceed, for any period, 25.0% of Consolidated EBITDA (calculated after giving effect to this clause (b)) for such period; less (c) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period: (i) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period), (ii) the amount of any non-controlling interest consisting of loss attributable to non- controlling interests of third parties in any non-wholly-owned subsidiary added (and not deducted in such period from Consolidated Net Income), in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that (I) there shall be included in determining Consolidated EBITDA for any period, without duplication, the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (other than any Unrestricted Subsidiary) whether such acquisition occurred before or after the Effective Date to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) (each such Person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Effective Date, and not subsequently so disposed of, an Acquired Entity or Business is Converted Restricted Subsidiary (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis, and (II) there shall be (A) excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than any Unrestricted Subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such disposed of) (each such Person, property, business or asset so sold, transferred or otherwise disposed Sold Entity or Business Converted Unrestricted Subsidiary Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical Pro Forma Basis and (B) included in determining Consolidated EBITDA for any period in which a Sold Entity or Business is disposed, an adjustment equal to the Pro Forma Disposal Adjustment with respect to such Sold Entity or Business (including the portion thereof occurring prior to such disposal) as specified in the Pro Forma Disposal Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders). Consolidated First Lien Debt Debt (including in respect of the Loans hereunder) that is secured on a senior or pari passu basis with respect to the Secured Obligations (including, for the avoidance of doubt, the Secured Obligations) minus (b) Available Cash. -15- US-DOCS\114614260.17

Consolidated Fixed Charges , with respect to the Borrower and the Restricted Subsidiaries, on a consolidated basis, for any period, the sum of (without duplication): (a) Consolidated Interest Expense for such period, (b) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred Equity Interests of such Persons made during such period, and (c) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests of such Persons made during such period. Consolidated Interest Expense Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and hedging agreements plus (b) non-cash interest expense resulting solely from (i) the amortization of original issue discount from the issuance of Indebtedness of the Borrower and the Restricted Subsidiaries (excluding Indebtedness borrowed in connection with the Transactions (and any Permitted Refinancing thereof)) at less than par and (ii) pay in kind interest expense of the Borrower and the Restricted Subsidiaries, plus (c) the amount of cash dividends or distributions made by the Borrower and the Restricted Subsidiaries in respect of JV Preferred Equity Interests and other preferred Equity Interests issued in accordance with Section 6.01(b), but excluding, for the avoidance of doubt, (i) amortization of (A) deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest other than specifically referred to in clause (b) above (including as a result of the effects of acquisition method accounting or pushdown accounting) and (B) any costs or expenses incurred in connection with any amendment or modification of Indebtedness (whether or not consummated), (ii) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to FASB Accounting Standards Codification No. 815-Derivatives and Hedging, (iii) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates or currency, (iv) commissions, discounts, yield and other fees and charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (v) all non- ure to timely comply with registration rights obligations, (vi) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect to the Transactions or any other Investment, all as calculated on a consolidated basis in accordance with GAAP, (vii) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (viii) penalties and interest relating to taxes, (ix) accretion or accrual of discounted liabilities not constituting Indebtedness, (x) any interest expense attributable to a direct or indirect parent entity resulting from push down accounting and (xi) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting. Consolidated Net Debt minus (b) Available Cash. Consolidated Net Income Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication: (a) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto), charges or expenses (including extraordinary losses and unusual or non-recurring charges or expenses attributable to legal and judgment settlements and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), (b) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income, (c) Transaction Costs, -16- US-DOCS\114614260.17

(d) the net income for such period of any Person that is an Unrestricted Subsidiary and any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Permitted Investments (or, if not paid in cash or Permitted Investments, but later converted into cash or Permitted Investments, upon such conversion) by such Person to the Borrower or a Restricted Subsidiary thereof during such period, (e) any fees and expenses (including any transaction or retention bonus or similar payment, any earnout, contingent consideration obligation or purchase price adjustment) incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Effective Date and any such transaction undertaken but not completed and including any fees or legal expenses related to the on-going administration of any debt instrument) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification 805 and gains or losses associated with FASB Accounting Standards Codification 460), (f) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments, (g) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period, (h) all Non-Cash Compensation Expenses, (i) any income (loss) attributable to deferred compensation plans or trusts, (j) any income (loss) from investments recorded using the equity method of accounting (but including any cash dividends or distributions actually received by the Borrower or any Restricted Subsidiary in respect of such investment), (k) any gain (loss) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or income (loss) from discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, at the election of the Borrower, only when and to the extent such operations are actually disposed of), (l) any non-cash gain (loss) attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to FASB Accounting Standards Codification 815-Derivatives and Hedging or mark to market movement of other financial instruments pursuant to FASB Accounting Standards Codification 825-Financial Instruments in such Test Period; provided that any cash payments or receipts relating to transactions realized in a given period shall be taken into account in such period, (m) any non-cash gain (loss) related to currency remeasurements of Indebtedness, net loss or gain resulting from hedging agreements for currency exchange risk and revaluations of intercompany balances and other balance sheet items, (n) any non-cash expenses, accruals or reserves related to adjustments to historical tax exposures (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made), -17- US-DOCS\114614260.17

(o) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets and investments in debt and equity securities), and (p) solely for the purpose of calculating the Available Amount, the net income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior Governmental Approval (which has not been obtained) or, directly or indirectly, is otherwise restricted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Permitted Investments to the Borrower or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein. There shall be excluded from Consolidated Net Income for any period the effects from applying acquisition method accounting, including applying acquisition method accounting to inventory, property and equipment, loans and leases, software and other intangible assets and deferred revenue (including deferred costs related thereto and deferred rent) required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of the Transactions, any acquisition or Investment consummated prior to the Effective Date and any Permitted Acquisitions or other Investment or the amortization or write-off of any amounts thereof. In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received (or reasonably expected to be received) or due from business interruption insurance or reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions in connection with the Transactions, any acquisition or other Investment or any disposition of any asset permitted hereunder or that occurred prior to the Effective Date (net of any amount so included in any prior period to the extent not so received or reimbursed within a two-year period) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. Consolidated Secured Debt secured on a senior or junior basis to, or pari passu basis with, the Secured Obligations (including, for the avoidance of doubt, the Secured Obligations) minus (b) Available Cash. Consolidated Total Assets rower and the Restricted Subsidiaries in accordance with GAAP. Consolidated Total Debt third party Indebtedness for borrowed money (including purchase money Indebtedness), unreimbursed drawings under letters of credit, Capital Lease Obligations, third party Indebtedness obligations evidenced by notes or similar instruments (and excluding, for the avoidance of doubt, Swap Obligations), in each case of the Borrower and the Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of acquisition method or pushdown accounting in connection with the Transactions or any Permitted Acquisition or other Investment). Consolidated Working Capital and Permitted Investments) that would, in conformity with GAAP, be set date, excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and obligations under letters of credit to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes; provided that, for purposes of calculating Excess Cash -18- US-DOCS\114614260.17

Flow, increases or decreases in working capital (A) arising from acquisitions, dispositions or Unrestricted Subsidiary designations by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition, disposition or Unrestricted Subsidiary designation occurred and not over the period in which Excess Cash Flow is calculated and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting. Contract Consideration Control indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability Controlling Controlled Converted Restricted Subsidiary Converted Unrestricted Subsidiary he term Corresponding Tenor having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the then-current Benchmark. Covered Entity Section 9.21(b). Covered Party Section 9.21(a). Credit Agreement Refinancing Indebtedness tedness issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) by a Loan Party in exchange for, or to extend, renew, replace or refinance, in whole or part, any Class of existing Term Loans or Revolving Loans (or unused Refinanced Debt provided that such exchanging, extending, renewing, replacing or refinancing Indebtedness (a) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (including any unused Revolving Commitment at such time) (plus any premium, accrued interest and fees and expenses incurred in connection with such exchange, extension, renewal, replacement or refinancing), (b) does not mature earlier than or, except in the case of Revolving Commitments, have a Weighted Average Life to Maturity shorter than the Refinanced Debt (other than Customary Bridge Loans), (c) shall not be guaranteed by any entity that is not a Loan Party, (d) in the case of any secured Indebtedness (i) is not secured by any assets not securing the Secured Obligations and (ii) is subject to the relevant Intercreditor Agreement(s) and (e) has terms and conditions (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions, and other than with respect to Customary Bridge Loans) that are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such refinancing) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Indebtedness or (ii) only applicable after the Latest Maturity Date at the time of such refinancing). Cure Amount rm in Section 7.02. -19- US-DOCS\114614260.17

Cure Right Section 7.02. Customary Bridge Loans provided that (a) the Weighted Average Life to Maturity of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is not shorter than the Weighted Average Life to Maturity of the Term Loans and (b) the final maturity date of any loans, notes, securities or other Indebtedness which are exchanged for or otherwise replace such bridge loans is no earlier than the Latest Maturity Date at the time such bridge loans are incurred. Customary Escrow Provisions ry redemption terms in connection with escrow arrangements. Customary Exceptions excess cash flow sweeps, change-of-control offers or events of default and/or (b) Customary Escrow Provisions. Default or both would, unless cured or waived, become an Event of Default. Defaulting Lender in Letters of Credit within one Business Day of the date on which such funding is required hereunder, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement or provided any written notification to any Person to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent (whether acting on its own behalf or at the reasonable request of the Borrower (it being understood that the Administrative Agent shall comply with any such reasonable request)) or by any Issuing Bank to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (e)(i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding or any action or proceeding of the type described in Section 7.01(h) or (i), or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be deemed to be a Defaulting Lender solely by virtue of the ownership or acquisition of any capital stock in such Lender or its direct or indirect parent by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Defaulting Lender Fronting Exposure any obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof. Designated Assignees Agent in writing prior to the Effective Date. Designated Non-Cash Consideration -cash consideration received by the Borrower or a Subsidiary in connection with a Disposition pursuant to Section 6.05(k) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth -20- US-DOCS\114614260.17 the basis of such valuation, less the amount of cash or Permitted Investments received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed, sold or otherwise disposed of or returned in exchange for consideration in the form of cash or Permitted Investments in compliance with Section 6.05.

"Discount Prepayment Accepting Lender" has the meaning assigned to such term in Section 2.11(a)(ii)(B).

"Discount Range" has the meaning assigned to such term in Section 2.11(a)(ii)(C).

"Discount Range Prepayment Amount" has the meaning assigned to such term in Section 2.11(a)(ii)(C).

"Discount Range Prepayment Notice" means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit K.

"Discount Range Prepayment Offer" means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit L, submitted in response to an invitation to submit offers following the Auction Agent's receipt of a Discount Range Prepayment Notice.

"Discount Range Prepayment Response Date" has the meaning assigned to such term in Section 2.11(a)(ii)(C).

"Discount Range Proration" has the meaning assigned to such term in Section 2.11(a)(ii)(C).

"Discounted Prepayment Determination Date" has the meaning assigned to such term in Section 2.11(a)(ii)(D).

"Discounted Prepayment Effective Date" means, in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable, unless a shorter period is agreed to between the Borrower and the Auction Agent.

"Discounted Term Loan Prepayment" has the meaning assigned to such term in Section 2.11(a)(ii)(A).

"Disposed EBITDA" means, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of the term "Consolidated EBITDA" (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to such Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary.

"Disposition" has the meaning assigned to such term in Section 6.05. For the avoidance of doubt, none of (a) the sale of any Permitted Convertible Indebtedness by the Borrower, (b) the sale of any Permitted Warrant Transaction by the Borrower, (c) the purchase of any Permitted Bond Hedge Transaction, nor (d) the performance by Borrower of its obligations under any Permitted Convertible Indebtedness, any Permitted Warrant Transaction or any Permitted Bond Hedge Transaction, shall constitute a Disposition.

"Disqualified Equity Interest" means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

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US-DOCS\114614260.17

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise; (b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or (c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof; in each case, on or prior to the date that is 91 days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of the Borrower or any of the Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by the Borrower or any of the Subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person or as a result of Disqualified Lenders Borrower to the Lead Arrangers in writing prior to February 24, 2020, (b) those Persons who are competitors of Borrower and its Subsidiaries or the Target Companies and their respective Subsidiaries identified by the Borrower to the Lead Arrangers in writing (including by email) prior to February 24, 2020 (and (i) if after February 24, 2020 and prior to the launch of general syndication and (ii) if after the Effective Date, to the Administrative Agent) and (c) in the case of each Persons identified pursuant to clauses (a) and (b) above, any of their Affiliates that are either (i) identified in writing by the Borrower from time clause (c), Affiliates that are bona fide debt funds); provided that no updates to the Disqualified Lender list shall be deemed to retroactively disqualify any parties that have previously acquired an assignment or participation in respect of the Loans from continuing to hold or vote such previously acquired assignments and participations on the terms set forth herein for Lenders that are not Disqualified Lenders. Any supplement to the list of Disqualified Lenders pursuant to clause (b) or (c) above shall be sent by the Borrower to the Administrative Agent in writing (including by email) and such supplement shall take effect on the Business Day such notice is received by the Administrative Agent (it being understood that no such supplement to the list of Disqualified Lenders shall operate to disqualify any Person that is already a Lender). director Dividing Person Division Dividing Person include the Dividing Person and pursuant to which the Dividing Person may or may not survive. Division Successor holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division. dollars $ -22- US-DOCS\114614260.17

Dollar Equivalent with respect to any amount denominated in dollars, such amount and (b) with respect to any amount denominated in any currency other than dollars, the equivalent amount thereof in dollars as determined by the Administrative Agent at such time in accordance with Section 1.06 hereof. Domestic Subsidiary Early Opt-in Election a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and (2) (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt- in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent. ECF Percentage eans, with respect to the prepayment required by Section 2.11(d) with respect to any fiscal year of the Borrower, if the First Lien Leverage Ratio (prior to giving effect to the applicable prepayment pursuant to Section 2.11(d), but after giving effect to any voluntary prepayments made pursuant to Section 2.11(a) or any repurchase pursuant to Section 9.04(g) prior to the date of such prepayment) as of the end of such fiscal year is (a) greater than 3.00 to 1.00, 50% of Excess Cash Flow for such fiscal year, (b) greater than 2.50 to 1.00 but less than or equal to 3.00 to 1.00, 25% of Excess Cash Flow for such fiscal year and (c) equal to or less than 2.50 to 1.00, 0% of Excess Cash Flow for such fiscal year. EEA Financial Institution Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent. EEA Member Country Norway. EEA Resolution Authority administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution. Effective Date eans the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02). Effective Date Refinancing Agreement Indebtedness and termination and/or release of any security interests and guarantees in connection therewith. Effective Yield Indebtedness in the reasonable determination of the Administrative Agent and the Borrower and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below) or similar devices and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (a) the remaining Weighted Average Life to Maturity of such Indebtedness and (b) the four years following the date of incurrence thereof) payable generally to lenders or other institutions providing such Indebtedness, but excluding any arrangement, structuring, ticking, commitment, underwriting or other similar fees payable in connection therewith and, if applicable, consent fees for an amendment (in each case regardless of whether any such fees are paid to or shared in whole or in part with any lender) and any other fees not paid to all relevant lenders generally; provided that with respect to any -23- US-DOCS\114614260.17

Period of one month) or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield, (ii) to the extent that the LIBO Rate (with an Interest Period of one month) or Alternate Base Rate (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield, and (iii) if any such floor applicable to any later incurred Indebtedness is greater than the floor applicable to any earlier incurred Indebtedness, the difference between such floors shall be equated to an increase in interest rate margin in making such determination. Eligible Assignee Person (including, subject to the requirements of Section 9.04(g) and (h), as applicable, the Borrower or any of its Affiliates), other than, in each case, (i) a natural person (or a holding company, investment vehicle or trust for, or owned and operated by or for the primary benefit of natural Person), (ii) a Defaulting Lender or (iii) a Disqualified Lender. Eligible Currency ncy other than dollars that is readily available, freely transferable and convertible into dollars in the international interbank market available to the applicable Issuing Bank in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the applicable Issuing Bank, (a) such currency no longer being readily available, freely transferable and convertible into dollars, (b) a Dollar Equivalent is no longer being readily calculable with respect to such currency or (c) such currency being impracticable for Issuing Banks to provide (each of (a), (b) and Disqualifying Event and such countr no longer exist. Within, five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall reimburse LC Disbursements in such currency to which the Disqualifying Event applies. Environmental Laws ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to pollution or the protection of the environment, including with respect to the preservation or reclamation of natural resources, Hazardous Materials, or to the extent relating to exposure to Hazardous Materials, the protection of human health or safety. Environmental Liability otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing. Equity Interests liability company, beneficial interests in a trust or other equity ownership interests in a Person; provided that Permitted Convertible Indebtedness, or other debt securities that are or by their terms may be convertible or exchangeable into or for Equity Interests, or Permitted Warrant Transactions, in each case, shall not constitute capital stock or Equity Interests prior to settlement of conversion, exchange or exercise, as applicable. ERISA the rules and regulations promulgated thereunder. ERISA Affiliate incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code. -24- US-DOCS\114614260.17

ERISA Event issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or Section 430 of the Code or Sections 302 and 303 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure by a Loan Party or any of its ERISA Affiliates to make by its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA with respect to any Pension Plan, or the failure by a Loan Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (d) - n 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by a Loan Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by a Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (including any liability under Section 4062(e) of ERISA) or Multiemployer Plan; or (h) the receipt by a Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code. Ethically Screened Affiliate i) is managed as to day-to-day matters (but excluding, for the avoidance of doubt, as to strategic direction and similar matters) independently from such Lender and any other Affiliate of such Lender that is not an Ethically Screened Affiliate, (ii) has in place customary information screens between it and such Lender and any other Affiliate of such Lender that is not an Ethically Screened Affiliate and (iii) such Lender or any other Affiliate of such Lender that is not an Ethically Screened Affiliate does other EU Bail-In Legislation Schedule -In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time. euro and as referred to in the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency. Eurocurrency Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Adjusted LIBO Rate. Event of Default Section 7.01. Excess Cash Flow (a) the sum, without duplication, of: (i) Consolidated Net Income for such period, (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income (provided, in each case, that if any non-cash charge represents an accrual or reserve for cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Excess Cash Flow in such future period), (iii) decreases in Consolidated Working Capital, long-term receivables and long-term prepaid assets and increases in long-term deferred revenue for such period, -25- US-DOCS\114614260.17

(iv) an amount equal to the aggregate net non-cash loss on dispositions by the Borrower and the Restricted Subsidiaries during such period (other than dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, (v) extraordinary, non-recurring or unusual cash gains to the extent deducted in arriving at Consolidated Net Income, and (vi) cash proceeds in respect of Swap Agreements during such period to the extent not included in arriving at such Consolidated Net Income, less: (b) the sum, without duplication, of: (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income (including any amounts included in Consolidated Net Income pursuant to but not received during such period) and cash charges included in clauses (a) through (p) of the paid on or about the Effective Date to the extent financed with the proceeds of Indebtedness (other than revolving loans) incurred on the Effective Date), (ii) (x) the aggregate amount of all principal payments of Indebtedness, including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Loans or other Consolidated First Lien Debt to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (1) all other prepayments of Term Loans and other Consolidated First Lien Debt and (2) all prepayments of revolving loans (including Revolving Loans) made during such period (other than in respect of any revolving credit facility (excluding Revolving Loans) to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness (other than revolving loans) of the Borrower or the Restricted Subsidiaries and (y) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (iii) without duplication of amounts deducted pursuant to clause (xiii) below in prior fiscal years, the amount of Capital Expenditures made in cash or accrued during such period, to the extent that such Capital Expenditures were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries, (iv) cash payments by the Borrower and the Restricted Subsidiaries during such period in respect of purchase price holdbacks, earn out obligations, or long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Net Income to the extent financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries, (v) without duplication of amounts deducted pursuant to clause (xiii) below in prior fiscal years, the amount of Investments (other than Investments in Permitted Investments or intercompany Investments) and acquisitions not prohibited by this Agreement, to the extent that such Investments and acquisitions were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries, (vi) the amount of dividends, distributions and other Restricted Payments paid in cash during such period not prohibited by this Agreement, to the extent that such dividends and distributions were financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries, -26- US-DOCS\114614260.17

(vii) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees and cash restructuring charges) to the extent that such expenditures are not expensed during such period or are not deducted in calculating Consolidated Net Income, to the extent that such expenditure was financed with internally generated cash flow of the Borrower or the Restricted Subsidiaries (other than Investments in Permitted Investments and intercompany Investments), (viii) an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income, (ix) increases in Consolidated Working Capital and long-term receivables, long-term prepaid assets and decreases in long-term deferred revenue for such period, (x) the amount of taxes (including penalties and interest) paid in cash and/or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, (xi) extraordinary, non-recurring or unusual cash losses to the extent not deducted in arriving at Consolidated Net Income, (xii) cash expenditures in respect of Swap Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income; (xiii) without duplication of amounts deducted from Excess Cash Flow in prior periods, (i) the aggregate consideration required to be paid in cash by the Borrower or any of the Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the Contract Consideration ior to or during such period and (ii) to the extent set forth in a certificate of a Financial Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Test Period is required to be delivered pursuant to Section 5.01(d), the aggregate amount of cash that is reasonably expected to be paid in respect of planned cash expenditures by the Borrower or any of Planned Expenditures (iii), relating to Permitted Acquisitions, other Investments (other than Investments in Permitted Investments or intercompany Investments), Capital Expenditures (including Capitalized Software Expenditures or other purchases of Intellectual Property) to be consummated, made or paid during a subsequent Test Period; provided that, to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such Test Period is less than the Contract Consideration or Planned Expenditures, as applicable, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such Test Period; and (xiv) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate amount of cash expected to be paid by the Borrower or any of the Restricted Subsidiaries in respect of accrued and unpaid bonus expenses and legal settlement reserves as of the Accrued Expenses Period; provided that (A) to the extent the aggregate amount of internally generated cash actually utilized to pay such Accrued Expenses during such subsequent Test Period is less than the Accrued Expenses reducing Excess Cash Flow pursuant to this clause (xiv) in the prior Test Period, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such subsequent Test Period and (B) in no event shall Excess Cash Flow in such subsequent Test Period be reduced by the payment of Accrued Expenses during such subsequent Test Period to the extent the amount of such Accrued Expenses have reduced Excess Cash flow in the prior Test Period. Exchange Act -27- US-DOCS\114614260.17

Excluded Assets -owned real property, (b) all leasehold interests in real property, (c) any governmental licenses or state or local franchises, charters or authorizations, to the extent a security interest in any such license, franchise, charter or authorization would be prohibited or restricted thereby (including any legally effective prohibition or restriction, but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction), other than proceeds and receivables thereof, (d) any asset if, to the extent that and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to any other applicable Requirements of Law) or would require consent or approval of any Governmental Authority but excluding any prohibition or restriction that is ineffective under the Uniform Commercial Code of any applicable jurisdiction, in each case, other than proceeds and receivables thereof, (e) margin stock and, to the extent prohibited by, or creating an enforceable right of termination in favor of any other party thereto (other than any Loan Party) under the terms of any applicable Organizatio giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction, Equity Interests in any Person other than the Borrower and wholly-owned Restricted Subsidiaries, other than proceeds and receivables thereof, (f) assets to the extent a security interest in such assets would result in material adverse tax consequences to the Borrower or one of its subsidiaries as reasonably determined by the Borrower in consultation with the Administrative Agent, (g) any intent-to-use trademark application prior to the filing of a h) any lease, license or other agreement or any property subject thereto (including pursuant to a purchase money security interest or similar arrangement) to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a breach, default or right of termination in favor of any other party thereto (other than the Borrower or any of the Restricted Subsidiaries) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code of any applicable jurisdiction or other similar applicable law notwithstanding such prohibition, (i) Voting Equity Interests of (A) any CFC or (B) any FSHCO, in each case, in excess of 65% of the Voting Equity Interests (and 100% of any non-voting equity interests) thereof, (j) receivables and related assets (or interests therein) (A) sold to any Receivables Subsidiary or (B) otherwise pledged, factored, transferred or sold in connection with any Permitted Receivables Financing, (k) commercial tort claims with a value of less than $10,000,000 and letter-of-credit rights with a value of less than $10,000,000 (except to the extent a security interest therein can be perfected by a UCC filing), (l) Vehicles and other assets subject to certificates of title (except to the extent a security interest therein can be perfected by a UCC filing), (m) any aircraft, airframes, aircraft engines or helicopters, or any equipment or other assets constituting a part thereof (except to the extent a security interest therein can be perfected by a UCC filing), (n) any and all assets and personal property owned or held by any Subsidiary that is not a Loan Party (including any Unrestricted Subsidiary), (o) any Equity Interest in Unrestricted Subsidiaries and (p) any proceeds from any issuance of Indebtedness permitted to be incurred under Section 6.01 that are paid into an escrow account for the benefit of unaffiliated third parties to be released upon satisfaction of certain conditions or the occurrence of certain events, including cash or Permitted Investments set aside at the time of the incurrence of such Indebtedness, to the extent such cash or Permitted Investments prefund the payment of interest or premium or discount on such indebtedness (or any costs related to the issuance of such indebtedness) and are held in such escrow account or similar arrangement to be applied for such purpose. Excluded Subsidiary defi -owned subsidiary of the Borrower, (b) [reserved], (c) each Unrestricted Subsidiary, (d) each Immaterial Subsidiary, (e) any Subsidiary that is prohibited by (i) applicable Requirements of Law or (ii) any contractual obligation existing on the Effective Date or on the date any such Subsidiary is acquired (so long in respect of any such contractual prohibition such prohibition is not incurred in contemplation of such acquisition), in each case from guaranteeing the Secured Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee unless such consent, approval, license or authorization has been received (but without any obligation to seek such consent, approval, license or authorization), or for which the provision of a Guarantee would result in a material adverse tax consequence to the Borrower or one of its subsidiaries that would be excessive in relation to the benefits to be obtained by the Lenders therefrom (as reasonably determined by the Borrower in consultation with the Administrative Agent), (f) any direct or indirect Foreign Subsidiary, (g) any direct or indirect Domestic Subsidiary of a direct or indirect Foreign Subsidiary of the Borrower that is a CFC, (h) any FSHCO, (i) any other Subsidiary excused from becoming -28- US-DOCS\114614260.17

Receivables Subsidiary and (k) any not-for-profit Subsidiaries, captive insurance companies or other special purpose subsidiaries designated by the Borrower from time to time. For the avoidance of doubt, the Borrower shall not constitute an Excluded Subsidiary. Excluded Swap Obligation extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the U.S. Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by vi keep well, support, or other agreement for the benefit of such Guarantor and any and all Guarantees of such Guarantor of a security interest, becomes effective with respect to such Swap Obligation or (b) any other Swap the relevant Loan Parties and counterparty applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes excluded in accordance with the first sentence of this definition. Excluded Taxes payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on (or measured by) its net income or profits (however denominated), branch profits Taxes, and franchise Taxes, in each case (i) imposed by the United States or by a jurisdiction as a result of such recipient being organized under the laws of or having its principal office located in or, in the case of any Lender, having its applicable Lending Office located in, such jurisdiction or (ii) that are Other Connection Taxes, (b) any Tax Section 2.17(e), (c) in the case of a Lender, any U.S. Federal withholding Taxes imposed due to a Requirement of Law in effect at the time such Lender (i) acquires such interest in the Loan or becomes a party hereto, other than pursuant to an assignment request by the Borrower under Section 2.19 or (ii) designates a new Lending Office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (d) any withholding Taxes imposed pursuant to FATCA. Existing Convertible Notes that certain Indenture, dated December 8, 2017, by and between the Borrower and U.S. Bank National Association, a national banking association, as trustee, in an aggregate principal amount not exceeding $300 million. Existing Credit Agreement Indebtedness contingent obligations not due and payable, outstanding under (a) that certain Credit Agreement, dated as of May 1, 2017 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and among the Target Companies party thereto, the guarantors from time to time party thereto, the lenders from time to time party thereto and Golub Capital Markets LLC, as Administrative Agent for the lenders, and (b) that certain Loan and Security Agreement, dated as of January 11, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time), by and between Borrower and Silicon Valley Bank. Existing Letters of Credit Schedule 6.01. Fair Market Value value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing time having regard to the nature and characteristics of such asset. Except as otherwise expressly set forth herein, such value shall be determined in good faith by the Borrower. Fair Value Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, -29- US-DOCS\114614260.17 within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act. FATCA successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations promulgated thereunder or official administrative interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements, treaties or conventions (and related legislation or official guidance) implementing the foregoing. FCPA ition of Anti-Corruption Laws. Federal Funds Effective Rate manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. York at http://www.newyorkfed.org, or any successor source. Fee Letters 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof), by and among the Borrower, the Lead Arrangers and certain of their Affiliates and (ii) that certain Effective Date Fee Letter, dated as of April 22, 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof), by and among the Borrower, the Lead Arrangers and certain of their Affiliates. FEMA Financial Officer roller of the Borrower. Financial Performance Covenant Section 6.10. First Lien Intercreditor Agreement in the form of Exhibit E. First Lien Leverage Ratio to (b) Consolidated EBITDA for the Test Period as of such date. First Lien/Second Lien Intercreditor Agreement Agreement substantially in the form of Exhibit E. Fixed Amounts Section 1.04(g). Fixed Charge Coverage Ratio Consolidated EBITDA to (b) Consolidated Fixed Charges, in each case for the Test Period as of such date. Foreign Prepayment Event Section 2.11(g). Foreign Subsidiary United States of America, any state thereof or the District of Columbia. -30- US-DOCS\114614260.17

FSHCO Equity Interests and/or Indebtedness in one or more direct or indirect Foreign Subsidiaries that are CFCs. Fund rson (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities. Funded Debt the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or the applicable Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans. GAAP time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Effective Date (or, with respect to the treatment of leases in the definition of Capital Lease Obligation and Capitalized Leases, any change occurring after the date the Borrower has made the election described in the parenthetical in the definition of Capital Lease Obligation) in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under FASB Accounting Standards Codification 825-Financial Instruments, or any successor thereto (including pursuant to the FASB Accounting Standards Codification), to value any Indebtedness GAAP with respect to Capital Lease Obligations shall be determined in accordance with the definition of Capital Lease Obligations. Governmental Approvals of, registrations and filings with, and reports to, Governmental Authorities. Governmental Authority political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank). Granting Lender ing assigned to such term in Section 9.04(e). Guarantee guarantor e guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the primary obligor or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the -31- US-DOCS\114614260.17 maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term "Guarantee" as a verb has a corresponding meaning.

"Guarantee Agreement" means the Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.

"Guarantors" means collectively, the Subsidiary Loan Parties.

"Hazardous Materials" means all explosive, radioactive, hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated as hazardous or toxic, or any other term of similar import, pursuant to any Environmental Law.

"Identified Participating Lenders" has the meaning assigned to such term in Section 2.11(a)(ii)(C).

"Identified Qualifying Lenders" has the meaning assigned to such term in Section 2.11(a)(ii)(D).

"IFRS" means international accounting standards as promulgated by the International Accounting Standards Board.

"Immaterial Subsidiary" means any Subsidiary that is not a Material Subsidiary.

"Immediate Family Members" means with respect to any individual, such individual's child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

"Impacted Loans" has the meaning assigned to such term in Section 2.14(a)(ii).

"Incremental Cap" means, as of any date of determination, the sum of (a) the greater of (i) $200,000,000 and (ii) 75% of Consolidated EBITDA for the Test Period then last ended plus (b) the aggregate principal amount of all voluntary prepayments of the Loans pursuant to Section 2.11(a) (other than in respect of Revolving Loans unless there is an equivalent permanent reduction in Revolving Commitments), or purchases of Term Loans pursuant to Section 9.04(g) made prior to such date (other than, in each case, any such prepayments with the proceeds of long-term Indebtedness); provided that, for the avoidance of doubt, in the case of any purchase or prepayment made pursuant to Section 9.04(g), the amount included in the calculation of the Incremental Cap pursuant to this clause (b) shall be the actual cash amount of such purchase or prepayment, plus (c) the maximum aggregate principal amount that can be incurred without causing the First Lien Leverage Ratio, after giving effect to the incurrence or establishment, as applicable, of any Incremental Facilities or Incremental Equivalent Debt (which shall assume that all such Indebtedness is Consolidated First Lien Debt and the full amounts of any Incremental Revolving Commitment Increase established at such time are fully drawn) and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any substantially simultaneous incurrence of any Incremental Facility or Incremental Equivalent Debt made pursuant to the foregoing clauses (a) and (b) or under the Revolving Credit Facility in connection therewith), to exceed 4.25 to 1.00 for the most recent Test Period then ended .

"Incremental Equivalent Debt" means Indebtedness incurred pursuant to Section 6.01(a)(xxiii).

"Incremental Facilities" has the meaning assigned to such term in Section 2.20(a).

"Incremental Facility Amendment" has the meaning assigned to such term in Section 2.20(f).

"Incremental Revolving Commitment Increase" has the meaning assigned to such term in Section 2.20(a).

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Incremental Term Loan Section 2.20(a). Incurrence-Based Amounts Section 1.04(g). Indebtedness money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts or similar obligations payable in the ordinary course of business, deferred purchase price of services in the ordinary course of business and any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid within 60 days after being due and payable), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (i) all obligations, contingent or otherwise, of such provided prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iii) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (other than with respect to the Transactions), (iv) [reserved], (v) accrued expenses and royalties and (vi) asset retirement obligations and other pension related obligations (including pensions and retiree medical care) that are not overdue by more than 60 days. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Indebtedness provide that such Person is not liable therefor. The amount of Indebtedness of any Person for purposes of clause (e) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For all purposes hereof, the Indebtedness of the Borrower and the Restricted Subsidiaries shall exclude intercompany liabilities arising from their cash management, tax, and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business. Notwithstanding anything to the contrary in the foregoing, any Permitted Bond Hedge Transaction and any Permitted Warrant Indebtedness of the Borrower. Indemnified Taxes yment made by or on account of any obligation of any Loan Party under any Loan Document. Indemnitee Section 9.03(b). Information Section 9.12(a). Intellectual Property the Collateral Agreement. Intercreditor Agreements Intercreditor Agreement. Interest Election Request Section 2.07 and substantially in the form of Exhibit R or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. Interest Payment Date June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period -33- US-DOCS\114614260.17 applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest tervals Interest Period such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, twelve months or such other period less than one month thereafter as the Borrower may elect), provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing. Investment whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and the Restricted Subsidiaries, (i) intercompany advances arising from their cash management, tax, and accounting operations and (ii) intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value of such Equity Interests or other property as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (including any Indebtedness assumed in connection therewith), plus (A) the cost of all additions thereto and minus (B) the amount of any portion of such Investment that has been repaid to the investor in cash as a repayment of principal or a return of capital, and of any cash payments actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in this clause (B) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto and without duplication of amounts increasing the Available Amount or the Available Equity Amount), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write- offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with GAAP; provided that pending the final determination of the amounts to be so allocated in accordance with GAAP, such allocation shall be as reasonably determined by a Financial Officer. Notwithstanding -34- US-DOCS\114614260.17

anything to the contrary in the foregoing, the purchase of any Permitted Bond Hedge Transaction by the Borrower or any of its Subsidiaries and the performance of its obligations thereunder shall not be an Investment. Investor ISP98 Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance). Issuing Bank Schedule 2.01(b) Credit Commitment and (b) each other Person that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit (including, for the avoidance of doubt, Existing Letters of Credit) to be issued by to Letters of Credit issued by such Affiliate and for all purposes of the Loan Documents. Each Issuing Bank may cause Letters of Credit to be issued by unaffiliated financial institutions and such Letters of Credit shall be treated as issued by such Issuing Bank for all purposes under the Loan Documents. In the event that there is more than one Issuing Bank at any time, references herein and in the other Loan Documents to the Issuing Bank shall be deemed to refer to the Issuing Bank in respect of the applicable Letter of Credit or to all Issuing Banks, as the context requires. Joint Bookrunners means Morgan Stanley Senior Funding, Inc., BofA Securities, Inc., Credit Suisse Loan Funding LLC, Deutsche Bank Securities Inc., Jefferies Finance LLC and BMO Capital Markets Corp. Judgment Currency Section 9.14(b). Junior Financing intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary) that is either (a) secured on a junior basis to the Secured Obligations or (b) subordinated in right of payment to the Loan Document Obligations. JV Preferred Equity Interests Section 6.01(b). Latest Maturity Date to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Other Term Loan, any Other Term Commitment, any Other Revolving Loan or any Other Revolving Commitment, in each case as extended in accordance with this Agreement from time to time. LC Disbursement LC Exposure of Credit that remains available for drawing at such time (including, without limitation, any and all Letters of Credit for which documents have been presented that have not been honored or dishonored) and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.13 or Rule be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. LCT Election ided in Section 1.07. -35- US-DOCS\114614260.17

LCT Test Date Section 1.07. Lead Arrangers BofA Securities, Inc., Credit Suisse Loan Funding LLC, Deutsche Bank Securities Inc., Jefferies Finance LLC and BMO Capital Markets Corp. Lenders evolving Lenders and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment, a Loan Modification Agreement or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto Issuing Bank. Lending Office such Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires, each reference to a Lender shall include its applicable Lending Office. Letter of Credit Agreem pursuant to Section 9.05. A Letter of Credit may be a commercial letter of credit or a standby letter of credit; provided, however, that any commercial letter of credit issued hereunder shall provide solely for cash payment upon presentation of a sight draft; provided, further, that no Issuing Bank shall be required to issue a commercial, trade or documentary letter of credit without its prior consent. Letter of Credit Commitment provided that, as to any Issuing Bank, suc on Schedule 2.01(b) Bank after the Effective Date, the amount notified in writing to the Administrative Agent by the Borrower and such Issuing Bank; provided, further, that the Letter of Credit Commitment of any Issuing Bank may be increased or decreased if agreed in writing between the Borrower and such Issuing Bank (each acting in its sole discretion) and notified to the Administrative Agent. Letter of Credit Expiration Date Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day). Liabilities or unliquidated, absolute, fixed or contingent) of the Borrower and its Subsidiaries taken as a whole, as of the Effective Date after giving effect to the consummation of the Transactions. LIBO Rate (a) for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal LIBOR parable or successor rate established pursuant to Section 2.14, as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations of LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (b) for any interest calculation with respect to an ABR Borrowing on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for dollar deposits with a term of one month commencing that day; -36- US-DOCS\114614260.17 provided that to the extent a comparable or successor rate is established pursuant to Section 2.14, such established rate shall be applied to the applicable Interest Period in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied to the applicable Interest Period as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower. Notwithstanding the foregoing, and solely with respect to a Eurocurrency Borrowing, the Adjusted LIBO Rate will be deemed to be 0% per annum if the Adjusted LIBO Rate calculated pursuant to the foregoing provisions would otherwise be less than 0% per annum. LIBOR LIBOR Screen Rate designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time). Lien encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease be deemed to constitute a Lien. Limited Condition Transaction any Acquisition Transaction or any other acquisition or Investment permitted by this Agreement, (b) any repayment, repurchase or refinancing of Indebtedness with respect to which an irrevocable notice of repayment (or similar irrevocable notice) is required to be delivered and (c) any dividends or distributions on, or redemptions of, equity interests not prohibited by this Agreement declared or requiring irrevocable notice in advance thereof. Loan Document Obligations of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans including all obligations in respect of the L/C Exposure, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to reimburse LC Disbursements and pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to this Agreement and each of the other Loan Documents (including interest and monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding). Loan Documents the Guarantee Agreement, the Collateral Agreement, the Intercreditor Agreements, the other Security Documents, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e), and any other document . Loan Modification Agreement the Administrative Agent, among the Borrower, the Administrative Agent and one or more Accepting Lenders, effecting one or more Permitted Amendments and such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.24. Loan Modification Offer Section 2.24(a). -37- US-DOCS\114614260.17

Loan Parties an Parties and any other Guarantor. Loans London Banking Day banks in the London interbank market. Management Investors of the Borrower and/or any of their respective subsidiaries who are (directly or indirectly through one or more investment vehicles) Investors on the Effective Date. Master Agreement Material Acquisition Subsidiary for consideration (including any assumed Indebtedness) in an aggregate amount equal to or greater than the lesser of (a) $68,750,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period at such time. Material Adverse Effect nce or condition that has had, or could reasonably be expected to have, a materially adverse effect on (a) the business or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) the ability of the Borrower and the Guarantors, taken as a whole, to perform their payment obligations under the Loan Documents or (c) the rights and remedies of the Administrative Agent and the Lenders under the Loan Documents. Material Disposition estricted Subsidiary for consideration (including any assumed Indebtedness) in an aggregate amount equal to or greater than the lesser of (a) $68,750,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period at such time. Material Indebtedness than the Loan Document Obligations), Capital Lease Obligations, unreimbursed drawings under letters of credit, third party Indebtedness obligations evidenced by notes or similar instruments or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding the greater of (a) $68,750,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period at such time; provided that in no event shall any Permitted Receivables Financing be considered Material the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time. Material Subsidiary -owned Restricted Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 5.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter or that is designated by the Borrower as a Material Subsidiary and (b) any group comprising wholly-owned Restricted Subsidiaries that each would not have been a Material Subsidiary under clause (a) but that, taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter. MFN Protection Section 2.20(b). means Morgan Stanley Senior Funding, Inc. and its successors. Multiemployer Plan plan as defined in Section 4001(a)(3) of ERISA. -38- US-DOCS\114614260.17

Net Proceeds or Permitted Investments, including (i) any cash or Permitted Investments received in respect of any non-cash proceeds, including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out (but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds that are actually received and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments that are actually received, minus (b) the sum of (i) all fees and out-of-pocket expenses paid by the Borrower and the Restricted Subsidiaries in connection with search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees), (ii) in the case of a Disposition of an asset (including pursuant to a Sale Leaseback or Casualty Event or similar proceeding), (A) any funded escrow established pursuant to the documents evidencing any Disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction, (B) the amount of all payments that are permitted hereunder and are made by the Borrower and the Restricted Subsidiaries as a result of such event to repay Indebtedness (other than the Loans, any Indebtedness that is secured by a Lien on the Collateral ranking equal in priority (but without regard to the control of remedies) or junior in priority to the Lien on the Collateral securing the Secured Obligations and any Indebtedness that is subordinated in right of payment to the Secured Obligations) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, (C) the pro rata portion of net cash proceeds thereof (calculated without regard to this clause (C)) attributable to minority interests and not available for distribution to or for the account of the Borrower and the Restricted Subsidiaries as a result thereof and (D) the amount of any liabilities directly associated with such asset and retained by the Borrower or the Restricted Subsidiaries and (iii) the amount of all Taxes paid (or reasonably estimated to be payable), including any withholding taxes and other taxes estimated to be payable in connection with the repatriation of such Net Proceeds from a Foreign Subsidiary (or through a chain of Foreign Subsidiaries and Domestic Subsidiaries), and the amount of any reserves established by the Borrower and the Restricted Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case, in respect of such event, provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction. Net Short Lender New Project expansion, relocation, remodeling or substantial modernization of an existing facility, branch, data center or office owned by the Borrower or the Subsidiaries which in fact commences operations and (b) each creation (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market. Non-Accepting Lender Section 2.24(c). Non-Cash Compensation Expense -cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements. Non-Consenting Lender Section 9.02(c). Not Otherwise Applied Equity Amount, as applicable, that was not previously applied pursuant to Section 6.01(a)(xxiv), Section 6.04(n) and (q), Section 6.08(a)(vi)(c), (a)(viii) or Section 6.08(b)(iii) or (b)(iv). Notice of Loan Prepayment shall be substantially in the form of Exhibit S or such other form as may be reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer. -39- US-DOCS\114614260.17

OFAC Section 3.18(c). Offered Amount Section 2.11(a)(ii)(D). Offered Discount Section 2.11(a)(ii)(D). OID Section 2.20(b). Organizational Documents incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity. Other Applicable Indebtedness Section 2.11(h). Other Connection Taxes former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document). Other Loans Modification Agreement. Other Revolving Commitments extended Revolving Commitments that result from a Refinancing Amendment or a Loan Modification Agreement. Other Revolving Loans the Revolving Loans made pursuant to any Other Revolving Commitment or a Loan Modification Agreement. Other Taxes or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19). Other Term Loans or Loan Modification Agreement. Other Term Commitments from a Refinancing Amendment or Loan Modification Agreement. Participant Section 9.04(c)(i). Participant Register Section 9.04(c)(iii). Participating Lender Section 2.11(a)(ii)(C). PBGC successor entity performing similar functions. -40- US-DOCS\114614260.17

Permitted Acquisition provided that (a) with respect to each such Acquisition Transaction, all actions required to be taken with respect to any such newly created or acquired Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and or arrangements for the taking of such actions within the timeframes required by Section 5.11 shall have been made (unless such newly created or acquired Subsidiary is designated as an Unrestricted Subsidiary pursuant to Section 5.15 or is otherwise an Excluded Subsidiary) and (b) after giving effect to any such purchase or other acquisition, no Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall have occurred and be continuing. Permitted Amendment Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.24, applicable to all, or any portion of, the Loans and/or Commitments of any Class of the Accepting Lenders and, providing for (a) an extension of a maturity date and/or (b) Loans and/or Commitments of the Accepting Lenders and/or (c) a change in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders and/or (d) a change to any call protection with respect to the Loans and/or commitments of the Accepting Lenders , and/or (e) additional covenants or other provisions applicable only to periods after the Latest Maturity Date at the time of such Loan Modification Offer (it being understood that to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Loans and/or Commitments, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Loans and/or Commitments or (ii) only applicable after the Latest Maturity Date at the time of such Loan Modification Offer). Permitted Bond Hedge Transaction ent event, reclassification or other change of the common stock of the Borrower) purchased by the Borrower in connection with the issuance of any Permitted Convertible Indebtedness and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of cash determined by reference to the price r securities or property), and cash in lieu of fractional shares of common stock of the Borrower; provided that the other terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith). Permitted Convertible Indebtedness of issuance thereof contains customary conversion and offer to repurchase rights for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith) and (b) is convertible into shares of common stock of the Borrower (or other securities or property following a merger event, reclassification or other change of the common stock of the Borrower), cash or a combination thereof (such amount of cash determined of fractional shares of common stock of the Borrower. Permitted Encumbrances (a) Liens for taxes, assessments or other governmental charges that are not overdue for a period of more than 60 days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (b) re business that secure amounts not overdue for a period of more than 60 days or, if more than 60 days overdue, are unfiled and no other action has been taken to enforce such Liens or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP, in each case so long as such Liens do not individually or in the aggregate have a Material Adverse Effect; -41- US-DOCS\114614260.17

(c) Liens incurred or deposits made in the ordinary course of business (i) in connection with legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary or otherwise supporting the payment of items set forth in the foregoing clause (i); (d) Liens incurred or deposits made to secure the performance of bids, trade contracts, governmental contracts and leases, statutory obligations, surety, stay, customs and appeal bonds, performance bonds, bankers acceptance facilities and other obligations of a like nature (including those to secure health, safety and environmental obligations) and obligations in respect of letters of credit, bank guarantees or similar instruments that have been posted to support the same, incurred in the ordinary course of business or consistent with past practices; (e) easements, encumbrances, rights-of-way, reservations, restrictions, restrictive covenants, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes building codes, encroachments, protrusions, zoning restrictions, and other similar encumbrances and minor title defects or other irregularities in title and survey exceptions affecting real property that, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower and the Restricted Subsidiaries, taken as a whole; (f) Liens securing, or otherwise arising from, judgments not constituting an Event of Default under Section 7.01(j); (g) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Borrower or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments, provided that such Lien secures only the obligations of the Borrower or such subsidiaries in respect of such letter of credit to the extent such obligations are permitted by Section 6.01; (h) rights of set- law or by of the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments; and (i) Liens arising from precautionary Uniform Commercial Code financing statements or any similar filings made or Liens in respect of operating leases entered into by the Borrower or any of its subsidiaries. Permitted First Priority Refinancing Debt any Loan Party in the form of one or more series of senior secured notes or loans; provided that (a) such Indebtedness is secured by a Lien on the Collateral ranking equal in priority (but without regard to control of remedies) with the Lien on the Collateral securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (b) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (c) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (d) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien Intercreditor Agreement and a First Lien/Second Lien Intercreditor Agreement. Permitted First Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor. Permitted Holder (b) any group of which the Persons described in clause (a) are members and any other member of such group; provided that the Persons described in clause (a), without giving effect to the existence of such group or any other group, collectively own, directly or indirectly, Voting Equity Interests in such Person representing a majority of the aggregate -42- US-DOCS\114614260.17 votes entitled to vote for the election of directors of such Person having a majority of the aggregate votes on the Board of Directors of such Person owned by such group. Permitted Investments wer or any Restricted Subsidiary: (a) dollars, euro, pounds, Australian dollars, Swiss Francs, Canadian dollars, Yuan or such other currencies held by it from time to time in the ordinary course of business; (b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or b provided that the full faith and credit of the United States or such member nation of the European Union is pledged in support thereof; (c) time de commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least (x) $250,000,000 in the case of U.S. banks and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks (any such bank meeting the requirements of clause (i) or (ii) above being an Approved Bank acquisition thereof; (d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P- each case with average maturities of not more than 24 months from the date of acquisition thereof; (e) repurchase agreements entered into by any Person with an Approved Bank, a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and surplus in excess of (i) $250,000,000 in the case of U.S. banks and (ii) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks, in each case, for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States or (ii) any member nation of the European Union rated A-2 (or the equivalent thereof) or better by S&P and P- security interest (subject to no other Liens) and having, on the date of purchase thereof, a Fair Market Value of at least 100% of the amount of the repurchase obligations; (f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of (x) $250,000,000 in the case of U.S. banks or other U.S. financial institutions and (y) $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks or other non-U.S. financial institutions or (ii) having a rating of at least A-2 or P- s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (g) securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade (h) investments with average maturities of 24 months or less from the date of acquisition in mutual funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better -43- US-DOCS\114614260.17

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in euro or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction; (j) investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (i) of this definition; (k) with respect to any Foreign Subsidiary: (i) obligations of the national government of the country in which such Foreign Subsidiary is organized or maintains its chief executive office and principal place of business, in each case maturing within one year after the date of investment therein, (ii) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary is organized or doing business and whose short- - - Approved Foreign Bank in each case with maturities of not more than 24 months from the date of acquisition and (iii) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank; and (l) investment funds investing at least 90% of their assets in securities of the types described in clauses (a) through (k) above. Permitted Receivables Financing (including any factoring program) that are non-recourse to the Borrower and the Restricted Subsidiaries (except for (a) recourse to any Foreign Subsidiaries that own the assets underlying such financing (or have sold such assets in connection with such financing), (b) any customary limited recourse or, to the extent applicable only to Foreign Subsidiaries, recourse that is customary in the relevant local market, (c) any performance undertaking or to the extent applicable only to Foreign Subsidiaries, any Guarantee that is customary in the relevant local market and (d) any unsecured parent Guarantee by the Borrower or any Restricted Subsidiary that is a parent company of the relevant Restricted Subsidiary that is party thereto and, in each case, reasonable extensions thereof); provided that, with respect to Permitted Receivables Financings incurred in the form of a factoring program, the outstanding amount of such Permitted Receivables Financing for the purposes of this definition shall be deemed to be equal to the Permitted Receivables Net Investment for the last Test Period. Permitted Receivables Net Investment Permitted Receivables Financing in the form of a factoring program in connection with their purchase of accounts receivable and customary related assets or interests therein, as the same may be reduced from time to time by collections with respect to such accounts receivable and related assets or otherwise in accordance with the terms of such Permitted Receivables Financing (but excluding any such collections used to make payments of commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing in the form of a factoring program which are payable to any Person other than the Borrower or a Restricted Subsidiary). Permitted Refinancing renewal or extension of all or any portion of Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other amounts paid, and fees and expenses incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing revolving commitments unutilized thereunder to the extent that the portion of any existing and unutilized revolving commitment being refinanced was permitted to be drawn under Section 6.01 and Section 6.02 of this Agreement immediately prior to such refinancing (other than by reference to a Permitted Refinancing) and such drawing shall be deemed to have been made, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to clauses (v), (vii), and (xxvii) of Section 6.01(a), Indebtedness resulting from such modification, refinancing, -44- US-DOCS\114614260.17 refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended (other than Customary Bridge Loans), (c) if the Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Loan Document Obligations, Indebtedness resulting from such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, and (d) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to clauses (v), (vii) and (xxvii) of Section 6.01(a), (i) the terms and conditions (excluding as to subordination, interest rate (including whether such interest is payable in cash or in kind), rate floors, fees, discounts and premiums) of Indebtedness resulting from such modification, refinancing, refunding, renewal or extension, taken as a whole, are not materially more favorable to the investors providing such Indebtedness than the terms and conditions of the Indebtedness being modified, refinanced, refunded, renewed or extended (except for covenants or other provisions applicable to periods after the Latest Maturity Date at the time such Indebtedness is incurred) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any such Permitted Refinancing, the terms shall not be considered materially more favorable if such financial maintenance covenant or other covenant is either (A) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of such Permitted Refinancing or (B) only applicable after the Latest Maturity Date at the time of such refinancing); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to such modification, refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (ii) the primary obligor in respect of, and/or the Persons (if any) that Guarantee, the Indebtedness resulting from such modification, refinancing, refunding, renewal or extension are the primary obligor in respect of, and/or Persons (if any) that Guaranteed the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, it is understood that a Permitted Refinancing may constitute a portion of an issuance of Indebtedness in excess of the amount of such Permitted Refinancing; provided that such excess amount is otherwise permitted to be incurred under Section 6.01. For the avoidance of doubt, it is understood and agreed that a Permitted Refinancing includes successive Permitted Refinancings of the same Indebtedness. Permitted Second Priority Refinancing Debt any Loan Party in the form of one or more series of junior lien secured notes or junior lien secured loans; provided that (i) such Indebtedness is secured by a Lien on the Collateral ranking junior in priority to the Lien on the Collateral securing the Secured Obligations and is not secured by any property or assets of the Borrower or any Subsidiary other than the Collateral, (ii) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (iii) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity of the Refinanced Debt and (iv) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to a First Lien/Second Lien Intercreditor Agreement. Permitted Second Priority Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor. Permitted Transferees respect to any Person that is a natural person (and any Permitted -spouse, children, step-children and their respective lineal descendants and (b) without duplication with any of the foregoing, was an Affiliate of such Person upon the death of such Person and who, upon such death, directly or indirectly owned Equity Interests in the Borrower. Permitted Unsecured Refinancing Debt Loan Party in the form of one or more series of senior unsecured notes or loans; provided that (i) such Indebtedness constitutes Credit Agreement Refinancing Indebtedness in respect of Loans (including portions of Classes of Loans or Other Loans), (ii) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the maturity -45- US-DOCS\114614260.17 of the Refinanced Debt and (iii) such Indebtedness is not secured by any Lien on any property or assets of the Borrower or any Restricted Subsidiary. Permitted Unsecured Refinancing Debt will include any Registered Equivalent Notes issued in exchange therefor. Permitted Warrant Transaction equivalent derivative transaction) relating a merger event, reclassification or other change of the common stock of the Borrower) sold by the Borrower substantially concurrently with any purchase by the Borrower of a Permitted Bond Hedge Transaction and settled in common stock of the Borrower (or such other securities or property), cash or a combination thereof (such amount of roperty), and cash in lieu of fractional shares of common stock of the Borrower; provided that the terms, conditions and covenants of each such transaction shall be such as are customary for transactions of such type (as determined by the board of directors of the Borrower, or a committee thereof, in good faith). Person son, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity. Plan Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Loan Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to Planned Expenditures Platform Section 5.01. Post-Transaction Period on which such Specified Transaction is consummated and ending on the last day of the eighth full consecutive fiscal quarter of the Borrower immediately following the date on which such Specified Transaction is consummated. Prepayment Event (a) any sale, transfer or other Disposition pursuant to Section 6.05(k) of any property or asset of the Borrower or any of the Restricted Subsidiaries (other than Dispositions resulting in aggregate Net Proceeds not exceeding $15,000,000 in the case of any single transaction or series of related transactions) (each such ev Asset Sale Prepayment Event (b) the incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness, other than Indebtedness permitted under Section 6.01 (other than Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt, Permitted Second Priority Refinancing Debt and Other Term Loans resulting from a Refinancing Amendment) or permitted by the Required Lenders pursuant to Section 9.02. Present Fair Saleable Value an independent willing buyer if the assets of the Borrower and its Subsidiaries taken as a whole are sold with -length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated. primary obligor Prime Rate te shall be effective from and including the date such change is publicly announced as being effective. -46- US-DOCS\114614260.17

Pro Forma Adjustment accordance with clause (b) of the definition of that term. Pro Forma Basis Pro Forma Compliance Pro Forma Effect with any test, financial ratio or covenant hereunder required by the terms of this Agreement to be made on a Pro Forma Basis, that (a) to the extent applicable, the Pro Forma Adjustment shall have been made and (b) all Specified Transactions and the following transactions in connection therewith that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made shall be deemed to have occurred as of the first day of the applicable period of measurement in such test, financial ratio or covenant: (i) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (A) in the case of a Disposition of all or substantially all Equity Interests in any subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of the Restricted Subsidiaries, shall be excluded, and (B) in the case of a Permitted Acquisition or Investment described Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith (but without giving effect to any simultaneous incurrence of any Indebtedness pursuant to any fixed dollar basket or Consolidated EBITDA grower basket or under any Revolving Credit Facility) and with respect to any determinations of interest, (x) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination, (y) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP, and (z) interest on any Indebtedness under a revolving credit facility or a Permitted Receivables Financing computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, and (iv) Available Cash shall be calculated on the date of the consummation of the Specified Transaction after giving pro forma effect to such Specified Transaction (other than, for the avoidance of doubt, the cash proceeds of any Indebtedness the incurrence of which is a Specified Transaction or that is incurred to finance such Specified Transaction); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test, financial ratio or covenant solely to the extent that such adjustments are consistent with the definition of (including cost savings, operating expense reductions and synergies) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and any of the Restricted Subsidiaries and (z) reasonably identifiable and factually supportable or (ii) otherwise consistent with the Pro Forma Disposal Adjustment -quarter period that includes all or a portion of a fiscal quarter included in any Post-Transaction Period with respect to any Sold Entity or Business, the pro forma increase or decrease in Consolidated EBITDA projected by the Borrower in good faith as a result of contractual arrangements between the Borrower or any Restricted Subsidiary entered into with such Sold Entity or Business at the time of its disposal or within the Post-Transaction Period and which represent an increase or decrease in Consolidated EBITDA which is incremental to the Disposed EBITDA of such Sold Entity or Business for the most recent four-quarter period prior to its disposal. Pro Forma Entity eans any Acquired Entity or Business or any Converted Restricted Subsidiary. Proposed Change Section 9.02(c). PTE exemption may be amended from time to time. Public Company Costs ng to compliance with the provisions of the Exchange Act (and any similar Requirement of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt -47- US-DOCS\114614260.17 and other executive costs, legal and other professional fees, listing fees and other costs associated with being a public company. Public Lender Section 5.01. Purchasing Borrower Party QFC Credit Support Section 9.21. Qualified Equity Interests means Equity Interests in the Borrower other than Disqualified Equity Interests. Qualifying Lender Section 2.11(a)(ii)(D). Rating Agency Receivables Subsidiary Receivables Financing and any other subsidiary (other than any Loan Party) involved in a Permitted Receivables Financing which is not permitted by the terms of such Permitted Receivables Financing to guarantee the Loan Document Obligations or provide Collateral. Refinanced Debt Refinancing Amendment (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide all or any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21. Register Section 9.04(b)(iv). Registered Equivalent Notes private placement transaction under the Securities Act of 1933, substantially identical notes (having substantially the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC. Regulated Bank n the deposits of which are insured by the Federal Deposit Insurance Corporation, (ii) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (iii) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors under 12 C.F.R. part 211, (iv) a non- U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (iii), or (v) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction. Related Parties directors, officers, employees, trustees, agents, controlling persons, advisors and other representatives of such Person Release sit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) and including the environment within any building or other structure. Relevant Governmental Body York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto. Removal Effective Date Article VIII. -48- US-DOCS\114614260.17

Repricing Transaction r than any Indebtedness incurred in connection with any transaction that would, if consummated, constitute a Change in Control, a Material Acquisition or a Material Disposition, in the form of a dollar-denominated term B loan that is broadly marketed or syndicated to banks and other institutional investors (i) having an Effective Yield for the respective Type of such Indebtedness that is less than the Effective Yield for the Term Loans of the respective equivalent Type, and (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Term Loans or (b) any effective reduction in the Effective Yield for the Term Loans (e.g., by way of amendment, waiver, consent or otherwise), except for a reduction in connection with any transaction that would, if consummated, constitute a Change in Control, a Material Acquisition or a Material Disposition. Any determination by the Administrative Agent with respect to whether a Repricing Transaction shall have occurred shall be conclusive and binding on all Lenders holding the Term Loans. Required Additional Debt Terms Customary Bridge Loans, such Indebtedness does not mature earlier than the Latest Maturity Date, (b) such Indebtedness (other than Customary Bridge Loans) does not have mandatory redemption features (other than Customary Exceptions) that could result in redemptions of such Indebtedness prior to the Latest Maturity Date (it Indebtedness that is secured (i) is not secured by any assets not securing the Secured Obligations, (ii) is subject to the relevant Intercreditor Agreement(s) and (iii) is subject to security agreements relating to such Indebtedness that are substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Administrative Agent and the Borrower) and (e) the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions) are not materially more favorable (when taken as a whole) to the lenders or investors providing such Indebtedness than the terms and conditions of this Agreement (when taken as a whole) are to the Lenders (except for covenants or other provisions applicable only to periods after the Latest Maturity Date at such time) (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Indebtedness, no consent shall be required by the Administrative Agent or any of the Lenders if such financial maintenance covenant or other covenant is either (i) also added for the benefit of any corresponding Loans remaining outstanding after the issuance or incurrence of any such Indebtedness in connection therewith or (ii) only applicable after the Latest Maturity Date at such time); provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the documentation relating thereto, stating that Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement, shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees). Required Class Lenders Section 9.02(b). Required Lenders Commitments representing more than 50.0% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time; provided that (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required Lenders. Required Revolving Lenders unused Revolving Commitments representing more than 50.0% of the aggregate Revolving Exposures and unused Revolving Commitments at such time; provided that (a) the Revolving Exposures and unused Revolving Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded for purposes of making a determination of Required Revolving Lenders. -49- US-DOCS\114614260.17

Required Term Loan Lenders of the aggregate outstanding Term Loans at such time; provided that (a) the Term Loans of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans of each Defaulting Lender, shall, in each case of clauses (a) and (b), be excluded purposes of making a determination of Required Term Loan Lenders. Requirements of Law with respect to any Person, any statutes, laws, treaties, rules, regulations, official administrative pronouncements, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. Resignation Effective Date Article VIII. Resolution Authority a UK Resolution Authority. Responsible Officer officer, chief financial officer, president, vice president, treasurer or assistant treasurer, secretary or assistant secretary or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies, partnerships or other Loan Parties that do not have officers, any director, manager, sole member, managing member, general partner or other authorized signatory thereof and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Restricted Debt Payment Section 6.08(b). Restricted Payment cash, securities or other property) with respect to any Equity Interests in the Borrower or any other Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any other Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests. Restricted Subsidiary y Subsidiary other than an Unrestricted Subsidiary. Retained Declined Proceeds Section 2.11(e). Revolving Acceleration Section 7.01. Revolving Availability Period earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments. Revolving Commitment ender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Lender pursuant to an Assignment and Assumption or (ii) a Refinancing forth on Schedule 2.01(b), or in the Assignment and Assumption, Loan Modification Agreement or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The -50- US-DOCS\114614260.17

Revolving Credit Facility Revolving Loans and Letters of Credit. Revolving Exposure Equivalent of th such time. Revolving Lender terminated or expired, a Lender with Revolving Exposure. Revolving Loan Section 2.01. Revolving Maturity Date April 22, 2025 (or, with respect to any Revolving Lender that has extended its Revolving Commitment pursuant to a Permitted Amendment, the extended maturity date, set forth in any such Loan Modification Agreement). Run Rate Benefits S&P Sale Leaseback any other Restricted Subsidiary (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of. Sanctions without limitation, sanctions enforced by OFAC), the United Nations Security Council, the European Union or Her SEC of its principal functions. Secured Cash Management Obligations t and performance of all obligations of the Borrower and the Restricted Subsidiaries in respect of any overdraft, reimbursement and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs, letters of credit or any automated clearing house transfers of funds Cash Management Services or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date, (c) owed to a Person that is an Agent, a Lender or an Affiliate of an Agent or Lender at the time such obligations are incurred or (d) any other Person identified by the Borrower to the Administrative Agent providing Cash Management Services in the form of letters of credit to the Borrower or any Restricted Subsidiary; it being understood that each such provider of such Cash Management Services to the Borrower or any Subsidiary shall be deemed (i) to appoint the Administrative Agent and the Collateral Agent as its agents under the applicable Loan Documents and (ii) to agree to be bound by the provisions of Article VIII, Section 9.03, Section 9.09 and any applicable Intercreditor Agreement as if it were a Lender; provided that the Dollar Equivalent of the aggregate face amount of letters of credit issued and outstanding constituting Cash Management Services shall not at any time exceed $5,000,000. Secured Leverage Ratio any date, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the Test Period as of such date. -51- US-DOCS\114614260.17

Secured Obligations Obligations and (c) the Secured Swap Obligations (excluding with respect to any Loan Party, Excluded Swap Obligations of such Loan Party). Secured Parties each Lender and Issuing Bank, (b) the Administrative Agent and the Collateral Agent, (c) each Joint Bookrunner, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations and (f) the permitted successors and assigns of each of the foregoing. Secured Swap Obligations each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent as of the Effective Date, or (c) is entered into after the Effective Date with any counterparty that is a Lender, an Agent or an Affiliate of a Lender or an Agent at the time such Swap Agreement is entered into. Security Documents agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 4.01(f), Section 5.11, Section 5.12 or Section 5.14 to secure any of the Secured Obligations. Seller Senior Representative Permitted Second Priority Refinancing Debt or other Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities. Significant Subsidiary taken together, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements are available, had revenues or total assets for such quarter in excess of 10.0% of the consolidated revenues or total assets, as applicable, of the Borrower for such quarter; provided that, solely for purposes of Sections 7.01(h) and (i), each Restricted Subsidiary forming part of such group is subject to an Event of Default under one or more of such Sections. Similar Business Restricted Subsidiaries on the Effective Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto. SOFR Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the SOFR-Based Rate Sold Entity or Business ed Solicited Discount Proration Section 2.11(a)(ii)(D). Solicited Discounted Prepayment Amount Section 2.11(a)(ii)(D). Solicited Discounted Prepayment Notice a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit M. -52- US-DOCS\114614260.17

"Solicited Discounted Prepayment Offer" means the irrevocable written offer by each Lender, substantially in the form of Exhibit N, submitted following the Administrative Agent's receipt of a Solicited Discounted Prepayment Notice.

"Solicited Discounted Prepayment Response Date" has the meaning assigned to such term in Section 2.11(a)(ii)(D).

"Solvent" means (a) the Fair Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (b) the Present Fair Saleable Value of the assets of the Borrower and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities, (c) the Borrower and its Subsidiaries on a consolidated basis taken as a whole after consummation of the Transactions is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern for the period from the date hereof through the Latest Maturity Date taking into account the nature of, and the needs and anticipated needs for capital of, the particular business or businesses conducted or to be conducted by the Borrower and its Subsidiaries on a consolidated basis as reflected in the projected financial statements and in light of the anticipated credit capacity and (d) for the period from the date hereof through the Latest Maturity Date, the Borrower and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Borrower and its Subsidiaries as reflected in the projected financial statements and in light of the anticipated credit capacity.

"Special Purpose Entity" means a direct or indirect subsidiary of the Borrower, whose organizational documents contain restrictions on its purpose and activities and impose requirements intended to preserve its separateness from the Borrower and/or one or more Subsidiaries of the Borrower.

"Specified Acquisition Agreement Representations" means the representations and warranties made by, or with respect to, the Seller, the Target Companies and their subsidiaries in the Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower has the right (taking into account applicable cure provisions) to terminate its obligations under the Acquisition Agreement or to decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement) as a result of a breach of such representations and warranties in the Acquisition Agreement.

"Specified Discount" has the meaning assigned to such term in Section 2.11(a)(ii)(B).

"Specified Discount Prepayment Amount" has the meaning assigned to such term in Section 2.11(a)(ii)(B).

"Specified Discount Prepayment Notice" means an irrevocable written notice of a Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit I.

"Specified Discount Prepayment Response" means the irrevocable written response by each Lender, substantially in the form of Exhibit J, to a Specified Discount Prepayment Notice.

"Specified Discount Prepayment Response Date" has the meaning assigned to such term in Section 2.11(a)(ii)(B).

"Specified Discount Proration" has the meaning assigned to such term in Section 2.11(a)(ii)(B).

"Specified Incremental Term Loans" means, at any date of determination, an amount equal to (a) the greater of (i) $137,500,000 and (ii) 50% of Consolidated EBITDA for the Test Period then last ended minus (b) the aggregate principal amount of Incremental Term Loans and/or Incremental Equivalent Debt designated by the Borrower in its sole discretion as Specified Incremental Term Loans that is outstanding at such time.

"Specified Representations" means the representations and warranties of the Borrower and the Guarantors set forth in Section 3.01(a) and (b), Section 3.02, Section 3.03(b)(i), Section 3.08, Section 3.14, Section 3.16, Section 3.18(a), Section 3.18(b) and Section 3.02(c) of the Collateral Agreement.

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Specified Transaction repayment of Indebtedness, Restricted Payment, subsidiary designation, New Project or other event that by the terms with a test or covenant hereunder or requires such test or Spot Rate applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or Issuing Bank if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in currency other than dollars. SPV Section 9.04(e). Standstill Period signed to such term in Section 7.01(d). Starter Basket Statutory Reserve Rate numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors, and if any Lender is required to comply with the requirements of The Bank of England and/or the Prudential Regulation Authority (or any authority that replaces any of the functions thereof) or the requirements of the European Central Bank. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. Submitted Amount Section 2.11(a)(ii)(C). Submitted Discount in Section 2.11(a)(ii)(C). subsidiary parent company, partnership, association or other entity the accounts of which would be consolidated with those of the parent as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Subsidiary Subsidiary Loan Party Agreement and (b) any other Domestic Subsidiary of the Borrower that may be designated by the Borrower (by way of delivering to the Collateral Agent a supplement to the Collateral Agreement and a supplement to the Guarantee Agreement, in each case, duly executed by such Subsidiary) in its sole discretion from time to time to be a guarantor -54- US-DOCS\114614260.17 in respect of the Secured Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.11 as if it were newly acquired and not an Excluded Subsidiary, in each case unless it ceases to be a Subsidiary Loan Party in accordance with this Agreement. Successor Borrower Section 6.03(d). Supported QFC Section 9.21. Swap 1a(47) of the Commodity Exchange Act. Swap Agreement forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such Master Agreement gations or liabilities under any Master Agreement. Notwithstanding anything to the contrary in the foregoing, neither any Permitted Bond Hedge nor any Permitted Warrant Transaction shall be a Swap Agreement. Swap Obligation son, any obligation to pay or perform under any Swap. Notwithstanding anything to the contrary in the foregoing, obligations to pay or perform under any Permitted Bond Hedge Transaction or Permitted Warrant Transaction shall not be a Swap Obligation. Target Companies of Ontario, Canada, Libra Finco (Cayman) Ltd., an exempted company incorporated under the laws of the Cayman Islands, 2574147 Ontario Inc., a corporation existing under the laws of Ontario, Canada, Libra Finco GP Ltd., an exempted company incorporated under the laws of the Cayman Islands, and Libra Acquireco Limited (no. 11394532), a company incorporated and registered under the laws of the England and Wales whose registered office is at 475 The Boulevard Capability Green, Luton, LU1 3LU. Taxes assessments or withholdings (including backup withholdings) imposed by any Governmental Authority, including any interest, additions to tax and penalties applicable thereto. Term Commitment make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Term Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to Commitment is set forth on Schedule 2.01(a) or in the Assignment and Assumption pursuant to which such Term Lender shall have assumed its Term Commitment, as the case may be. As of the date hereof, the total Term Commitment is $1,004,700,000. Term Facility he Term Loans and any Incremental Term Loans or any refinancing thereof. Term Lenders Schedule 2.01(a) and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Facility Amendment in respect of any Term Loans, Loan Modification Agreement or a Refinancing Amendment in respect of any Term Loans, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. -55- US-DOCS\114614260.17

Term Loan de pursuant to clause (a) of Section 2.01. Term Maturity Date April 22, 2027. Term SOFR -looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body. Termination Date Document Obligations (other than in respect of contingent indemnification and contingent expense reimbursement claims not then due) have been paid in full and (c) all Letters of Credit (other than those that have been 100% Cash Collateralized) have been cancelled or have expired (without any drawing having been made thereunder that has not been rejected or honored) and all amounts drawn or paid thereunder have been reimbursed in full. Test Period , the most recently completed four consecutive fiscal quarters of the Borrower ending on or prior to such date for which financial statements have been (or were required to have been) delivered pursuant to Section 5.01(a) or 5.01(b); provided that, prior to the first date after the Effective Date on which financial statements have been delivered pursuant to Section 5.01(a) or 5.01(b), as applicable, the Test Period in effect shall be the period of four consecutive fiscal quarters of the Borrower ended December 31, 2019. Total Leverage Ratio Consolidated EBITDA for the Test Period as of such date. Transactions the Term Loans on the Effective Date and the consummation of the other transactions contemplated by this Agreement, (d) the consummation of any other transactions in connection with the foregoing (including in connection with the Acquisition Documents), (e) the supplemental indenture to be entered into in respect of the Existing Convertible Notes pursuant to the Third Amendment to Investment Agreement dated as of February 24, 2020 by and among inter alios the Borrower and Silver Lake Alpine, L.P. (f/k/a Silver Lake Credit Partners, L.P.), a Delaware limited partnership and (f) the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Costs). Transaction Costs Target Companies or any of their subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby. Type or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate. UCC Uniform Commercial Code in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or governed by the Uniform Commercial Code as in effect in a U.S. jurisdiction other than the State of New York, the an the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions. UCP and Practice for Documentary Credits, International Chamber of ICC UK Financial Institution he PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms. -56- US-DOCS\114614260.17

UK Resolution Authority responsibility for the resolution of any UK Financial Institution. Unadjusted Benchmark Replacement Replacement Adjustment. Unaudited Financial Statements the unaudited consolidated balance sheets of the Target Companies and their respective consolidated subsidiaries as of the fiscal year ended December 31, 2019 and the related consolidated statements of profits and losses. Unrestricted Subsidiary rrower as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date and (b) any Subsidiary of any such Unrestricted Subsidiary. USA Patriot Act to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time. U.S. Special Resolution Regimes term in Section 9.21. U.S. Tax Compliance Certificate Section 2.17(e)(2)(D). Vehicles vehicles covered by a certificate of title law of any state and all tires and other appurtenances to any of the foregoing. Voting Equity Interests to the Board of Directors of the issuer thereof. Shares of preferred stock that have the right to elect one or more directors to the Board of Directors of the issuer thereof only upon the occurrence of a breach or default by such issuer thereunder shall not be considered Voting Equity Interests as long as the directors that may be elected to the Board of Directors of the issuer upon the occurrence of such a breach or default represent a minority of the aggregate voting power of all directors of Board of Directors of the issuer. The percentage of Voting Equity Interests of any issuer thereof beneficially owned by a Person shall be determined by reference to the percentage of the aggregate voting power of all Voting Equity Interests of such issuer that are represented by the Voting Equity Interests beneficially owned by such Person. Weighted Average Life to Maturity years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness. wholly-owned subsidiary qualifying shares and (b) nominal shares issued to foreign nationals or other Persons to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more wholly- owned subsidiaries of such Person or by such Person and one or more wholly-owned subsidiaries of such Person. Withdrawal Liability from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA. Write-Down and Conversion Powers - down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, -57- US-DOCS\114614260.17 securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers. SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans and SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, fer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement inclusive. SECTION 1.04 Accounting Terms; GAAP; Certain Calculations. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP as in effect from time to time. (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or utilization of any basket contained in this Agreement, Consolidated EBITDA, Consolidated Total Assets, the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis to give effect to all Specified Transactions (including the Transactions) that have been made during the applicable period of measurement or subsequent to such period and prior to or simultaneously with the event for which the calculation is made, and to the extent the proceeds of any new Indebtedness are to be used to repay other Indebtedness pursuant to escrow or similar arrangements no later than 60 days following the incurrence of such new Indebtedness, the Borrower shall be permitted to give Pro Forma Effect to such repayment of Indebtedness. (c) or similar language, such consolidation shall not include any Subsidiaries of the Borrower other than the Restricted Subsidiaries. (d) In the event that the Borrower elects to prepare its financial statements in accordance with IFRS and such election results in a change in the method of calculation of financial covenants, standards or terms (collectively, Accounting Changes nt, the Borrower and the Administrative Agent agree to enter into good faith negotiations in order to amend such provisions of this Agreement (including the levels applicable herein to any computation of the Total Leverage Ratio, the First Lien Leverage Ratio, the Secured Leverage Ratio and the Fixed Charge Coverage Ratio) so as to reflect equitably the Accounting Changes with the desired result that the criteria for ange as if such change had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the -58- US-DOCS\114614260.17

Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed in accordance with GAAP (as determined in good faith by a Responsible Officer of the Borrower) (it being agreed that the reconciliation between GAAP and IFRS used in such determination shall be made available to Lenders) as if such change had not occurred. (e) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any financial ratio or test (including, without limitation, Section 6.10, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test, the amount of Consolidated EBITDA and/or Consolidated Total Assets), such financial ratio or test shall be calculated at the time such action is taken (subject to Section 1.07), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such financial ratio or test occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be. (f) Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, Section 6.10, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) Fixed Amounts entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with a financial ratio or test (including, without limitation, Section 6.10, any First Lien Leverage Ratio test, any Secured Leverage Ratio test, any Total Leverage Ratio test and/or any Fixed Charge Coverage Ratio test) (any such amounts, the Incurrence-Based Amounts calculation of the financial ratio or test applicable to the Incurrence-Based Amounts. (g) For the avoidance of doubt, in connection with the incurrence of any Indebtedness under Section 2.20, the definitions of Required Lenders, Required Revolving Lenders and Required Term Loan Lenders shall be calculated on a Pro Forma Basis in accordance with this Section 1.04, Section 2.20 provided that any waiver, amendment or modification obtained on such basis (i) will not become operative until substantially contemporaneously with the incurrence of such Indebtedness, (ii) is not required in order to avoid a covenant Default and (iii) does not affect the rights or duties under this Agreement of Lenders holding Loans or Commitments of any then outstanding Class but not the Lenders in respect of such Indebtedness to be incurred. SECTION 1.05 Effectuation of Transactions. All references herein to the Borrower and its subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires. SECTION 1.06 Currency Translation; Rates. (a) Notwithstanding anything herein to the contrary, for purposes of any determination under Article V, Article VI (other than Section 6.10) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than dollars shall be translated into dollars at the Spot Rate (rounded to the nearest currency unit, with 0.5 or more of a currency unit being rounded upward); provided, however, that for purposes of determining compliance with Article VI with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided, further, that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of any determination of Consolidated Total Debt or Consolidated EBITDA, amounts in currencies other than dollars shall be translated into dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b). Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with -59- US-DOCS\114614260.17 of any country and any relevant market conventions or practices relating to such change in currency. (b) The Administrative Agent does not warrant nor accept any responsibility nor shall the Agent have any liability with respect to (i) any Benchmark Replacement Conforming Changes, (ii) the administration, submission or any matter relating to the rates in the definition of Eurodollar Rate or with respect to any rate that is an alternative, comparable or successor rate thereto or (iii) the effect of any of the foregoing. SECTION 1.07 Limited Condition Transactions. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, for purposes of: (a) determining compliance with any provision of this Agreement (other than Section 6.10) which requires the calculation of the Fixed Charge Coverage Ratio, the Total Leverage Ratio, the Secured Leverage Ratio or the First Lien Leverage Ratio; (b) determining the accuracy of representations and warranties and/or whether a Default or Event of Default (or any subset of Defaults or Events of Default) shall have occurred and be continuing or would result from an action (other than any condition precedent to any borrowing under the Revolving Credit Facility); or (c) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA or Consolidated Total Assets or by reference to the Available Amount or the Available Equity Amount) (including the incurrence of any Incremental Facility); in each case, in connection with a Limited LCT Election LCT Election to be made on or prior to (a) in the case of any Limited Condition Transaction described in clause (a) the date of execution of, at the option of the Borrower, the definitive agreement related to such Limited Condition Transaction, or (b) with respect to any Limited Condition Transaction described in clause irrevocable notice with respect thereto (provided that, in each case, the Borrower may subsequently elect to rescind such LCT Election), and the date of determination of whether any such Limited Condition Transaction (including any Specified Transaction or other action in connection therewith) is permitted hereunder shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into or the date of delivery of irrevocable LCT Test Date , and if, after giving Pro Forma Effect to the Limited Condition Transaction, the Specified Transactions and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date (including with respect to the incurrence of Indebtedness) are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations; however, if any ratios improve or baskets increase as a result of such fluctuations, such improved ratios or increased baskets may be utilized. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of the incurrence ratios subject to the LCT Election on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement or notice, as applicable, for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. -60- US-DOCS\114614260.17

SECTION 1.08 Cashless Rollovers. Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, to the extent that any Lender extends the maturity date of, or replaces, renews or refinances, any of its then-existing Loans with Other Revolving Loans, Incremental Term Loans, Other Term Loans or loans incurred under a new credit facility, in each case, to the extent such extension, replacement, approved by the Borrower, the Administrative Agent and such Lender, such extension, replacement, renewal or refinancing shall be deemed to comply with any requirement hereunder or any other Loan Document that such SECTION 1.09 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any other document, agreement and instrument entered into by applicable Issuing Bank and the Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time. SECTION 1.10 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). SECTION 1.11 Additional Alternative Currencies. The Borrower may from time to time request that Letters of Credit be issued in a currency other than dollars; provided that such requested currency is an Eligible Currency. Such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Banks. Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the issuance, extension or increase of any Letter of Credit to be issued in such currency (or such other time or date as may be reasonably agreed by the Administrative Agent and the applicable Issuing Banks). The Administrative Agent shall promptly notify the applicable Issuing Banks thereof. The applicable Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit, as the case may be, in such requested currency. Any failure by an Issuing Bank to respond to such request within the time period specified in the preceding clause (b) shall be deemed to be a refusal by such Issuing Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and the applicable Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and (A) the Administrative Agent and the applicable Issuing Bank may amend the definition of LIBO Rate for any currency for which there is no published LIBO Rate with respect thereto to the extent necessary to add the applicable LIBO Rate for such currency and (B) to the extent the definition of LIBO Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency, for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.11, the Administrative Agent shall promptly so notify the Borrower. ARTICLE II THE CREDITS SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Term Lender agrees to make a Term Loan to the Borrower on the Effective Date denominated in dollars in a principal amount not exceeding its Term Commitment and (b) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in dollars from time to time during the Revolving Availability Period in an aggregate Commitment. The Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. -61- US-DOCS\114614260.17

SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and, other than as expressly provided herein with respect (b) Subject to Section 2.14, each Revolving Loan Borrowing and Term Loan Borrowing denominated in dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that all Borrowings made on the Effective Date must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity (which may be in an indemnity letter or a Borrowing Request) extending the benefits of Section 2.16 to lenders in respect of such Borrowings. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement. (c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of three Eurocurrency Borrowings that are Term Loans outstanding and seven Eurocurrency Borrowings that are Revolving Loans outstanding (or, in any case, such greater number of Eurocurrency Borrowings as the Administrative Agent may reasonably agree). SECTION 2.03 Requests for Borrowings. To request a Revolving Loan Borrowing or Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request, which notice may be given by (A) telephone or (B) a Borrowing Request; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Borrowing Request. Each such notice must be received by the Administrative Agent (a) in the case of a Eurocurrency Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, (x) not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing in the case of a Borrowing that is less than $30,000,000 and (y) not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing in the case of a Borrowing that is equal to or greater than $30,000,000; provided that any such notice of an ABR Revolving Loan Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given no later than 2:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and shall be delivered by hand delivery, facsimile or other electronic transmission (or, if requested by telephone, promptly confirmed in writing by hand delivery, facsimile or other electronic transmission) to the Administrative Agent and shall be signed by the Borrower. Each such Borrowing Request shall specify the following information: (i) whether the requested Borrowing is to be a Term Loan Borrowing, a Revolving Loan Borrowing or a Borrowing of any other Class (specifying the Class thereof); (ii) the aggregate amount of such Borrowing; (iii) the date of such Borrowing, which shall be a Business Day; (iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall b -62- US-DOCS\114614260.17

(vi) which shall comply with the requirements of Section 2.06 or, in the case of any ABR Revolving Loan Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement, and (vii) except on the Effective Date, that, as of the date of such Borrowing, the conditions set forth in Section 4.02(a) and Section 4.02(b) are satisfied. If no election as to the Type of Borrowing is specified as to any Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of Borrowing. SECTION 2.04 [Reserved]. SECTION 2.05 Letters of Credit. (a) General. Subject to the terms and conditions set forth herein (including Section 2.22), each Issuing Bank that is so requested by the Borrower agrees, in reliance upon the agreement of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in dollars or any Alter own account (or for the account of any Restricted Subsidiary so long as the Borrower and such other Restricted Subsidiary are co-applicants and jointly and severally liable in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard policies and procedures of such Issuing Bank, at any time and from time to time during the period from the Effective Date until the Letter of Credit Expiration Date; provided, that Jefferies Finance LLC or any of its Affiliates shall not be required to issue Letters of Credit denominated in any currency other than dollars. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Subject to the terms and conditions hereof, the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired (without any drawing having been made thereunder that has not been rejected or honored) or that have been drawn upon and reimbursed. (b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section 2.05), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit or bank guarantee application A Letter of Credit shall be issued, amended, renewed or extended by an Issuing Bank only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (ii) the aggregate LC Exposure shall not exceed the aggregate Letter of Credit Commitments and (iii) the LC Exposure of such Issuing Bank shall not exceed the Letter of Credit Commitments of such Issuing Bank. No Issuing Bank shall be under any obligation to issue (or amend) any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing (or amending) the Letter of Credit, or any law applicable to such Issuing Bank any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank -63- US-DOCS\114614260.17 shall prohibit the issuance (or amendment) of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Bank in good faith deems material to it, (ii) except as otherwise agreed by such Issuing Bank, the Letter of Credit is in an initial stated amount less than $100,000 or (iii) any Lender is at that time a Defaulting Lender, if after giving effect to Section 2.22(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued (or amended) or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure. Notwithstanding the foregoing, no Issuing Bank shall be required to issue a commercial, trade or documentary Letter of Credit unless agreed by such Issuing Bank. (c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent any written notice thereof required under paragraph (m) of this Section and each Issuing Bank hereby agrees to give such notice. (d) Expiration Date. Unless cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank, each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to close of business on the next succeeding Business Day; provided, however, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be extended automatically for additional consecutive periods of one year or less (but not beyond the Letter of Credit Expiration Date) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed. (e) Participations. (i) By the issuance of a Letter of Credit or an amendment to a Letter of Credit increasing the amount thereof, and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby irrevocably and unconditionally acquires from such Issuing Bank without recourse or warranty (regardless of whether the conditions set forth in Section 4.02 shall have been satisfied), a participation in su available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (f) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. (ii) At any time after an Issuing Bank has made a payment under any Letter of Credit and has Disbursement in respect of such payment in accordance with Section 2.05(e)(i), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related unreimbursed amount of the applicable LC Disbursement or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative -64- US-DOCS\114614260.17

Agent will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent. (iii) If any payment received by the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(e)(i) is required to be returned under any of the circumstances described in Section 9.08 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of the applicable Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement. (f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank through the Administrative Agent, with notice of such payment given to the Issuing Bank, an amount equal to such LC Disbursement not later than 4:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, if such LC Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Loan Borrowing, in each case in an equivalent amount, and, to the extent so financed, the Borrowing. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Bank through the Administrative Agent in such Alternative Currency, unless (A) the Issuing Bank (at its option) shall have specified in such notice that it will require reimbursement in dollars, or (B) in the absence of any such requirement for reimbursement in dollars, the Borrower shall have notified the Issuing Bank promptly following receipt of the notice of the LC Disbursement that the Borrower will reimburse the Issuing Bank in dollars. In the case of any such reimbursement in dollars of a LC Disbursement under a Letter of Credit denominated in an Alternative Currency, the Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement promptly following the determination thereof. In the event that (A) a LC Disbursement denominated in an Alternative Currency is to be reimbursed in dollars pursuant to the second sentence in this Section 2.05(f) and (B) the dollar amount paid by the Borrower, whether on or after the date of the LC Disbursement, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the LC Disbursement, the Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the LC Disbursement. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in ntage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent in dollars its Applicable Percentage of the payment then due from the Borrower, and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from or on behalf of the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement. (g) Obligations Absolute. The Bo paragraph (f) of this Section 2.05 and the obligations of the Revolving Lenders as provided in paragraph (e) of this Section 2.05 is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any of the other Loan Documents, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank -65- US-DOCS\114614260.17 under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) the occurrence of any Default or Event of Default, (v) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have at any time against any beneficiary, the Issuing Bank or any not the protection of the Borrower or any waiver by an Issuing Bank which does not in fact materially prejudice the Borrower, (vii) any payment made by an Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable, or (viii) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05 hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential, exemplary or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or willful misconduct. (h) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, facsimile or electronic communication) (if arrangements for doing so have been approved by the applicable Issuing Bank) of such demand for payment and whether such Issuing Bank has made an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section. (i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to (x) in the case of an LC Disbursement denominated in dollars, ABR Revolving Loans and (y) in the case of an LC Disbursement that is not denominated in dollars, Eurocurrency Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section 2.05 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable within two Business Days of demand or, if no demand has been made, within two Business Days of the date on which the Borrower reimburses the applicable LC Disbursement in full. If any Revolving Lender shall not have made its Applicable Percentage of such LC Disbursement available to the Administrative Agent as provided in clause (f) above, such Revolving Lender shall agree to pay interest on such amount, for each day from and including the date such amount is required to be paid at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation. -66- US-DOCS\114614260.17

(j) Cash Collateralization. If any Event of Default under clause (a), (b), (h) or (i) of Section 7.01 shall occur and be continuing, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all Revolving Lenders) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Issuing Banks and the Revolving Lenders, an amount of cash in dollars equal to the Dollar Equivalent of the portions of the LC Exposure attributable to Letters of Credit, as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Section 7.01. The Borrower also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.22(a)(iv)), then promptly upon the request of the Administrative Agent or any Issuing Bank, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing more than 50.0% of the aggregate LC Exposure of all the Revolving Lenders), be applied to satisfy other obligations of the Borrower under this Agreement in accordance with the terms of the Loan Documents. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of Cash Collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing. (k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder. (l) Termination / Resignation of an Issuing Bank. (i) hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier acknowledging receipt of such notice and (y) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(a). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights -67- US-DOCS\114614260.17 of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. (ii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank the Borrower and the Lenders. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder. Notwithstanding the effectiveness of any such resignation, any former Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit. Upon the appointment of a successor Issuing Bank, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank as the case may be, and (y) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding on behalf such resigning Issuing Bank at the time of such succession or make other arrangements satisfactory to the applicable Issuing Bank to effectively assume the obligations of such Issuing Bank with respect to such Letters of Credit. (m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be reasonably requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank. (n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. and remedies against the Borrower shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice. (o) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted the businesses of such Restricted Subsidiaries. SECTION 2.06 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds in dollars by 2:00 p.m., New York City time, to the Applicable Account of the Administrative Agent most-recently designated by it for such purpose by notice to the Lenders. The Administrative -68- US-DOCS\114614260.17

Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, the rate reasonably determined by the Administrative Agent to be its cost of funding such amount, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative (c) Obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and, other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c). SECTION 2.07 Interest Elections. (a) Each Revolving Loan Borrowing and Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone (or, at the option of Borrower, in writing) by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such request may be given by (1) telephone or (2) an Interest Election Request. (c) Each such request shall be irrevocable and each telephonic request shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by a Responsible Officer of the Borrower. (d) Each telephonic request and written Interest Election Request shall specify the following information in compliance with Section 2.03: -69- US-DOCS\114614260.17

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing); (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and (iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then (e) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class portion of each resulting Borrowing. (f) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period, the Borrower shall be deemed to have selected an Interest Period of one SECTION 2.08 Termination and Reduction of Commitments. (a) Unless previously terminated, the Term Commitments shall terminate at 11:59 p.m., New York City time, on the Effective Date. The Revolving Commitments shall terminate at 11:59 p.m., New York City time, on the Revolving Maturity Date. (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments. The Borrower may terminate the Commitments of any Defaulting Lender on a non-pro rata basis upon notice to the Administrative Agent. (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date of termination) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class. -70- US-DOCS\114614260.17

SECTION 2.09 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date and (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10. (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control. (e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form provided by the Administrative Agent and approved by the Borrower. SECTION 2.10 Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Term Loan Borrowings on the last Business Day of each March, June, September and December (commencing on December 31, 2020) in the principal amount of Term Loans equal to (i) the aggregate outstanding principal amount of Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25%. (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date. (c) Any prepayment of a Term Loan Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or Section 2.11(d) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Loan Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Refinancing Amendment or Loan Modification Offer, pursuant to the corresponding section of such Refinancing Amendment or Loan Modification Offer, as applicable, in direct order of maturity. (d) Prior to any repayment of any Term Loan Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent in writing or by telephone (confirmed by hand delivery, facsimile or other electronic transmission) of such election not later than 2:00 p.m., New York City time, (x) in the case of Eurocurrency Loans, three Business Days before the scheduled date of such repayment and (y) in the case of ABR Loans, one Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the -71- US-DOCS\114614260.17

Loans included in the repaid Borrowing. Repayments of Term Loan Borrowings shall be accompanied by accrued interest on the amount repaid. SECTION 2.11 Prepayment of Loans. (a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (subject to the immediately succeeding proviso); provided that in the event that, on or prior to the date that is twelve months after the Effective Date, the Borrower (i) makes any prepayment of Term Loans in connection with any Repricing Transaction the primary purpose of which is to decrease the Effective Yield on such Term Loans (as determined by the Borrower in good faith) or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction the primary purpose of which is to decrease the Effective Yield on the Term Loans (as determined by the Borrower in good faith), the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Lenders, (x) in the case of clause (i), a prepayment premium of 1.00% of the principal amount of the Term Loans being prepaid in connection with such Repricing Transaction and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment that are subject to an effective pricing reduction pursuant to such Repricing Transaction (including the aggregate principal amount of the applicable Term Loans held by any Non-Consenting Lender that are required to be assigned in connection with such Repricing Transaction). (ii) Notwithstanding anything in any Loan Document to the contrary, so long as no Default or Event of Default has occurred and is continuing, the Borrower may prepay the outstanding Term Loans on the following basis: (A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a Discounted Term Loan Prepayment of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower shall not make any Borrowing of Revolving Loans to fund any Discounted Term Loan Prepayment and (y) the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment with respect to any Class unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment with respect to such Class as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of Borrower Solicitation of Discounted Prepayment Offers, the date of the (B) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such offer shall specify the Specified Discount Prepayment Amount respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific Specified Discount that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the Specified Discount Prepayment Response Date -72- US-DOCS\114614260.17

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a "Discount Prepayment Accepting Lender"), the amount and the Classes of such Term Lender's Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and Classes of Term Loans specified in such Term Lender's Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the "Specified Discount Proration"). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders' responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Loans of such Term Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days' notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the "Discount Range Prepayment Amount"), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the "Discount Range") of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the "Discount Range Prepayment Response Date"). Each relevant Term Lender's Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the "Submitted Discount") at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or

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Classes and the maximum aggregate principal amount and Classes of such Term Lender's Term Loans (the "Submitted Amount") such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the "Applicable Discount") which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a "Participating Lender").

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the Classes specified in such Term Lender's Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the "Identified Participating Lenders") shall be made pro-rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the "Discount Range Proration"). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders' responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (z) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days' notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis, (II) any such notice shall specify the maximum

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aggregate dollar amount of the Term Loans (the "Solicited Discounted Prepayment Amount") and the Class or Classes of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York City time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the "Solicited Discounted Prepayment Response Date"). Each Term Lender's Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the "Offered Discount") at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and Classes of such Term Loans (the "Offered Amount") such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the "Acceptable Discount"), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the "Acceptance Date"), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the "Discounted Prepayment Determination Date"), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the "Acceptable Prepayment Amount") to be prepaid by the Borrower at the Acceptable Discount in accordance with this Section 2.11(a)(ii)(D)). If the Borrower elects to accept any Acceptable Discount, then the Borrower agree to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Term Lender, a "Qualifying Lender"). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Term Lender's Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the "Identified Qualifying Lenders") shall be made pro rata among the Identified Qualifying Lenders in accordance with the

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Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the "Solicited Discount Proration"). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Auction Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent's Office in immediately available funds not later than 11:00 a.m., New York City time, on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant Class of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent's (or its delegate's) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) The Borrower and each of the Term Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

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(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to this subclause (J), any failure by the Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise). Notwithstanding anything to contrary, the provisions of this Section 2.11(a)(ii) shall permit any transaction permitted by such section to be conducted on a Class by Class basis and on a non-pro rata basis across Classes (but not within a single Class), in each case, as selected by the Borrower. (b) In the event and on each occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Loan Borrowings (or, if no such Borrowings are outstanding, deposit Cash Collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount necessary to eliminate such excess. (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of any Prepayment Event, the Borrower shall, within ten Business Days after such Net Proceeds are received (or, in the case of a Prepayment Event described in clause (b) of the definition of owings in an aggregate amount equal to 100% of the amount of such Net Proceeds; provided that, in the case of any event described in clause commit to invest) the Net Proceeds from such event (or a portion thereof) within 450 days after receipt of such Net Proceeds in the business of the Borrower and its Subsidiaries (including any acquisitions or other Investment permitted under Section 6.04), then no prepayment shall be required pursuant to this paragraph in respect of such Net Proceeds in respect of such event (or the applicable portion of such Net Proceeds, if applicable) except to the extent of any such Net Proceeds therefrom that have not been so invested (or committed to be invested) by the end of such 450 day period (or if committed to be so invested within such 450 day period, have not been so invested within 630 days after receipt thereof), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so invested (or committed to be invested); provided, further, that the Borrower may use a portion of such Net Proceeds to prepay or repurchase any other Indebtedness that is secured by a Lien on the Collateral that ranks equal in priority (but without regard to the control of remedies) with the Lien on the Collateral securing the Secured Obligations to the extent such other Indebtedness and the Liens securing the same are permitted hereunder and the documentation governing such other Indebtedness requires such a prepayment or repurchase thereof with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of such other Indebtedness and the denominator of which is the aggregate outstanding principal amount of Term Loans and such other Indebtedness. (d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2021, the Borrower shall prepay Term Loan Borrowings in an aggregate amount equal to the ECF Percentage of Excess Cash Flow for such fiscal year; provided be reduced by the sum of the aggregate amount of prepayments of (x) Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a) during such fiscal year or after such fiscal year and prior to the time such prepayment is due as provided below (provided that such reduction as a result of prepayments pursuant to Section 2.11(a)(ii) shall be limited to the actual amount of such cash prepayment)) and (y) other Consolidated First Lien Debt (provided that in the case of the prepayment of any revolving commitments, there is a corresponding reduction in commitments), excluding, in each case, all such prepayments funded with the proceeds of other long-term Indebtedness or the issuance of Equity Interests and (B) no prepayment shall be required under this Section 2.11(d) unless the amount thereof (after giving effect to the foregoing clause (A)) would equal or exceed $15,000,000. Each prepayment pursuant to this paragraph shall be made on or before the date that is ten Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated. (e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant -77- US-DOCS\114614260.17 to paragraph (f) of this Section (including in the event of any mandatory prepayment of Term Loan Borrowings made at a time when Term Loan Borrowings of more than one Class remain outstanding); provided that any Term Lender (and, to the extent provided in the Refinancing Amendment or Loan Modification Offer for any Borrowing of Other Term Loans, any Lender that holds Other Term Loans of such Borrowing) may elect, by notice to the Administrative Agent by telephone (confirmed by hand delivery, facsimile or other electronic transmission) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Borrowing pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section or a mandatory prepayment as a result of the Prepayment Event set forth in clause (b) of the definition thereof, which may not be declined), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Borrowing but was so declined shall be retained by the Borrower and the Restricted Subsidia Retained Declined Proceeds of Term Loan Borrowings shall be allocated among the Classes of Term Loan Borrowings as directed by the Borrower. In the absence of a designation by the Borrower as described in the preceding provisions of this paragraph of the Type of Borrowing of any Class, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. (f) The Borrower shall notify the Administrative Agent of any prepayment hereunder by telephone or delivering a Notice of Loan Prepayment; provided that, unless otherwise agreed by the Administrative Agent, such notice must be received (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment; provided, further, that each telephonic notice shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Notice of Loan Prepayment signed by a Responsible Officer of the Borrower. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided that a notice of optional prepayment may state that such notice is conditional upon the effectiveness of other credit facilities or the receipt of the proceeds from the issuance of other Indebtedness or the occurrence of some other identifiable event or condition, in which case such notice of prepayment may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified date of prepayment) if such condition is not satisfied. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 to this Section 2.11, such prepayment shall not be applied to any Term Loan or Revolving Loan of a Defaulting Lender and shall be allocated ratably among the relevant non-Defaulting Lenders. (g) Notwithstanding any other provisions of Section 2.11(c) or (d), (A) to the extent that any of or all the Net Proceeds of any Prepayment Event set forth in clause (a) of the definition thereof by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) Foreign Prepayment Event rise to a prepayment pursuant to Section 2.11(d) are prohibited or delayed by any Requirement of Law from being repatriated to the Borrower, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable Requirement of Law will not permit repatriation to the Borrower (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable Requirement of Law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable Requirement of Law, such repatriation will be promptly effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof to the extent not taken into account by the definition of Net Proceeds or Excess Cash Flow, as applicable) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable, and (B) to the extent that and for so long as the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow -78- US-DOCS\114614260.17

so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(c) or (d), as the case may be, and such amounts may be retained by the applicable Foreign Subsidiary; provided that when the Borrower determines in good faith that repatriation of any of or all the Net Proceeds of any Foreign Prepayment Event or Excess Cash Flow would no longer have a material adverse tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, such Net Proceeds or Excess Cash Flow shall be promptly (and in any event not later than three Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof to the extent not taken into account by the definition of Net Proceeds or Excess Cash Flow, as applicable) to the repayment of the Term Loans pursuant to Section 2.11(c) or (d), as applicable. (h) Notwithstanding anything herein to the contrary, if, at the time that any prepayment would be required under Section 2.11(c) (solely with respect to an Asset Sale Prepayment Event) or (d), the Borrower or any Restricted Subsidiary is required to repay or repurchase any other Indebtedness (or offer to repay or repurchase such Indebtedness) that is secured by a Lien on the Collateral ranking equal in priority (but without regard to the control of remedies) to the Lien on the Collateral securing the Secured Obligation pursuant to the terms of the documentation governing such Indebtedness with the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow (such Other Applicable Indebtedness n the relevant Person may apply the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow on a pro rata (or less than pro rata) basis to the prepayment, repurchase or repayment of the Other Applicable Indebtedness (determined on the basis of the aggregate outstanding principal amount of the Other Applicable Indebtedness (or accreted amount if such Other Applicable Indebtedness is issued with original issue discount) at such time); it being understood that (1) the portion of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow allocated to the Other Applicable Indebtedness shall not exceed the amount of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof (and the remaining amount, if any, of the proceeds of such Asset Sale Prepayment Event or such Excess Cash Flow shall be allocated in accordance with the terms hereof), and the amount of the prepayment, repurchase or repayment of the Other Applicable Indebtedness that would have otherwise been required pursuant to this Section 2.11 shall be reduced accordingly and (2) to the extent the holders of the Other Applicable Indebtedness decline to have such Indebtedness prepaid, repaid or repurchased, the declined amount shall promptly (and in any event within ten Business Days after the date of such rejection) be applied in accordance with the terms hereof (without giving effect to this Section 2.11(h)). SECTION 2.12 Fees. (a) The Borrower agrees to pay to the Administrative Agent in dollars for the account of each Revolving Lender a commitment fee, which shall accrue at the rate of 0.50% per annum (or at any time following delivery of the consolidated financial statements pursuant to Section 5.01(a) or Section 5.01(b) as of and for the fiscal quarter ended September 30, 2020, (i) 0.375% per annum if the First Lien Leverage Ratio is less than or equal to 3.00 to 1.00, but greater than 2.50 to 1.00 and (ii) 0.25% per annum if the First Lien Leverage Ratio is less than or equal to 2.50 to 1.00 on the actual daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Beginning with September 30, 2020, accrued commitment fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the last Business Day of each such month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender. (b) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate, in each case, used to determine the interest rate applicable to Eurocurrency Revolving unreimbursed LC Disbursements), during the period from and including the Effective Date to but excluding the later of the date Revolving Lender ceases to have any LC Exposure. In addition, the Borrower agrees to pay to each Issuing Bank, for -79- US-DOCS\114614260.17 its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank to the Borrower for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date to the termination date of such Letterter of Credit), computed at a rate equal to 0.125% per annum or such other percentage per annum to be agreed upon between the Borrower and such Issuing Bank of the ees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the last Business Day of each such month, commencing on September 30, 2020; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand until the expiration or cancellation of all outstanding Letters of Credit. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed. (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders entitled thereto. Fees paid hereunder shall not be refundable under any circumstances. (d) The Borrower agrees to pay to the Administrative Agent, for its own account, an agency fee payable in the amount and at the times separately agreed upon between the Borrower and the Administrative Agent. (e) Notwithstanding the foregoing, and subject to Section 2.22, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12; provided that such amounts shall be payable to any non-Defaulting Lender which assumes the obligations of a Defaulting Lender pursuant to Section 2.22(a)(iv). SECTION 2.13 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate. (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate. (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, during the continuance of an Event of Default under clauses (a), (b), (h) or (i) of Section 7.01, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount (including overdue interest), 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided, further, that such amounts shall be payable to any non-Defaulting Lender which assumes the obligations of a Defaulting Lender pursuant to Section 2.22(a)(iv). (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. -80- US-DOCS\114614260.17

(e) All computations of interest for ABR Loans (including ABR Loans determined by reference to the Adjusted LIBO Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.18, bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. SECTION 2.14 Alternate Rate of Interest. (a) Other than as set forth in clause (b) below: (i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period or (y) deposits in the principal amounts and currencies of the Loans comprising such Eurocurrency Borrowing are not generally available in the relevant market; or (ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period (in each case with respect to the Impacted Loans the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (y) if any Borrowing Request requests a Eurocurrency Borrowing then such Borrowing shall be made as an ABR Borrowing and the utilization of the LIBO Rate component in determining the Alternate Base Rate shall be suspended; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received. Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of this Section 2.14(a) and/or is advised by the Required Lenders of their determination in accordance with clause (ii) of this Section 2.14(a) and the Borrower shall so request, the Administrative Agent, the Required Lenders and the Borrower original intent thereof in light of such change; provided that, until so amended, such Impacted Loans will be handled as otherwise provided pursuant to the terms of this Section 2.14; provided, further, that any amended definition of Agreement. (b) (i) Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders; provided that, with respect to any such amendment to replacement LIBOR with a Benchmark Replacement, Lenders shall (i) not be entitled to object to any SOFR-Based Rate contained in such amendment and (ii) only be entitled to object to the Benchmark Replacement Adjustments with respect thereto. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacemen -81- US-DOCS\114614260.17

(ii) In connection with the implementation of a Benchmark Replacement, the Administrative Agent (with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed)) will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. (iii) The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section title of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required (iv) Unavailability Period, the Borrower may revoke any request for a Eurodollar Borrowing of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon LIBOR will not be used in any determination of ABR. SECTION 2.15 Increased Costs. (a) If any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted LIBO Rate); or (ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein; or (iii) subject any Lender to any Taxes (other than Indemnified Taxes, Other Taxes or Excluded Taxes) on its Loans, letters of credit, Commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; and the result of any of the foregoing shall be to increase the actual cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the actual cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered, provided that to the extent any such costs or reductions are incurred by any Lender as a result of any requests, rules, guidelines or directives enacted or promulgated under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Basel III after the Effective Date, then such Lender shall be compensated pursuant to this Section 2.15(a) only to the extent such Lender certified that it is imposing such charges on similarly situated borrowers under the other credit facilities containing comparable yield protection provisions. -82- US-DOCS\114614260.17

(b) If any Lender or Issuing Bank determines that any Change in Law regarding liquidity or capital requirements has t consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such for such Change in Law (taking into company with respect to liquidity or capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts reduction actually suffered. (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof. (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section 2.15 for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the actual loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurocurrency Loan by a matching deposit or other borrowing for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 Business Days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern. SECTION 2.17 Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without deduction for any Taxes, provided that if the applicable withholding agent shall be required by applicable Requirements of Law to withhold or deduct any Taxes from such payments (as determined in the good faith discretion of the Borrower or such other withholding agent), then (i) the applicable withholding agent shall make such withholdings or deductions, (ii) the applicable withholding agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law and (iii) if the Tax in question is an Indemnified Tax or Other Tax, the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including -83- US-DOCS\114614260.17 deductions applicable to additional amounts payable under this Section 2.17) the applicable Lender (or, in the case of a payment received by the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions been made. (b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Requirements of Law. (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, and any Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), in each case, without duplication of the amounts paid pursuant to Section 2.17(a), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. (d) As soon as practicable after any payment of Taxes by a Loan Party to a Governmental Authority pursuant to this Section 2.17, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. (e) Each Lender shall deliver to the Borrower and the Administrative Agent at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law and such other documentation reasonably requested by the Borrower or the Administrative Agent (i) as will permit such payments to be made without, or at a reduced rate of, withholding or (ii) as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to withholding or information reporting requirements. Each Lender shall, whenever a lapse of time or change in circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal ineligibility to do so. In addition, any Lender, at the time or times reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding three sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(1), (e)(2)(A) through (D) and (e)(3) of this Section) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Without limiting the foregoing: (1) the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding. (2) Foreign Lender nd the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) whichever of the following is applicable: -84- US-DOCS\114614260.17

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty,

(B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or Section 881(c) of the Code, (x) two properly completed and duly signed certificates substantially in the form of Exhibit P-1, P-2, P-3 or P-4, as applicable, (any such certificate, a "U.S. Tax Compliance Certificate") and (y) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor forms),

(D) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, Form W-9 or Form W-8IMY, a U.S. Tax Compliance Certificate or any other required information (or any successor forms) from each beneficial owner that would be required under this Section 2.17(e) if such beneficial owner were a Lender, as applicable (provided that, if the Lender is a partnership for U.S. federal income tax purposes (and not a participating Lender) and one or more direct or indirect partners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such direct or indirect partner(s)), or

(E) two properly completed and duly signed original copies of any other form prescribed by applicable U.S. federal income tax laws as a basis for claiming a complete exemption from, or a reduction in, U.S. federal withholding tax on any payments to such Lender under the Loan Documents, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(3) If a payment made to a Lender under any Loan Document would be subject to withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has or has not complied with such Lender's obligations under FATCA and, if necessary, to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (3), "FATCA" shall include any amendments made to FATCA after the date hereof.

Notwithstanding any other provisions of this clause (e), a Lender shall not be required to deliver any form or other documentation that such Lender is not legally eligible to deliver. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent or the relevant Lender, as applicable,

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shall use commercially reasonable efforts to cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower; provided that (a) the Administrative Agent or such Lender determines in its reasonable discretion that it would not be subject to any unreimbursed third party cost or expense or otherwise be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent or such Lender, as applicable and (c) the Borrower indemnifies the Administrative Agent or such Lender, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent or a Lender shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be materially and adversely affected by making such a claim. If the Administrative Agent or a Lender receives a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. The Administrative Agent or such Lender, as the case may be, shall, at wer with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that the Administrative Agent or such Lender deems confidential). Notwithstanding anything to the contrary, this Section 2.17(f) shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to Taxes which it deems confidential) to any Loan Party or any other Person. (g) Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 2.17(e). (h) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder. (i) For purposes of this Section 2.17 To the extent legally permissible, upon request by the Borrower, the Administrative Agent shall (i) deliver a duly executed IRS Form W-9 to the Borrower in the event that the Administrative Agent is a U.S. Person or (ii) if the Administrative Agent is not a U.S. Person, deliver a duly executed applicable IRS Form W-8 certifying its exemption from U.S. withholding Taxes with respect to amounts payable hereunder, on or prior to the date the Administrative Agent becomes a party to this Agreement. SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees, or reimbursement of LC Disbursement or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, free and clear of and without setoff, recoupment, defense or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on -86- US-DOCS\114614260.17 a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan shall be made in the currency in which such Loan is denominated, all reimbursements of any LC Disbursements shall be made in dollars, all payments of accrued interest payable on a Loan or LC Disbursement shall be made in dollars, and all other payments under each Loan Document shall be made in dollars. (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all applicable amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of applicable interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the applicable amounts of interest and fees then due to such parties, and (ii) second, towards payment of applicable principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties. (c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of a given Class or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class or participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender with outstanding Loans of the same Class or participations in LC Disbursements, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class or participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class or participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant (including a Purchasing Borrower Party) or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation. (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(e), Section 2.05(f), Section 2.06(a), Section 2.06(b), Section 2.06(c), Section 2.18(d) or Section 9.03(c), then the Administrative Agent may, in its discretion and in the order determined by the Administrative Agent (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account -87- US-DOCS\114614260.17 paid and/or (ii) hold any such amounts in a segregated account as Cash Collateral for, and to be applied to, any future funding obligations of such Lender under any such Section. (f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest. SECTION 2.19 Mitigation Obligations; Replacement of Lenders. (a) Each Lender may make any Loans or each Issuing Bank may issue Letters of Credit to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Loans or Letters of Credit in accordance with the terms of this Agreement. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event that gives rise to the operation of Section 2.23, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or Section 2.17 or mitigate the applicability of Section 2.23, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be inconsistent with the internal policies of, or otherwise be disadvantageous in any material economic, legal or regulatory respect to, such Lender. (b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.23, (ii) the Borrower are required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes or is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation), provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payment required to be made pursuant to Section 2.17 or a notice given under Section 2.23, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto. SECTION 2.20 Incremental Credit Extension. (a) The Borrower or any Subsidiary Loan Party may at any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, by notice to the Administrative Agent request (i) one or -88- US-DOCS\114614260.17 more additional Classes of term loans or additional term loans of the same Class of any existing Class of term loans Incremental Term Loans or (ii) one or more increases in the amount of the Revolving Commitments of any Incremental Revolving Commitment Increase and, together with the Incremental Term Incremental Facilities provided that, subject to Section 1.07, (x) after giving effect to the effectiveness of any Incremental Facility Amendment referred to below and at the time that any such Incremental Term Loan or Incremental Revolving Commitment Increase is made or effected, no Event of Default shall have occurred and be continuing or would result therefrom (except, in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or other Investment not prohibited by the terms of this Agreement, which shall be subject to no Event of Default under clause (a), (b), (h) or (i) of Section 7.01), and (y) the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects in accordance with Section 4.02(a) (except, in the case of the incurrence or provision of any Incremental Facility in connection with a Permitted Acquisition or other Investment not prohibited by the terms of this Agreement, only the Specified Representations shall be true and correct in all material respects). Notwithstanding anything to contrary herein, the sum of (i) the aggregate principal amount of the Incremental Facilities, and (ii) the aggregate outstanding principal amount of Incremental Equivalent Debt shall not at the time of incurrence of any such Incremental Facilities or Incremental Equivalent Debt (and after giving effect to such incurrence) exceed the Incremental Cap at such time (b) Each Incremental Term Loan shall comply with the following clauses (A) through (E): (A) except with respect to (I) Customary Bridge Loans which would either automatically be converted into or required to be exchanged for permanent financing which does not mature earlier than the Term Maturity Date and (II) Incremental Term Loans incurred in connection with an Acquisition Transaction or other Investment, the maturity date of any Incremental Term Loans shall not be earlier than the Term Maturity Date and the Weighted Average Life to Maturity of the Incremental Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term (including prepayment premiums), funding discounts and, subject to clause (A), the maturity and amortization schedule for any Incremental Term Loans shall be determined by the Borrower and the applicable Additional Lenders; provided that, with respect to any Incremental Term Loans (other than any Specified Incremental Term Loans), in the event that the Effective Yield of any Incremental Term Loans is greater than the Effective Yield of the Term Loans by more than 0.50% per annum, then the Applicable Rates for the Term Loans shall be increased to the extent necessary so that the Effective Yield of the Term Loans is equal to the Effective Yield of such Incremental Term Loans minus MFN Protection be secured solely by a Lien on the Collateral ranking equal in priority (but without regard to the control of remedies) with (or, subject to a First Lien/Second Lien Intercreditor Agreement, junior in priority to) the Lien on the Collateral securing the Secured Obligations and (ii) no Incremental Term Loans shall be guaranteed by entities other than the Guarantors or the Borrower, (D) Incremental Term Loans shall be on terms and pursuant to documentation to be determined by the Borrower and the applicable Additional Lenders; provided that, to the extent such terms and documentation are not consistent with the Term Loans (except to the extent permitted by clause (A) or (B) above), such terms shall not be materially more favorable (when taken as a whole) to the lenders or investors providing such Incremental Term Loans than the terms of the then existing Term Facility unless such terms are reasonably satisfactory to the Administrative Agent (it being understood that, to the extent that any financial maintenance covenant or any other covenant is added for the benefit of any Incremental Term Loan, no consent shall be required from the Administrative Agent or any of the Term Lenders to the extent that such financial maintenance covenant or other covenant is (1) also added for the benefit of any existing Loans or (2) only applicable after the Latest Maturity Date), and (E) such Incremental Term Loans may be provided in any currency as mutually agreed among the Administrative Agent, Borrower and the applicable Additional Lenders. Each Incremental Term Loan shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof (unless the Borrower and the Administrative Agent otherwise agree); provided that such amount may be less than $5,000,000, if such amount represents all the remaining availability under the aggregate principal amount of Incremental Term Loans set forth above. (c) The Incremental Revolving Commitment Increase shall be treated the same as the Class of Revolving Commitments being increased (including with respect to maturity date thereof) and shall be considered to be part of the Class of Revolving Credit Facility being increased (it being understood that, if required to consummate an Incremental Revolving Commitment Increase, the pricing, interest rate margins, rate floors and undrawn commitment fees on the Class of Revolving Commitments being increased may be increased and additional upfront -89- US-DOCS\114614260.17 or similar fees may be payable to the lenders providing the Incremental Revolving Commitment Increase (without any requirement to pay such fees to any existing Revolving Lenders)). (d) [Reserved]. (e) Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Incremental Term Loans or Incremental Revolving Commitment Increases. (f) Commitments in respect of Incremental Term Loans and Incremental Revolving Commitment Increases shall become Commitments (or in the case of an Incremental Revolving Commitment Increase to be Commitment) under this Incremental Facility Amendment Agreement and, as appropriate, the other Loan Documents, executed by the Borrower and any applicable Subsidiary Loan Party, each Lender agreeing to provide such Commitment (provided that no Lender shall be obligated to provide any loans or commitments under any Incremental Facility unless it so agrees), if any, each Additional Lender, if any, the Administrative Agent (such consent not to be unreasonably withheld or delayed) and, in the case of Incremental Revolving Commitment Increases, each Issuing Bank (such consent not to be unreasonably withheld or delayed). purposes of this Agreement and the other Loan Documents. The Incremental Facility Amendment may without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary, appropriate or advisable (including changing the amortization schedule or extending the call protection of existing Term Loans in a manner required to make the Incremental Term Loans fungible with such Term Loans), in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20 (including, in connection with an Incremental Revolving Commitment Increase, to reallocate Revolving Exposure on a pro rata basis among the relevant Revolving Lenders). The effectiveness of any Incremental Facility Amendment and the occurrence of any credit event (including the making of a Loan and the issuance, increase in the amount, or extension of a letter of credit thereunder) pursuant to such Incremental Facility Amendment may be subject to the satisfaction of such additional conditions as the parties thereto shall agree. The Borrower and any Restricted Subsidiary may use the proceeds of the Incremental Term Loans and Incremental Revolving Commitment Increases for any purpose not prohibited by this Agreement. (g) Notwithstanding anything to the contrary, this Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary. SECTION 2.21 Refinancing Amendments. (a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of any Class of Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans and Other Revolving Commitments), in the form of (i) Other Term Loans or Other Term Commitments or (ii) Other Revolving Loans or Other Revolving Commitments, as the case may be, in each case pursuant to a Refinancing Amendment; provided that the Net Proceeds of such Credit Agreement Refinancing Indebtedness shall be applied, substantially concurrently with the incurrence thereof, to the prepayment of outstanding Term Loans or reduction of Revolving Commitments being so refinanced, as the case may be; provided, further, that the terms and conditions applicable to such Credit Agreement Refinancing Indebtedness may provide for any additional or different financial or other covenants or other provisions that are agreed between the Borrower and the Lenders thereof and applicable only during periods after the Latest Maturity Date that is in effect on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained. Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $5,000,000 in the case of Other Term Loans or $5,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $1,000,000 in excess thereof (in each case unless the Borrower and the Administrative Agent otherwise agree). Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit under the Revolving Commitments. The Administrative Agent -90- US-DOCS\114614260.17

shall promptly notify each applicable Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding extended revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly. (b) Notwithstanding anything to the contrary, this Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary. SECTION 2.22 Defaulting Lenders. (a) General. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law: (i) Waivers and Amendments amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02. (ii) Reallocation of Payments. Subject to the last sentence of Section 2.11(f), any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, in the case of a Revolving Lender, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Issuing Bank hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that fifth, in the case of a Revolving Lender, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or such Issuing Bank against that Defaulting Lender as a result of that Defaulting Lender seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to any Loan Party as a result of any judgment of a court of competent jurisdiction obtained by any Loan Party against that eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or LC Disbursements and such Lender is a Defaulting Lender under clause (a) of the definition thereof, such payment shall be applied solely to pay the relevant Loans of, and LC Disbursements owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied pursuant to Section 2.05(j) or this Section 2.22(a)(ii). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay -91- US-DOCS\114614260.17 amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto. (iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b). (iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non- Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.05, -Defaulting Lender shall be computed without giving effect to the Revolving Commitment of that Defaulting Lender; provided that the aggregate obligation of each non- Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Lender minus (2) the aggregate principal amount of the Revolving Loans of that Lender. (b) Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.22(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder SECTION 2.23 Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable currency in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three e Administrative Agent), in the case of Eurocurrency Loans, prepay or, if applicable, convert all Eurocurrency Loans of such Lender to ABR Loans either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted LIBO Rate, the Administrative Agent shall, during the period of such suspension, compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted LIBO Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. -92- US-DOCS\114614260.17

SECTION 2.24 Loan Modification Offers. (a) At any time after the Effective Date, the Borrower may on one or more occasions, by written notice Loan Modification Offer or more Classes (each Class subject to such a Lo Affected Class Permitted Amendments relating to such Affected Class pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to Borrower (including mechanics to permit conversions, cashless rollovers and exchanges by Lenders and other repayments and reborrowings of Loans of Accepting Lenders or Non- Accepting Lenders replaced in accordance with this Section 2.24). Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective. Permitted Amendments shall become effective only with respect to the Loans and Commitments Accepting Lenders (b) A Permitted Amendment shall be effected pursuant to a Loan Modification Agreement executed and delivered by the Borrower, each applicable Accepting Lender and the Administrative Agent; provided that no Permitted Amendment shall become effective unless the Borrower shall have delivered to the Administrative Agent ificates and other documents as shall be reasonably requested by the Administrative Agent in connection therewith. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.24, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting in connection with a Permitted Amendment related to Revolving Loans and/or Revolving Commitments, to reallocate, if applicable, Revolving Exposure on a pro rata basis among the relevant Revolving Lenders. (c) If, in connection with any proposed Loan Modification Offer, any Lender declines to consent to such Loan Modification Offer on the terms and by the deadline set forth in such Loan Modification Offer (each such Non-Accepting Lender - Accepting Lender, replace such Non-Accepting Lender in whole or in part by causing such Lender to (and such Lender shall be obligated to) assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all or any part of its interests, rights and obligations under this Agreement in respect of the Loans and Commitments of the Affected Class to one or more Eligible Assignees (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender; provided, further, that (a) the applicable assignee shall have agreed to provide Loans and/or Commitments on the terms set forth in the applicable Permitted Amendment, (b) such Non-Accepting Lender shall have received payment of an amount equal to the outstanding principal of the Loans of the Affected Class assigned by it pursuant to this Section 2.24(c), accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) and (c) unless waived, Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). (d) No rollover, conversion or exchange (or other repayment or termination) of Loans or Commitments pursuant to any Loan Modification Agreement in accordance with this Section 2.24 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement. (e) Notwithstanding anything to the contrary, this Section 2.24 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary. -93- US-DOCS\114614260.17

ARTICLE III REPRESENTATIONS AND WARRANTIES The Borrower represents and warrants to the Lenders that: SECTION 3.01 Organization; Powers. The Borrower and each Restricted Subsidiary is (a) duly organized, validly existing and in good standing (to the extent such concept exists in the relevant jurisdictions) under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to carry on its business as now conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to any Loan Party), clause (b) (other than with respect to any Loan Party) and clause (c), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. SECTION 3.02 Authorization; Enforceability. This Agreement has been duly authorized, executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party, as the case may be, enforceable against it in accordance with its terms, subject to subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. SECTION 3.03 Governmental Approvals; No Conflicts. The execution, delivery and performance by any Loan Party of this Agreement or any other Loan Document (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third party, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) the Organizational Documents of the Borrower or any other Loan Party, or (ii) any Requirements of Law applicable to the Borrower or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Borrower or any other Restricted Subsidiary or their respective assets, or give rise to a right thereunder to require any payment, repurchase or redemption to be made by the Borrower or any Restricted Subsidiary, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Restricted Subsidiary, except Liens created under the Loan Documents, except (in the case of each of clauses (a), (b)(ii) and (c)) to the extent that the failure to obtain or make such consent, approval, registration, filing or action, or such violation, default or right as the case may be, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. SECTION 3.04 Financial Condition; No Material Adverse Effect. (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly indicated therein, including the notes thereto, and (ii) fairly present in all material respects the financial condition of the Borrower and its consolidated subsidiaries and the Target Companies and their respective consolidated subsidiaries, as applicable, as of the respective dates thereof and the consolidated results of their operations for the respective periods then ended in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto. (b) The Unaudited Financial Statements (A) were prepared in accordance with GAAP consistently applied during the periods referred to therein, except as otherwise expressly indicated therein, including the notes thereto, and (B) fairly present in all material respects the financial condition of the Target Companies and their respective consolidated subsidiaries and the Borrower and its consolidated subsidiaries, as applicable, as of the date thereof, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein. (c) Since the Effective Date, there has been no Material Adverse Effect. -94- US-DOCS\114614260.17

SECTION 3.05 Properties.The Borrower and each Restricted Subsidiary has good and valid title to, or valid leasehold interests in, all its real and personal property material to its business, if any, (i) free and clear of all Liens except for Liens permitted by Section 6.02 and (ii) except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, in each case, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SECTION 3.06 Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. (b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or any Restricted Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of the Borrower, become subject to any Environmental Liability, (iii) has received written notice of any Environmental Liability or (iv) has, to the knowledge of the Borrower, any basis to reasonably expect that the Borrower or any Restricted Subsidiary will become subject to any Environmental Liability. SECTION 3.07 Compliance with Laws and Agreements. The Borrower and each Restricted Subsidiary is in compliance with (a) its Organizational Documents, (b) all Requirements of Law applicable to it or its property and (c) all indentures and other agreements and instruments binding upon it or its property, except, in the case of clauses (b) and (c) of this Section, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. SECTION 3.08 Investment Company Status. None of the Borrower or any other Loan Party is an from time to time. SECTION 3.09 Taxes. Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower and each Restricted Subsidiary (a) have timely filed or caused to be filed all Tax returns required to have been filed and (b) have paid or caused to be paid all Taxes required to have been paid (whether or not shown on a Tax return) including in their capacity as tax withholding agents, except any Taxes (i) that are not overdue by more than 30 days or (ii) that are being contested in good faith by appropriate proceedings, provided that the Borrower or such Restricted Subsidiary, as the case may be, has set aside on its books adequate reserves therefor in accordance with GAAP. SECTION 3.10 ERISA; Labor Matters. (a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable laws. (b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no ERISA Event has occurred during the six year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur, (ii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan, (iv) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction -95- US-DOCS\114614260.17 that could be subject to Section 4069 or 4212(c) of ERISA, and (v) no non- the meaning of Section 4975 of the Code) has occurred with respect to any Plan or Multiemployer Plan. (c) (i) There are no strikes, lockouts, or slowdowns against the Borrower or any of the Restricted Subsidiaries pending or, to the knowledge of any Loan Party, threatened in writing, and (ii) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union, works council or similar body under any collective bargaining agreement, works council agreement or similar agreement to which the Borrower or any of the Restricted Subsidiaries is bound, other than to the extent that any of the foregoing matters in preceding clauses (i) and (ii), individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. SECTION 3.11 Disclosure. As of the Effective Date, none of the reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or delivered thereunder (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading, provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date, it being understood that any such projected financial information may vary from actual results and such variations could be material. SECTION 3.12 Subsidiaries. As of the Effective Date, Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower and each Subsidiary in, each Subsidiary. SECTION 3.13 Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary owns, licenses or possesses the right to use, all of the rights to Intellectual Property that are reasonably necessary for the operation of its business as currently conducted, free and clear of all Liens other than Liens permitted by Section 6.02, and, without conflict with the rights of any Person. The Borrower or any Restricted Subsidiary do not, in the operation of their businesses as currently conducted, infringe upon any Intellectual Property rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property owned by the Borrower or any of the Restricted Subsidiaries is pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any Restricted Subsidiary, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. SECTION 3.14 Solvency. On the Effective Date, immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries are, on a consolidated basis after giving effect to the Transactions, Solvent. SECTION 3.15 [Reserved]. SECTION 3.16 Federal Reserve Regulations. None of the Borrower or any Restricted Subsidiary is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any margin stock or to refinance any Indebtedness originally incurred for such purpose, or for any other purpose that entails a violation (including on the part of any Lender) of the provisions of Regulations U or X of the Board of Governors. SECTION 3.17 Use of Proceeds. The Borrower will use the proceeds of (a) the Term Loans made on the Effective Date to finance the Transactions, to pay Transaction Costs and for working capital and other general corporate purposes (including any purpose not prohibited by this Agreement) and (b) Revolving Loans made (i) on the Effective Date to pay a portion of the Transaction Costs in an aggregate principal amount of up to $15,000,000, -96- US-DOCS\114614260.17

(ii) on and after the Effective Date for working capital purposes and (iii) after the Effective Date for general corporate purposes (including any purpose not prohibited by this Agreement). SECTION 3.18 PATRIOT Act, OFAC and FCPA. (a) The Borrower and the Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions. (b) The Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans or Letters of Credit directly, or, to the knowledge of the Borrower, indirectly, (i) in violation of the USA Patriot Act, the applicable anti-money laundering statutes and foreign asset control regulations of jurisdictions where the Borrower and its Anti-Money Laundering Laws governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in FCPA 2010, and all other applicable similar anti-corruption laws. (c) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrower, the Restricted Subsidiaries and, to the knowledge of the Borrower, the directors, officers, employees and agents of each Loan Party and each Restricted Subsidiary are in compliance in all material Assets Control OFAC applicable similar anti-corruption laws. (d) None of the Borrower, the Restricted Subsidiaries or, to the knowledge of the Borrower, any director, officer, employee or agent of any Loan Party or other Restricted Subsidiary, in each case, is an individual or Restricted Subsidiary located, organized or resident in a country or territory that is the subject of Sanctions. SECTION 3.19 Insurance. The properties of the Borrower and each of the Restricted Subsidiaries are insured with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) to be financially sound and reputable at the time the relevant coverage is placed or renewed in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business. No Loan Party has received or is aware of any notice of violation or cancellation of any such insurance policy. ARTICLE IV CONDITIONS SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02): (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement. -97- US-DOCS\114614260.17

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Cooley LLP, New York and Delaware counsel for the Loan Parties. The Borrower hereby requests such counsel to deliver such opinions. (c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit G with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section. (d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (ii) signature and incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, and (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each (e) The Administrative Agent shall have received, or substantially simultaneously with the initial Borrowing on the Effective Date shall receive, all fees and other amounts previously agreed in writing by the Lead Arrangers and the Joint Bookrunners and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date (except as otherwise reasonably agreed by the Borrower), reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party under any Loan Document. (f) The Collateral and Guarantee Requirement shall have been satisfied; provided that if, notwithstanding the use by the Borrower and the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Loan Parties, (b) creation of and perfection of security interests in the certificated Equity Interests of the Borrower and Material Subsidiaries (other than Foreign Subsidiaries) that are wholly-owned subsidiaries of the Borrower; provided that any such certificated Equity Interests of the Target Companies and their Subsidiaries shall only be required commercially reasonable efforts, and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in other assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.14 or such later date as the Administrative Agent may reasonably agree in its sole discretion). (g) There shall not have occurred and be continuing a Material Adverse Effect (as defined in the Acquisition Agreement) (h) The Lead Arrangers and the Joint Bookrunners shall have received the (i) Audited Financial Statements, (ii) Unaudited Financial Statements and (iii) a pro forma consolidated statement of income of the Borrower and its Subsidiaries as of the fiscal quarter ended December 31, 2019 in the model delivered to the Lead Arrangers on February 15, 2020. (i) The Specified Representations shall be accurate in all material respects on and as of the Effective Date; provided ge shall be true and correct in all respects, as the case may be. -98- US-DOCS\114614260.17

(j) The Acquisition shall have been consummated, or substantially simultaneously with the initial funding of Loans on the Effective Date, shall be consummated, in all material respects in accordance with the Acquisition Agreement (without giving effect to any amendments, supplements, waivers or other modifications to or of the Acquisition Agreement that are materially adverse to the interests of the Lenders or the Joint Bookrunners in their capacities as such, except to the extent that the Joint Bookrunners have consented thereto). (k) The Administrative Agent (or its counsel) shall have received a supplemental indenture onvertible Notes, duly executed and delivered by the parties thereto. (l) Substantially simultaneously with the initial Borrowing under the Term Facility and the consummation of the Acquisition, the Effective Date Refinancing shall be consummated. (m) The Administrative Agent shall have received a certificate from a chief financial officer of the Borrower certifying that the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions are Solvent. (n) (i) The Administrative Agent shall have received all documentation at least three Business Days prior to the Effective Date and other information about the Loan Parties that shall have been reasonably requested in writing by the Administrative Agent at least 10 Business Days prior to the Effective Date and that the Administrative Agent has reasonably determined is required by United States regulatory authorities -money laundering rules and regulations, including without limitation Title III of the USA Patriot Act. (ii) Beneficial Ownership Regulation, the Borrower shall deliver to the Administrative Agent, a Beneficial Ownership Certification in relation to the Borrower at least 3 Business Days prior to the Effective Date. (o) The Specified Acquisition Agreement Representations shall be accurate in all material respects on and as of the Effective Date to the extent the Borrower has the right to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition (in each case, in accordance with the terms of the Acquisition Agreement); provided that any representation and warranty that is qualified as pects, as the case may be. Without limiting the generality of the provisions of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto. SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew, increase or extend any Letter of Credit, in each case other than on the Effective Date or in connection with any Incremental Facility, Loan Modification Offer or Permitted Amendment, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions: (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal, increase or extension of such Letter of Credit, as the case may be (in each case, unless such date is the Effective Date); provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further -99- US-DOCS\114614260.17

h credit extension or on such earlier date, as the case may be. (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal, increase or extension of such Letter of Credit, as the case may be (unless such Borrowing is on the Effective Date), no Default or Event of Default shall have occurred and be continuing or would result therefrom. To the extent this Section 4.02 is applicable, each Borrowing (provided that a conversion or a continuation renewal, increase or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in clauses (a) and (b) of this Section. ARTICLE V AFFIRMATIVE COVENANTS Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Lenders that: SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent, on behalf of each Lender, the following: (a) beginning with the fiscal year ending December 31, 2019 and thereafter, on or before the date on which such financial statements are required or permitted to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year of the Borrower (or, in the case of the fiscal year ended December 31, 2019 for the Target Companies and their respective consolidated subsidiaries, on or before the date that is 75 days after the Effective Date)), an audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income/loss, cash flows and in each case in comparative form the figures for the previous fiscal year (which comparative form may be based on pro forma financial information and/or financial information of the Target Companies and their respective consolidated subsidiaries to the extent any previous fiscal year includes a period occurring prior to the Effective Date), all reported on by PricewaterhouseCoopers LLP or other independent public accountants of recognized national qualification or exception as to the scope of such audit (other than any exception or explanatory paragraph, but not a qualification, with respect to, or resulting from, (A) an upcoming maturity date of any Indebtedness, (B) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiaries or (C) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period)) to the effect that such consolidated financial statements present fairly in all material respects the financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the end of and for such year on a consolidated basis in accordance with GAAP consistently applied; (b) commencing with the financial statements for the fiscal quarter ending March 31, 2020, on or before the date on which such financial statements are required or permitted to be filed with the SEC with respect to each of the first three fiscal quarters of each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such fiscal quarter, unaudited consolidated balance sheets and unaudited consolidated statements of operatio the Borrower as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year and, commencing with the financial statements for the fiscal quarter ending March 31, 2021, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year (which comparative form may be based on pro forma financial information and/or financial information of the Target Companies and their respective consolidated subsidiaries to the extent any previous period includes a period occurring prior to the Effective Date), all certified by a Financial Officer as presenting fairly in all material respects the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of the end of and for such fiscal quarter and (except in the case of cash flows) such portion of the fiscal year on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; -100- US-DOCS\114614260.17

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in paragraphs (a) and (b) above, the related consolidating financial information reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements; (d) not later than five days after any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth (x) the First Lien Leverage Ratio as of the most recently ended Test Period, (y) unless the ECF Percentage is zero percent (0%), reasonably detailed calculations in the case of financial statements delivered under paragraph (a) above, beginning with the financial statements for the fiscal year of the Borrower ending December 31, 2021, of Excess Cash Flow for such fiscal year and (z) in the case of financial statements delivered under paragraph (a) above, a reasonably detailed calculation of the Net Proceeds received during the applicable period by or on behalf of the Borrower or any Subsidiary in respect of any Asset Sale Prepayment Event; (e) [reserved]; (f) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange; (g) promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender (through the Administrative Agent) for purposes of compliance with -money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing. Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (A) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower filed with the SEC or with a similar regulatory authority in a foreign jurisdiction or (B) the applicable financial statements of the Borrower. Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earlier of the date (A) on which the Borrower posts such documents, or provides Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver such documents to the Administrative Agent upon its reasonable request until a written notice to cease delivering such documents is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents. The Borrower hereby acknowledges that (a) the Administrative Agent, the Lead Arrangers and/or the Joint Bookrunners will make available to the Lenders materials and/or information provided by or on behalf of the Borrower Company Materials Platform Public Lender do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective -101- US-DOCS\114614260.17 securities of any of the foregoing, and who may be engaged in investment and other market-related activities with reasonable request, use commercially reasonable efforts to identify that portion of Company Materials that may be distributed to the Public Lenders and that (i) all such Company Materials shall be clearly and conspicuously marked thereof; (ii) by marking Company Mat Administrative Agent, the Lead Arrangers, the Joint Bookrunners and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 9.12); (iii) for posting on a portion of the Platform not design immediately preceding sentence, the Borrower shall be under no obligation to mark any Company Materials provided that any financial statements delivered pursuant to Section 5.01(a) or (b) will be deemed SECTION 5.02 Notices of Material Events. Promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof, the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following: (a) the occurrence of any Default; and (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of a Financial Officer or another senior executive officer of the Borrower, affecting the Borrower or any of its Subsidiaries or the receipt of a written notice of an Environmental Liability or the occurrence of an ERISA Event, in each case, that could reasonably be expected to result in a Material Adverse Effect. Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto. SECTION 5.03 Information Regarding Collateral. (a) The Borrower will furnish to the Administrative Agent promptly (and in any event within 60 days or such longer period as reasonably agreed to by the Collateral Agent) written notice of any change (i) in any Loan incorporation or organization of any Loan Party or in the form of its organization. (b) Not later than five days after delivery of financial statements pursuant to Section 5.01(a), the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (i) setting forth the information required pursuant to Schedules I through IV of the Collateral Agreement or confirming that there has been no change in such information since the Effective Date or the date of the most recent certificate delivered pursuant to this Section, (ii) identifying any wholly-owned Subsidiary that has become, or ceased to be, a Material Subsidiary during the most recently ended fiscal quarter and (iii) certifying that all notices required to be given prior to the date of such certificate by this Section 5.03 and 5.12 have been given. SECTION 5.04 Existence; Conduct of Business. The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises and Intellectual Property material to the conduct of its business, in each case (other than the preservation of the existence of the Borrower), except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any Disposition permitted by Section 6.05. -102- US-DOCS\114614260.17

SECTION 5.05 Payment of Taxes, Etc. The Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of Taxes before the same shall become delinquent or in default, except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. SECTION 5.06 Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition (ordinary wear and tear excepted), except where the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. SECTION 5.07 Insurance.The Borrower will, and will cause each Restricted Subsidiary to, maintain, with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of the management of the Borrower) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Not later than 60 days after the Effective Date (or such later date as the Collateral Agent may reasonably agree in its sole discretion), each such policy of insurance maintained by a Loan Party shall (i) name the Collateral Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interests may appear and loss payee/mortgagee thereunder. SECTION 5.08 Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each Restricted Subsidiary to, maintain proper books of record and account in which entries that are full, true and correct in all material respects and are in conformity with GAAP (or applicable local standards) consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or the Restricted Subsidiaries, as the case may be. The Borrower will, and will cause the Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise visitation and inspection rights of the Administrative Agent and the Lenders under this Section 5.08 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year absent the existence of an Event of Default, which visitation and inspection shall be at the reasonable expense of the Borrower; provided, further that (a) when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice and (b) the Administrative Agent and the Lenders shall give the Borrower the opportunity untants. SECTION 5.09 Compliance with Laws. (a) The Borrower will, and will cause each Restricted Subsidiary to, comply with its Organizational Documents and all Requirements of Law (including ERISA, Environmental Laws, Anti-Money Laundering Laws, OFAC and Anti-Corruption Laws) with respect to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. (b) The Borrower and the Restricted Subsidiaries will not, directly or indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, for the purpose of funding (i) any activities of or business with any Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor, lender or otherwise) of Sanctions. -103- US-DOCS\114614260.17

(c) The Borrower and the Restricted Subsidiaries will not use the proceeds of the Loans or Letters of Credit directly, or, to the knowledge of the Borrower, indirectly, (i) in violation of the USA Patriot Act, the Anti- Money Laundering Laws or (ii) for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, the UK Bribery Act 2010, and all other applicable similar anti-corruption laws. SECTION 5.10 Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Term Loans and any Revolving Loans drawn on the Effective Date to directly or indirectly finance a portion of the Transactions and to pay Transaction Costs (and, in the case of Revolving Loans, no more than $15,000,000 may be used on the Effective Date to fund the Transactions and/or Transaction Costs) and for working capital purposes. The Borrower and its subsidiaries will use the proceeds of (i) the Term Loans funded on the Effective Date and Revolving Loans drawn after the Effective Date and Letters of Credit for general corporate purposes (including Permitted Acquisitions, Restricted Payments and any other purpose not prohibited by this Agreement) and (ii) any Credit Agreement Refinancing Indebtedness applied among the Loans and any Incremental Term Loans in accordance with the terms of this Agreement. The proceeds of the Incremental Term Loans will be used for working capital and general corporate purposes and any other purpose not prohibited by this Agreement (including Permitted Acquisitions and Restricted Payments). SECTION 5.11 Additional Subsidiaries. If any additional Restricted Subsidiary is formed or acquired after the Effective Date (including, without limitation, upon the formation of any Restricted Subsidiary that is a Division Successor), the Borrower will, within 90 days after such newly formed or acquired Restricted Subsidiary is formed or acquired (unless such Restricted Subsidiary is an Excluded Subsidiary), notify the Collateral Agent thereof, and will and will cause such Restricted Subsidiary and the other Loan Parties to take all actions (if any) required to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary and with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by or on behalf of any Loan Party within 90 days after such notice (or such longer period as the Collateral Agent shall reasonably agree). SECTION 5.12 Further Assurances. (a) The Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law and that the Collateral Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. (b) If, after the Effective Date, any material assets with a Fair Market Value in excess of $20,000,000, are acquired by the Borrower or any other Loan Party or are held by any Subsidiary on or after the time such Subsidiary becomes a Loan Party (including, without limitation, any acquisition pursuant to a Division) pursuant to Section 5.11 (other than assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or assets constituting Excluded Assets), the Borrower will notify the Collateral Agent thereof, and, if such assets are not already subject to a Lien granted under a Security Document and if requested by the Collateral Agent, the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Collateral Agent and consistent with the Collateral and Guarantee Requirement to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties and SECTION 5.13 Ratings. The Borrower will use commercially reasonable efforts to cause (a) the Borrower to continuously have a public corporate credit rating from at least two Rating Agencies (but not to maintain a specific rating) and (b) the term loan facilities made available under this Agreement to be continuously publicly rated by at least two Rating Agencies (but not to maintain a specific rating). SECTION 5.14 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.14 or such date as reasonably agreed by the Collateral Agent in its sole discretion, including to reasonably accommodate circumstances unforeseen on the Effective Date, -104- US-DOCS\114614260.17 the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.14, in each case except to the extent otherwise agreed by the Collateral Agent pursuant to its authority as set forth in the SECTION 5.15 Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after such designation on a Pro Forma Basis as of the end of the most recent Test Period, no Event of Default shall have occurred and be continuing, (b) no Subsidiary that owns, or which has any Subsidiary which owns, any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Borrower or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated) may be designated as an Unrestricted Subsidiary, and (c) no Subsidiary may be designated as an of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or the applicable Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the Fair Market Value at the date of such SECTION 5.16 Change in Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by them on the Effective Date and other business activities which are extensions thereof or otherwise incidental, complementary, reasonably related or ancillary to any of the foregoing. SECTION 5.17 Changes in Fiscal Periods. The Borrower shall not make any change in its fiscal year; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year reasonably acceptable to the Administrative Agent, in which case, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year (which adjustments may include, among other things, adjustments to financial reporting requirements to account for such changes, including without limitation, the impact on year over year comparison reporting and stub period reporting obligations. ARTICLE VI NEGATIVE COVENANTS Until the Termination Date shall have occurred, the Borrower covenants and agrees with the Lenders that: SECTION 6.01 Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except: (i) Indebtedness of the Borrower and the Restricted Subsidiaries under the Loan Documents (including any Indebtedness incurred pursuant to Section 2.20, 2.21 or 2.24); (ii) Indebtedness (A) outstanding on the date hereof and listed on Schedule 6.01 and any Permitted Refinancing thereof and (B) that is intercompany Indebtedness among the Borrower and/or the Restricted Subsidiaries outstanding on the date hereof and any Permitted Refinancing thereof; (iii) Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) such Guarantee is otherwise permitted by Section 6.04, (B) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the -105- US-DOCS\114614260.17

Loan Document Obligations pursuant to the Guarantee Agreement and (C) if the Indebtedness being Guaranteed is subordinated to the Loan Document Obligations, such Guarantee shall be subordinated to the Guarantee of the Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness; (iv) Indebtedness of the Borrower or of any Restricted Subsidiary owing to any other Restricted Subsidiary, the Borrower to the extent permitted by Section 6.04; provided that all such Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Document Obligations (to the extent any such Indebtedness is outstanding at any time after the date that is 30 days after the Effective Date or such later date as the Administrative Agent may reasonably agree in its sole discretion) (but only to the extent permitted by applicable law and not giving rise to material adverse Tax consequences) on terms (A) at least as favorable to the Lenders as those set forth in the form of intercompany note attached as Exhibit H or (B) otherwise reasonably satisfactory to the Administrative Agent; (v) (A) Indebtedness (including Capital Lease Obligations) of the Borrower or any of the Restricted Subsidiaries financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets (whether through the direct purchase of property or any Person owning such property); provided that such Indebtedness is incurred concurrently with or within 270 days after the applicable acquisition, construction, repair, replacement or improvement, and (B) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding subclause (A); provided, further, that, at the time of any such incurrence of Indebtedness and after giving Pro Forma Effect thereto and the use of the proceeds thereof, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (v) shall not exceed the greater of $82,500,000 and 30% of Consolidated EBITDA for the most recently ended Test Period as of such time; (vi) Indebtedness in respect of Swap Agreements (other than Swap Agreement entered into for speculative purposes); (vii) (A) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the date hereof as a result of a Permitted Acquisition or other Investment, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary in a Permitted Acquisition or other Investment; provided that (I) such Indebtedness is not incurred in contemplation of such Permitted Acquisition or other Investment and (II) subject to Section 1.07, at the time of incurrence thereof and after giving Pro Forma Effect thereto, no Event of Default has occurred and is continuing; provided, further, that the Total Leverage Ratio after giving Pro Forma Effect to the assumption of such Indebtedness and such Permitted Acquisition or other Investment is equal to or less than 5.25 to 1.00 for the most recently ended Test Period as of such time and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A); (viii) Indebtedness in respect of Permitted Receivables Financings; (ix) Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business; (x) Indebtedness consisting of unsecured promissory notes issued by any Loan Party to current or former officers, directors and employees or their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Borrower permitted by Section 6.08(a); (xi) Indebtedness constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments (including earnout or similar obligations) incurred in connection with the Transactions or any Permitted Acquisition, any other Investment or any Disposition, in each case permitted under this Agreement; -106- US-DOCS\114614260.17

(xii) Indebtedness consisting of obligations under deferred compensation to employees or other similar arrangements incurred in connection with the Transactions or any Permitted Acquisition or other Investment permitted hereunder; (xiii) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements and Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, (including Indebtedness owed on a short term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries); (xiv) Indebtedness of the Borrower and the Restricted Subsidiaries; provided that at the time of the incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount of Indebtedness outstanding in reliance on this clause (xiv) shall not exceed the greater of $137,500,000 and 50% of Consolidated EBITDA for the most recently ended Test Period as of such time; (xv) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations contained in supply arrangements, in each case in the ordinary course of business; (xvi) Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of obligations or liabilities incurred, in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other reimbursement-type obligations regarding workers compensation claims; (xvii) obligations in respect of performance, bid, appeal and surety bonds and performance, or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice; (xviii) [reserved]; (xix) other unsecured or secured Indebtedness of the Borrower or any of the Restricted Subsidiaries so long as (A)(i) if such Indebtedness is unsecured, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis the Total Leverage Ratio is equal to or less than 5.25 to 1.00 for the most recently ended Test Period and (ii) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (A)(i), (B)(i) if such Indebtedness is secured by Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis the Secured Leverage Ratio is equal to or less than 5.25 to 1.00 for the most recently ended Test Period and (ii) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (B)(i) and (C)(i) if such Indebtedness is secured by Liens having an equal priority relative to the Liens on the Collateral securing the Secured Obligations, after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis the First Lien Leverage Ratio is equal to or less than 4.25 to 1.00 for the most recently ended Test Period and (ii) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing subclause (C)(i); provided, that (I) subject to Section 1.07, at the time of incurrence thereof and after giving Pro Forma Effect thereto, no Event of Default has occurred and is continuing, (II) such Indebtedness complies with the Required Additional Debt Terms, (III) such Indebtedness in the form of term loans secured on a pari passu basis with the Secured Obligations shall be subject to the MFN Protection as if such Indebtedness was an Incremental Term Facility, and (IV) the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xix) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $82,500,000 and 30% of Consolidated EBITDA for the most recently ended Test Period as of such time; -107- US-DOCS\114614260.17

(xx) Indebtedness supported by a letter of credit issued pursuant to this Agreement or any other letter of credit, bank guarantee or similar instrument permitted by this Section 6.01(a), in a principal amount not to exceed the face amount of such letter of credit, bank guarantee or such other instrument; (xxi) Permitted Unsecured Refinancing Debt and any Permitted Refinancing thereof; (xxii) Permitted First Priority Refinancing Debt and Permitted Second Priority Refinancing Debt, and any Permitted Refinancing thereof; (xxiii) (A) Indebtedness of the Borrower or any Subsidiary Loan Party issued in lieu of Incremental Facilities consisting of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, may be secured either by Liens on the Collateral ranking equal in priority (but without regard to control of remedies) with the Liens on the Collateral securing the Secured Obligations or by Liens on the Collateral ranking junior in priority to the Liens on the Collateral securing the Secured Obligations) or (ii) secured or unsecured loans (which loans, if secured on a pari passu basis with the Secured Obligations, shall be subject to the MFN Protection); provided that (i) the aggregate outstanding principal amount of all such Indebtedness issued pursuant to this clause shall not exceed at the time of incurrence thereof (x) the Incremental Cap less (y) the amount of all Incremental Facilities, (ii) such Indebtedness shall be considered Consolidated First Lien Debt for purposes of this clause and Section 2.20, (iii) such Indebtedness complies with the Required Additional Debt Terms and (iv) the condition set forth in clause (x) of the proviso in Section 2.20(a) shall have been complied with as if such Indebtedness was an Incremental Facility and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A); (xxiv) additional Indebtedness in an aggregate principal amount, measured at the time of incurrence and after giving Pro Forma Effect thereto and the use of the proceeds thereof, not to exceed 100% of the aggregate amount of direct or indirect equity investments in cash or Permitted Investments in the form of common Equity Interests or Qualified Equity Interests (excluding, for the avoidance of doubt, any Cure Amounts) received by Borrower (to the extent contributed to Borrower in the form of common Equity Interests or Qualified Equity Interests) to the extent not included within the Available Equity Amount or applied to increase any other basket hereunder; (xxv) Indebtedness of any Restricted Subsidiary that is not a Loan Party; provided that the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxv) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $68,750,000 and 25% of Consolidated EBITDA for the most recently ended Test Period as of such time; (xxvi) (A) Indebtedness incurred to finance a Permitted Acquisition or other Investment; provided that the Total Leverage Ratio after giving Pro Forma Effect to the incurrence of such Indebtedness and such Permitted Acquisition or other Investment is equal to or less than 5.25 to 1.00 for the most recently ended Test Period and (B) any Permitted Refinancing of Indebtedness incurred pursuant to the foregoing clause (A); provided, further, that (I) subject to Section 1.07, at the time of incurrence thereof and after giving Pro Forma Effect thereto, no Event of Default has occurred and is continuing, (II) such Indebtedness complies with the Required Additional Debt Terms, (III) such Indebtedness in the form of term loans secured on a pari passu basis with the Secured Obligations shall be subject to the MFN Protection as if such Indebtedness was an Incremental Term Facility, and (IV) the aggregate principal amount of Indebtedness of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party outstanding in reliance on this clause (xxvi) shall not exceed, at the time of incurrence thereof and after giving Pro Forma Effect thereto, the greater of $82,500,000 and 30% of Consolidated EBITDA for the most recently ended Test Period as of such time; (xxvii) Indebtedness in the form of Capital Lease Obligations arising out of any Sale Leaseback and any Permitted Refinancing thereof; and (xxviii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxvii) above. -108- US-DOCS\114614260.17

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except (A) in the case of the Borrower, preferred Equity Interests that are Qualified Equity Interests and (B) in the case of the Borrower or any Restricted Subsidiary, (x) preferred Equity Interests or Disqualified Equity Interests issued to and held by the Borrower or any Restricted Subsidiary and (y) preferred Equity Interests (other than Disqualified Equity Interests) issued to and held by joint venture partners after the Effecti JV Preferred Equity Interests provided that in the case of this clause (y), any such issuance of JV Preferred Equity Interests shall be deemed to be an incurrence of Indebtedness and subject to the provisions set forth in Section 6.01(a). For purposes of determining compliance with this Section 6.01, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a)(i) through (a)(xxxi) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) and will only be required to include the amount and type of such Indebtedness in one or more of the above clauses; provided that all Indebtedness outstanding under the Loan Documents will be deemed to have been incurred in reliance only on the exception in clause (a)(i); provided, further, that (x) if all or any portion of any Indebtedness (other than any Indebtedness set forth in the preceding proviso) that is not initially incurred in reliance on Section 6.01(a)(xix) subsequently could be incurred in reliance on Section 6.01(a)(xix) or (y) if all or any portion of any Indebtedness that is initially incurred in reliance on clause (a) or (b) of the definition of Incremental Cap subsequently could be incurred in reliance on clause (c) of the definition of Incremental Cap, then, in each case, such Indebtedness, or the relevant portion thereof, may be reclassified at such time, as the Borrower may elect from time to time, as having been incurred in reliance on Section 6.01(a)(xix) or clause (c) of the definition of Incremental Cap, as applicable. Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Equity Interests will not be deemed to be an incurrence of Indebtedness or Disqualified Equity Interests for purposes of this covenant. SECTION 6.02 Liens. The Borrower will not, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except: (i) Liens created under the Loan Documents; (ii) Permitted Encumbrances; (iii) Liens existing on the Effective Date; provided that any Lien securing Indebtedness or other obligations in excess of $10,000,000 individually shall only be permitted if set forth on Schedule 6.02, and any modifications, replacements, renewals or extensions thereof; provided that (A) such modified, replacement, renewal or extension Lien does not extend to any additional property other than (i) after- acquired property that is affixed or incorporated into the property covered by such Lien and (ii) proceeds and products thereof, and (B) the obligations secured or benefited by such modified, replacement, renewal or extension Lien are permitted by Section 6.01; (iv) Liens securing Indebtedness permitted under Section 6.01(a)(v) or (xxvii); provided that (A) such Liens attach concurrently with or within 270 days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, except for accessions to such property and the proceeds and the products thereof, and any lease of such property (including accessions thereto) and the proceeds and products thereof and (C) with respect to Capital Lease Obligations, such Liens do not at any time extend to or cover any assets (except for accessions to or proceeds of such assets) other than the assets subject to such Capital Lease Obligations; provided, further, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender; -109- US-DOCS\114614260.17

(v) leases, licenses, subleases or sublicenses granted to others that do not (A) interfere in any material respect with the business of the Borrower and the Restricted Subsidiaries, taken as a whole or (B) secure any Indebtedness; (vi) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (vii) Liens (A) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (B) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking industry; (viii) Liens (A) on cash advances or escrow deposits in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 6.04 to be applied against the purchase price for such Investment or otherwise in connection with any escrow arrangements with respect to any such Investment or any Disposition permitted under Section 6.05 (including any letter of intent or purchase agreement with respect to such Investment or Disposition), (B) consisting of an agreement to dispose of any property in a Disposition permitted under Section 6.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien or (C) with respect to escrow deposits consisting of the proceeds of Indebtedness (and related interest and fee amounts) otherwise permitted pursuant to Section 6.01 in connection with Customary Escrow Provisions financing, and contingent on the consummation of any Investment, Disposition or Restricted Payment permitted by Section 6.04, Section 6.05 or Section 6.08; (ix) Liens on property of any Restricted Subsidiary that is not a Loan Party, which Liens secure Indebtedness of such Restricted Subsidiary or another Restricted Subsidiary that is not a Loan Party, in each case permitted under Section 6.01(a); (x) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of any Loan Party, Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of Restricted Subsidiary that is not a Loan Party and Liens granted by a Loan Party in favor of any other Loan Party; (xi) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary), in each case after the date hereof; provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than, with respect to such Person, any replacements of such property or assets and additions and accessions, proceeds and products thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require or include, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (C) the Indebtedness secured thereby is permitted under Section 6.01(a)(v) or (vii); (xii) any interest or title of a lessor under leases (other than leases constituting Capital Lease Obligations) entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business; (xiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business; -110- US-DOCS\114614260.17

(xiv) Liens deemed to exist in connection with Investments in repurchase agreements permitted (xv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes; (xvi) Liens that are contractual rights of setoff (A) relating to the establishment of depository relations with banks not given in connection with the incurrence of Indebtedness, (B) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business; (xvii) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of the Restricted Subsidiaries are located; (xviii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (xix) Liens on the Collateral (A) securing Permitted First Priority Refinancing Debt, (B) securing Permitted Second Priority Refinancing Debt (so long as such Liens do not secure Consolidated First Lien Debt), and (C) securing Incremental Equivalent Debt; (xx) other Liens; provided that at the time of incurrence of the obligations secured thereby (after giving Pro Forma Effect to any such obligations) the aggregate outstanding face amount of obligations secured by Liens existing in reliance on this clause (xx) shall not exceed the greater of $96,250,000 and 35% of Consolidated EBITDA for the Test Period then last ended; (xxi) Liens on cash and Permitted Investments used to satisfy or discharge Indebtedness; provided such satisfaction or discharge is permitted hereunder; (xxii) Liens on receivables and related assets incurred in connection with Permitted Receivables Financings; (xxiii) (A) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof and (B) Liens on tate the purchase, shipment, or storage of such inventory or other goods in the ordinary course of business; (xxiv) Liens on cash or Permitted Investments securing Swap Agreements in the ordinary course of business in accordance with applicable Requirements of Law; (xxv) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary located; (xxvi) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business; (xxvii) (A) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and -111- US-DOCS\114614260.17

(B) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures; and (xxviii) Liens securing obligations issued or incurred pursuant to Section 6.01(a)(xix) and (a)(xxvi) and Permitted Refinancings of Indebtedness in respect thereof, subject to (i) in the case of any such Liens having an equal priority relative to the Liens on the Collateral securing the Secured Obligations, the First Lien Leverage Ratio being equal to or less than 4.25 to 1.00 for the most recently ended Test Period as of such time and (ii) in the case of any such Liens having a junior priority relative to the Liens on the Collateral securing the Secured Obligations, the Secured Leverage Ratio being equal to or less than 5.25 to 1.00 for the most recently ended Test Period as of such time, in each case, on a Pro Forma Basis; and provided that all such Indebtedness shall be subject to an Intercreditor Agreement. For purposes of determining compliance with this Section 6.02, in the event that any Lien meets the criteria of more than one of the categories of Liens described in clauses (i) through (xxviii) above, the Borrower may, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Lien (or any portion thereof) and will only be required to include the amount and type of such Lien in one or more of the above clauses. SECTION 6.03 Fundamental Changes; Holding Companies. The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve (including, in each case, pursuant to a Division), except that: (a) any Restricted Subsidiary may merge, consolidate or amalgamate with (i) the Borrower; provided that the Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries of the Borrower; provided that when any Subsidiary Loan Party is merging or amalgamating with another Restricted Subsidiary either (A) the continuing or surviving Person shall be a Subsidiary Loan Party or (B) if the continuing or surviving Person is not a Subsidiary Loan Party, the acquisition of such Subsidiary Loan Party by such surviving Restricted Subsidiary is permitted under Section 6.04; (b) any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the best interests of the Borrower and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders; (c) any Restricted Subsidiary may make a Disposition of all or substantially all of its assets (upon voluntary liquidation or otherwise) to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (A) the transferee must be a Loan Party, (B) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (C) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non- cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04; (d) the Borrower may merge, amalgamate or consolidate with any other Person; provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any Successor Borrower laws of the United States or any political subdivision thereof, (2) a Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, amalgamation or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens Agreement, (4) the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer and an opinion of counsel, each stating that such merger, amalgamation or consolidation complies with this Agreement, and (5) no Event of Default exists immediately prior to or after giving effect to such -112- US-DOCS\114614260.17 merger or consolidation; provided, further, that the Borrower agrees to provide any documentation and other information about such Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by -money laundering rules and regulations, including Title III of the USA Patriot Act and the Beneficial Ownership Regulation; (e) [reserved]; (f) any Restricted Subsidiary may merge, consolidate or amalgamate with any other Person in order to effect an Investment permitted pursuant to Section 6.04; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of the Restricted Subsidiaries, shall have complied with the requirements of Sections 5.11 and 5.12; (g) the Borrower and the Restricted Subsidiaries may consummate the Transactions; and (h) any Restricted Subsidiary may effect a merger, dissolution, liquidation consolidation or amalgamation to effect a Disposition permitted pursuant to Section 6.05. SECTION 6.04 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, nor will it permit any Restricted Subsidiary to, make or hold any Investment, except: (a) Permitted Investments at the time such Permitted Investment is made; (b) loans or advances to officers, directors and employees of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous (or any direct or indirect parent thereof) (provided that the amount of such loans and advances made in cash to such Person shall be contributed to the Borrower in cash as common equity or Qualified Equity Interests) and (iii) for purposes not described in the foregoing clauses (i) and (ii); provided that at the time of incurrence thereof and after giving Pro Forma Effect thereto, the aggregate principal amount outstanding in reliance on this clause (iii) shall not exceed the greater of $13,750,000 and 5% of Consolidated EBITDA for the most recently ended Test Period as of such time; (c) Investments by the Borrower or any Restricted Subsidiary in any of the Borrower or any Restricted Subsidiary; (d) Investments consisting of prepayments to suppliers in the ordinary course of business; (e) Investments consisting of extensions of trade credit in the ordinary course of business; (f) Investments (i) existing or contemplated on the date hereof and set forth on Schedule 6.04(f) and any modification, replacement, renewal, reinvestment or extension thereof and (ii) Investments existing on the date hereof by the Borrower or any Restricted Subsidiary in the Borrower or any Restricted Subsidiary and any modification, renewal or extension thereof; provided that the amount of the original Investment is not increased except by the terms of such Investment to the extent as set forth on Schedule 6.04(f) or as otherwise permitted by this Section 6.04; (g) Investments in Swap Agreements permitted under Section 6.01; (h) promissory notes and other non-cash consideration received in connection with Dispositions permitted by Section 6.05; (i) Permitted Acquisitions; (j) the Transactions; -113- US-DOCS\114614260.17

(k) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices; (l) Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, from financially troubled account debtors or in settlement of delinquent obligations of, or other disputes with, customers and suppliers or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment; (m) [reserved]; (n) other Investments and other acquisitions (i) so long as, at the time any such Investment or other acquisition is made, the aggregate outstanding amount of all Investments made in reliance on this clause (i) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (i) (including the aggregate principal amount of all Indebtedness assumed in connection with any such other acquisition), shall not exceed the greater of $137,500,000 and 50% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment or other acquisition, (ii) so long as immediately prior to and after giving effect to any such Investment no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, in an amount not to exceed the Available Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment, (iii) in an amount not to exceed the Available Equity Amount that is Not Otherwise Applied as in effect immediately prior to the time of making of such Investment and (iv) in an amount not to exceed the Available RP Capacity Amount; (o) [reserved]; (p) advances of payroll payments to employees in the ordinary course of business; (q) Investments and other acquisitions to the extent that payment for such Investments is made with Qualified Equity Interests (excluding Cure Amounts) of the Borrower; provided that (i) such amounts used pursuant to this clause (q) shall not increase the Available Equity Amount or be applied to increase any other basket hereunder and (ii) any amounts used for such an Investment or other acquisition that are not Qualified Equity Interests of the Borrower shall otherwise be permitted pursuant to this Section 6.04; (r) Investments of a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with any Subsidiary in accordance with this Section and Section 6.03 after the Effective Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; (s) non-cash Investments in connection with tax planning and reorganization activities; provided that after giving effect to any such activities, the security interests of the Lenders in the Collateral and the guarantees made by the Guarantors of the Secured Obligations, taken as a whole, would not be materially impaired; (t) Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted (other than by reference to this Section 6.04(t)) under Section 6.01, 6.02, 6.03, 6.05 and 6.08, respectively, in each case, other than by reference to this Section 6.04(t); (u) additional Investments; provided that (i) after giving effect to such Investment on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 4.00 to 1.00 and (ii) immediately prior to and after giving effect thereto, there is no continuing Event of Default under Section 7.01(a), (b), (h) or (i); (v) independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower; -114- US-DOCS\114614260.17

(w) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, Intellectual Property, or other rights, in each case in the ordinary course of business; (x) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the defi (y) any Investment in a Similar Business; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (y) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (y), shall not exceed the greater of (A) $82,500,000 and (B) 30% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment; (z) Investments in Unrestricted Subsidiaries; provided that at the time any such Investment is made, the aggregate outstanding amount of all Investments made in reliance on this clause (z) together with the aggregate amount of all consideration paid in connection with all other acquisitions made in reliance on this clause (z), shall not exceed the greater of (A) $82,500,000 and (B) 30% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Investment; and (aa) Investments in Subsidiaries in the form of receivables and related assets required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and cash equivalents to Subsidiaries to finance the purchase of such assets from the Borrower or other Restricted Subsidiaries or to otherwise fund required reserves). For purposes of determining compliance with this Section 6.04, in the event that a proposed Investment (or portion thereof) meets the criteria of clauses (a) through (aa) above (or any sub-clause therein), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) between such clauses (a) through (aa) (or any sub-clause therein), in a manner that otherwise complies with this Section 6.04; provided that, if all or any portion of any Investment that is not initially made in reliance on Section 6.04(u) subsequently could be made in reliance on Section 6.04(u), such Investment, or the relevant portion thereof, may be reclassified at such time, as the Borrower may elect from time to time, as having been made in reliance on Section 6.04(u). SECTION 6.05 Asset Sales. The Borrower will not, nor will it permit any Restricted Subsidiary to, (i) sell, transfer, lease, license or otherwise dispose of any asset (in one transaction or in a series of related transactions and whether effected pursuant to a Division or otherwise), including any Equity Interest owned by it or (ii) permit any Restricted Subsidiary to issue any additional Equity Interest in such Rest qualifying shares, nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary in compliance with Section 6.04(c)) Disposition (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business and Dispositions of property no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Borrower and the Restricted Subsidiaries (including allowing any Intellectual Property that is no longer used or useful, or economically practicable to maintain, to lapse or go abandoned or be invalidated); (b) Dispositions of inventory and other assets in the ordinary course of business; (c) Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) an amount equal to the Net Proceeds of such Disposition are promptly applied to the purchase price of such replacement property or (iii) such Disposition is allowable under Section 1031 of the Code, or any comparable or successor provision is for like property (and any boot thereon) and for use in a Similar Business; -115- US-DOCS\114614260.17

(d) Dispositions of property to the Borrower or a Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then either (i) the transferee must be a Loan Party, (ii) to the extent constituting an Investment, such Investment must be an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04 or (iii) to the extent constituting a Disposition to a Restricted Subsidiary that is not a Loan Party, such Disposition is for Fair Market Value and any promissory note or other non-cash consideration received in respect thereof is an Investment in a Restricted Subsidiary that is not a Loan Party permitted by Section 6.04; (e) Dispositions permitted by Section 6.03, Investments permitted by Section 6.04, Restricted Payments permitted by Section 6.08, Liens permitted by Section 6.02, in each case, other than by reference to this Section 6.05(e); (f) any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary; (g) Dispositions of Permitted Investments; (h) Dispositions of (A) accounts receivable in connection with the collection or compromise thereof and (B) receivables and related assets pursuant to any Permitted Receivables Financing; (i) leases, subleases, licenses or sublicenses (including the provision of software under an open source license), in each case in the ordinary course of business and that do not materially interfere with the business of the Borrower and the Restricted Subsidiaries, taken as a whole; (j) transfers of property subject to Casualty Events upon receipt of the Net Proceeds of such Casualty Event; (k) Dispositions of property to Persons other than the Borrower or any of the Restricted Subsidiaries (including (x) the sale or issuance of Equity Interests in a Restricted Subsidiary and (y) any Sale Leaseback) not otherwise permitted under this Section 6.05; provided that (i) such Disposition is made for Fair Market Value and (ii) with respect to any Disposition pursuant to this clause (k) for a purchase price in excess of the greater of (x) $13,750,000 and (y) 5% of Consolidated EBITDA for the most recently ended Test Period for all transactions permitted pursuant to this clause (k) since the Effective Date, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (ii), (A) the greater of the principal amount and carrying value of any liabilities (as reflected on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto), or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of Borrower or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by Borrower) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Loan Document Obligations, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Disposition) pursuant to a written agreement which releases the Borrower or such Restricted Subsidiary from such liabilities, (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash and (C) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in respect of such Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (l) that is at that time outstanding, not in excess (at the time of receipt of such Designated Non-Cash Consideration) of 5% of Consolidated Total Assets for the most recently ended Test Period as of the time of receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash; (l) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; -116- US-DOCS\114614260.17

(m) Dispositions of any assets (including Equity Interests) (A) acquired in connection with any Permitted Acquisition or other Investment permitted hereunder, which assets are not used or useful to the core or principal business of the Borrower and the Restricted Subsidiaries and (B) made to obtain the approval of any applicable antitrust authority in connection with a Permitted Acquisition; (n) powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property arising from foreclosure or similar action or that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; (o) Dispositions of property for Fair Market Value not otherwise permitted under this Section 6.05 having an aggregate purchase price not to exceed the greater of (A) $41,250,000 and (B) 15% of Consolidated EBITDA for the most recently ended Test Period at the time of such Disposition; and (p) the unwinding of any Swap Obligations or Cash Management Obligations. SECTION 6.06 Certain Restrictions on Amendments to Organizational Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to, amend or modify any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with or modification is materially adverse to the Lenders. SECTION 6.07 Negative Pledge; Subsidiary Distributions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any agreement, instrument, deed or lease that (x) prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Secured Obligations or under the Loan Documents, or which requires the grant of any security for an obligation if security is granted for another obligation, or (y) prohibits, restricts or imposes any condition upon the ability of any Restricted Subsidiary that is not a Loan Party from paying dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to any Restricted Subsidiary or to Guarantee Indebtedness of any Restricted Subsidiary; provided that the foregoing shall not apply to restrictions and conditions imposed by: (a) (i) Requirements of Law, (ii) any Loan Document, (iii) [reserved], (iv) any documentation relating to any Permitted Receivables Financing, (v) any documentation governing Incremental Equivalent Debt, (vi) any documentation governing Permitted Unsecured Refinancing Debt, Permitted First Priority Refinancing Debt or Permitted Second Priority Refinancing Debt, (vii) any documentation governing Indebtedness incurred pursuant to Section 6.01(a)(xxvii) and (viii) any documentation governing any Permitted Refinancing incurred to refinance any such Indebtedness referenced in clauses (i) through (vii) above; provided that with respect to Indebtedness referenced in (A) clauses (v) and (vii) above, such restrictions shall be no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or, in the case of Junior Financing, are market terms at the time of issuance and (B) clause (vi) above, such restrictions shall not expand the scope in any material respect of any such restriction or condition contained in the Indebtedness being refinanced; (b) customary restrictions and conditions existing on the Effective Date and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition; (c) restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder; (d) customary provisions in leases, licenses and other contracts restricting the assignment thereof; -117- US-DOCS\114614260.17

(e) restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent such restriction applies only to the property securing by such Indebtedness; (f) any restrictions or conditions set forth in any agreement in effect at any time any Person becomes a Restricted Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition); provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and the restriction or condition set forth in such agreement does not apply to the Borrower or any Restricted Subsidiary; (g) restrictions or conditions in any Indebtedness permitted pursuant to Section 6.01 that is incurred or assumed by Restricted Subsidiaries that are not Loan Parties to the extent such restrictions or conditions are no more restrictive in any material respect than the restrictions and conditions in the Loan Documents or are market terms at the time of issuance and are imposed solely on such Restricted Subsidiary and its Subsidiaries; (h) restrictions on cash (or Permitted Investments) or other deposits imposed by agreements entered into in the ordinary course of business (or other restrictions on cash or deposits constituting Permitted Encumbrances); (i) restrictions set forth on Schedule 6.07 and any extension, renewal, amendment, modification or replacement thereof, except to the extent any such amendment, modification or replacement expands the scope of any such restriction or condition; (j) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 6.02 and applicable solely to such joint venture and entered into in the ordinary course of business; and (k) customary net worth provisions contained in real property leases entered into by Subsidiaries, so long as the Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations. SECTION 6.08 Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, pay or make, directly or indirectly, any Restricted Payment, except: (i) the Borrower and each Restricted Subsidiary may make Restricted Payments to the Borrower or any other Restricted Subsidiary; provided that in the case of any such Restricted Payment by a Restricted Subsidiary that is not a wholly-owned Subsidiary of the Borrower, such Restricted Payment is made to the Borrower, any Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests; (ii) to or in connection with a consolidation, amalgamation, merger, transfer of assets or acquisition that complies with Section 6.03 or Section 6.04; (iii) the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests of the Borrower; (iv) Restricted Payments made in connection with or in order to consummate the Transactions; (v) repurchases of Equity Interests in the Borrower deemed to occur upon exercise of stock options or warrants or other incentive interests if such Equity Interests represent a portion of the exercise price of such stock options or warrants or other incentive interest; -118- US-DOCS\114614260.17

(vi) Restricted Payments by the Borrower to redeem, acquire, retire or repurchase its Equity Interests (or any options, warrants, restricted stock units or stock appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests) held by current or former officers, managers, consultants, directors and employees (or their respective Affiliates, spouses, former spouses, other Permitted Transferees, successors, executors, administrators, heirs, legatees or distributees) of the Borrower (or any direct or indirect parent thereof), the Borrower and the Restricted Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any stock option or stock appreciation rights plan, any management, director and/or employee stock ownership or incentive plan, stock subscription plan, profits interest, employment termination agreement or any other employment provided that, except with respect to non-discretionary repurchases, the aggregate amount of Restricted Payments permitted by this clause (vi) after the Effective Date, shall not exceed the sum of (a) the greater of $41,250,000 and 15% of Consolidated EBITDA for the most recently ended Test Period in any fiscal year of the Borrower (net of any proceeds from the reissuance or resale of such Equity Interests to another Person received by the Borrower or any Restricted Subsidiary), (b) the amount in any fiscal year equal to the cash proceeds of key man life insurance policies received by the Borrower or the Restricted Subsidiaries after the Effective Date, and (c) the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Borrower (to the extent contributed to the Borrower in the form of common Equity Interests or Qualified Equity Interests) to any future, present or former employees, directors, managers or consultants of the Borrower or any of its Subsidiaries that occurs after the Effective Date, to the extent the cash proceeds from the sale of such Equity Interests are contributed to the Borrower in the form of common Equity Interests or Qualified Equity Interests and are not Cure Amounts and have not otherwise been applied to the payment of Restricted Payments by virtue of the Available Equity Amount or are otherwise applied to increase any other basket hereunder; provided that any unused portion of the preceding basket calculated pursuant to clauses (a) and (b) above for any fiscal year may be carried forward to the immediately succeeding two fiscal years; (vii) [reserved]; (viii) additional Restricted Payments by the Borrower (A) in an aggregate amount not to exceed, at the time of making any such Restricted Payment and when taken together with the aggregate amount of any other Restricted Payments made utilizing this clause (A), the greater of $55,000,000 and 30% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Restricted Payment, so long as immediately prior to and after giving effect to any such Restricted Payment, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) in an amount not to exceed the Available Amount that is Not Otherwise Applied, so long as (x) immediately prior to and after giving effect to any such Restricted Payment, no Event of Default has occurred and is continuing, and (y) after giving effect to such Restricted Payment on a Pro Forma Basis, the Fixed Charge Coverage Ratio is not less than 2.00 to 1.00, and (C) in an amount not to exceed the Available Equity Amount that is Not Otherwise Applied; provided that any Investments or payments made in reliance upon the Available RP Capacity Amount utilizing the unused amounts available pursuant to clause (A) of this Section 6.08(a)(viii) shall reduce the amounts available pursuant to this Section 6.08(a)(viii); (ix) redemptions in whole or in part of any of its Equity Interests for another class of its Equity Interests or with proceeds from substantially concurrent equity contributions or issuances of new Equity Interests; provided that such new Equity Interests contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Equity Interests redeemed thereby; (x) (a) payments made or expected to be made in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases, in each case, in connection with the exercise of stock options and the vesting of restricted stock and restricted stock units and (b) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment; -119- US-DOCS\114614260.17

(xi) the Borrower or any Restricted Subsidiary may (a) pay cash in lieu of fractional Equity Interests in connection with any dividend, split or combination thereof or any Permitted Acquisition (or other similar Investment) and (b) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms; (xii) additional Restricted Payments; provided that (A) after giving effect to such Restricted Payment on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50 to 1.00 and (B) immediately prior to and after giving effect to such Restricted Payment, there is no continuing Event of Default under Section 7.01(a), (b), (h) or (i); (xiii) the distribution, by dividend or otherwise, of shares of Equity Interests of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are Permitted Investments); and (xiv) the declaration and payment of dividends in respect of JV Preferred Equity Interests issued in accordance with Section 6.01 to the extent such dividends are included in the calculation of Consolidated Interest Expense. For purposes of determining compliance with this Section 6.08(a), in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xvii) above (or any sub-clause therein), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) between such clauses (i) through (xvii) (or any sub- clause therein), in a manner that otherwise complies with this Section 6.08(a); provided that, if all or any portion of any Restricted Payment that is not initially made in reliance on Section 6.08(a)(xii) subsequently could be made in reliance on Section 6.08(a)(xii), such Restricted Payment, or the relevant portion thereof, may be reclassified at such time, as the Borrower may elect from time to time, as having been made in reliance on Section 6.08(a)(xii). Notwithstanding anything to the contrary in the foregoing, the issuance of, entry into (including any payments of premiums in connection therewith), performance of obligations under (including any payments of interest), and conversion, exercise, repurchase, redemption, settlement or early termination or cancellation of (whether in whole or in part and including by netting or set-off) (in each case, whether in cash, common stock of the Borrower or, following a merger event or other change of the common stock of Borrower, other securities or property), or the satisfaction of any condition that would permit or require any of the foregoing, any Permitted Convertible Indebtedness, any Permitted Bond Hedge Transaction and any Permitted Warrant Transaction, in each case, shall not constitute a Restricted Payment by the Borrower. (b) The Borrower will not, nor will it permit any Restricted Subsidiary to, make or pay, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, prepayment, defeasance, acquisition, cancellation or termination of any Junior Financing (any such payment, a Restricted Debt Payment (i) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof; (ii) refinancings of Junior Financing Indebtedness with proceeds of other Junior Financing Indebtedness or (except in the case of Indebtedness that is subordinated in right of payment to the Loan Document Obligations) unsecured Indebtedness permitted to be incurred under Section 6.01; (iii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of the Borrower; -120- US-DOCS\114614260.17

(iv) Restricted Debt Payments prior to their scheduled maturity, (A) in an aggregate amount not to exceed, at the time of making any such Restricted Debt Payment and when taken together with any other Restricted Debt Payments made utilizing this subclause (A), the sum of (x) the greater of $68,750,000 and 25% of Consolidated EBITDA for the most recently ended Test Period after giving Pro Forma Effect to the making of such Restricted Debt Payment and (y) the Available RP Capacity Amount at such time, in each case, so long as immediately prior to and after giving effect to any such Restricted Debt Payment, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) in an amount not to exceed the Available Amount that is Not Otherwise Applied, so long as (x) immediately prior to and after giving effect to any such Restricted Debt Payment, no Event of Default has occurred and is continuing, and (y) after giving effect to such Restricted Debt Payment on a Pro Forma Basis, the Fixed Charge Coverage Ratio is not less than 2.00 to 1.00, and (C) in an amount not to exceed the Available Equity Amount that is Not Otherwise Applied; (v) Restricted Debt Payments (including prior to their scheduled maturity); provided that (A) after giving effect to such Restricted Debt Payment on a Pro Forma Basis, the Total Leverage Ratio is less than or equal to 3.50 to 1.00 and (B) immediately prior to and after giving effect to such Restricted Debt Payment, no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; and (vi) Restricted Debt Payments in respect of the Existing Convertible Notes. For purposes of determining compliance with this Section 6.08(b), in the event that any Restricted Debt Payment (or a portion thereof) meets the criteria of clauses (i) through (v) above (or any sub-clause therein), the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such payment (or portion thereof) between such clauses (i) through (v) (or any sub-clause therein), in a manner that otherwise complies with this Section 6.08(b); provided that, if all or any portion of any Restricted Debt Payment that is not initially made in reliance on Section 6.08(b)(v) subsequently could be made in reliance on Section 6.08(b)(v), such Restricted Debt Payment, or the relevant portion thereof, may be reclassified at such time, as the Borrower may elect from time to time, as having been made in reliance on Section 6.08(b)(v). (c) The Borrower will not, nor will it permit any Restricted Subsidiary to, amend or modify any documentation governing any Junior Financing, in each case if the effect of such amendment or modification (when taken as a whole) is materially adverse to the Lenders. Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.08 will not prohibit the payment of any Restricted Payment or Restricted Debt Payment within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement. SECTION 6.09 Transactions with Affiliates. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions respect thereto with, any of its Affiliates, except: (i) (A) transactions with the Borrower or any Restricted Subsidiary and (B) transactions involving aggregate payments or consideration of less than the greater of $13,750,000 and 5% of Consolidated EBITDA for the most recently ended Test Period prior to such transaction; (ii) on terms substantially as favorable to the Borrower or such Restricted Subsidiary as would be obtai -length transaction with a Person other than an Affiliate; (iii) the Transactions and the payment of fees and expenses related to the Transactions; (iv) issuances of Equity Interests of the Borrower to the extent otherwise permitted by this Agreement; -121- US-DOCS\114614260.17

(v) employment and severance arrangements (including salary or guaranteed payments and bonuses) between the Borrower and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business or otherwise in connection with the Transactions (including loans and advances pursuant to Sections 6.04(b) and 6.04(p)); (vi) payments by the Borrower and the Restricted Subsidiaries pursuant to tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries, to the extent payments are permitted by Section 6.08; (vii) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, directors, officers and employees of, the Borrower and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries; (viii) transactions pursuant to any agreement or arrangement in effect as of the Effective Date and set forth on Schedule 6.09, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement or arrangement as in effect on the Effective Date as determined by the Borrower in good faith); (ix) Restricted Payments permitted under Section 6.08; (x) customary payments by the Borrower and any of the Restricted Subsidiaries made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions, divestitures or financings) and any subsequent transaction or exit fee, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of such Person in good faith; (xi) the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee or consultant (or any Affiliate of any of the foregoing) of the Borrower, any of the Subsidiaries or any direct or indirect parent thereof; (xii) [reserved]; (xiii) [reserved]; (xiv) transactions in connection with any Permitted Receivables Financing; (xv) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary and/or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but extent permitted hereunder; and (xvi) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable. SECTION 6.10 Financial Covenant. Solely with respect to the Revolving Credit Facility, if on the last day of any Test Period, beginning with the Test Period ending December 31, 2020, the sum of (i) the aggregate -122- US-DOCS\114614260.17 principal amount of Revolving Loans then outstanding (other than, for the Test Periods ending December 31, 2020, March 31, 2021 and June 30, 2021, any Revolving Loans made on the Effective Date to finance the Transactions or to pay Transaction Costs) plus (ii) the amount by which the face amount of Letters of Credit then outstanding (other than Letters of Credit that are Cash Collateralized) is in excess of $15,000,000 in the aggregate, exceeds 35.0% of the aggregate principal amount of Revolving Commitments then in effect, the Borrower will not permit the First Lien Leverage Ratio to exceed 6.00 to 1.00 as of the last day of such Test Period. ARTICLE VII EVENTS OF DEFAULT SECTION 7.01 Events of Default Event of Default (a) any Loan Party shall fail to pay any principal of any Loan when and as the same shall become due and payable and in the currency required hereunder, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; (b) any Loan Party shall fail to pay any interest on any Loan, or any reimbursement obligation in respect of any LC Disbursement or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days; (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any of the Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made, and such incorrect representation or warranty (if curable, including by a restatement of any financial statements) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; (d) the Borrower or any of the Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.02(a), 5.04 (with respect to the existence of the Borrower) or in Article VI (other than Section 6.10); provided that (i) any Event of Default under Section 6.10 is subject to cure as provided in Section 7.02 and an Event of Default with respect to such Section shall not occur until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to the applicable fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), as applicable and (ii) a default under Section 6.10 shall not constitute an Event of Default with respect to the Term Loans unless and until the Required Revolving Lenders shall have terminated their Revolving Commitments or declared all amounts under the Revolving Loans to be due and payable, respectively (such period commencing with a default under Section 6.10 and ending on the date on which the Required Lenders with Standstill Period (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower; (f) the Borrower or any of the Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period); -123- US-DOCS\114614260.17

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), (ii) termination events or similar events occurring under any Swap Agreement that constitutes Material Indebtedness (it being understood that paragraph (f) of this Section will apply to any failure to make any payment required as a result of any such termination or similar event), (iii) any breach or default that is (I) remedied by the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans and Commitments pursuant to this Article VII or (iv) any conversion of any convertible Indebtedness or satisfaction of any condition giving rise to or permitting a conversion of any convertible Indebtedness, in either case, into cash, Equity Interests of the Borrower (and nominal cash payments in respect of fractional shares) or any combination thereof in accordance with the express terms or conditions thereof); (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, court protection, reorganization or other relief in respect of the Borrower or any Significant Subsidiary or its debts, or of a material part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, examiner, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a material part of its assets, and, in any such case, such proceeding or petition shall continue undismissed or unstayed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (i) the Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, court protection, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section, (iii) apply for or consent to the appointment of a receiver, trustee, examiner, custodian, sequestrator, conservator or similar official for the Borrower or any Significant Subsidiary or for a material part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding or (v) make a general assignment for the benefit of creditors; (j) one or more enforceable judgments for the payment of money in an aggregate amount in excess of the greater of (a) $68,750,000 and (b) 25% of Consolidated EBITDA for the most recently ended Test Period (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied its obligation) shall be rendered against the Borrower, any of the Restricted Subsidiaries or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall legally attach or levy upon assets of such Loan Party that are material to the businesses and operations of the Borrower and the Restricted Subsidiaries, taken as a whole, to enforce any such judgment; (k) (i) an ERISA Event occurs that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect; (l) to the extent unremedied for a period of 10 Business Days (in respect of a default under clause (x) only), any Lien purported to be created under any Security Document (x) shall cease to be, or (y) shall be asserted by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, except (i) as a result of the sale or other disposition of the applicable Collateral to a Person that is -124- US-DOCS\114614260.17 failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (B) file Uniform Commercial Code continuation statements, or (iii) as a result of acts or omissions of the Collateral Agent, the Administrative Agent or any Lender; (m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder; (n) any Guarantees of the Loan Document Obligations by the Borrower or Subsidiary Loan Party pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); (o) a Change in Control shall occur; then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event (but, solely with respect to clauses (c), (d), (e), (j), (k) and (o) of this Section 7.01, for a period not to exceed two years from the date such event is reported publicly or to the Administrative Agent and the Lenders), the Administrative Agent may, and at the request of the Required Lenders (or, if an Event of Default resulting from a breach of the Financial Performance Covenant occurs and is continuing and prior to the expiration of the Standstill Period, (x) at the request of the Required Revolving Lenders (in such case only with respect to the Revolving Commitments, Revolving Loans and any Letters of Credit) Revolving Acceleration evolving Acceleration, at the request of the Required Term Loan Lenders), shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the applicable Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the applicable Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately and (iii) require the deposit of cash collateral in respect of LC Exposure as provided in Section 2.05(j), in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Notwithstanding anything in this Agreement to the contrary, each Lender and the Administrative Agent hereby acknowledge and agree that a restatement of historical financial statements shall not result in a Default hereunder (whether pursuant to Section 7.01(c) as it relates to a representation made with respect to such financial statements (including any interim unaudited financial statements) or pursuant to Section 7.01(d) as it relates to delivery requirements for financial statements pursuant to Section 5.01) to the extent that such restatement does not reveal any difference that is adverse in any material respect in the financial condition, results of operations or cash flows of the Borrower and its Restricted Subsidiaries from the previously reported information in the actual results reflected in such restatement for any relevant prior period. SECTION 7.02 Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and its Restricted Subsidiaries fail to comply with the requirements of the Financial Performance Covenant as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day following the date on which the financial statements with respect to such fiscal quarter (or the fiscal year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or Section 5.01(b), the Borrower shall have the right to issue common Equity Interests or other Equity Interests (provided such other Equity Interests are reasonably satisfactory to the Administrative Agent) for cash or otherwise receive cash contributions to the capital of the Borrower as cash common Equity Interests or other Equity Interests (provided such other Equity Interests are reasonably satisfactory to the Administrative Agent) Cure Right -125- US-DOCS\114614260.17

Cure Amount Performance Covenant shall be recalculated giving effect to the following pro forma adjustment: (a) Consolidated EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; (b) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries with respect to such fiscal quarter only but with giving pro forma effect to any portion of the Cure Amount applied to any repayment of any Indebtedness), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of the Financial Performance Covenants, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for the purposes of this Agreement; and (c) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) the Lenders shall not be required to make a Loan or issue, amend, renew or extend any Letter of Credit unless and until the Borrower has received the Cure Amount required to cause the Borrower and the Restricted Subsidiaries to be in compliance with the Financial Performance Covenants. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining the Available Amount, the Available Equity Amount, any financial ratio-based conditions or tests, pricing or any available basket under Article VI of this Agreement. SECTION 7.03 Application of Proceeds. After the exercise of remedies provided for in Section 7.01, any amounts received on account of the Secured Obligations shall be applied by the Collateral Agent in accordance with Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents. Notwithstanding the foregoing, Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Secured Obligations otherwise set forth in Section 4.02 of the Collateral Agreement and/or the similar provisions in the other Security Documents. ARTICLE VIII THE ADMINISTRATIVE AGENT AND COLLATERAL AGENT Each of the Lenders and the Issuing Banks hereby irrevocably appoint Morgan Stanley to serve as Administrative Agent and Collateral Agent under the Loan Documents, and authorize the Administrative Agent and Collateral Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent and Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and none of the Borrower or any other Loan Party shall have any rights as Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. -126- US-DOCS\114614260.17

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender or an Issuing Bank as any other Lender or Issuing Bank and may exercise the same as though it unless the context otherwise requires, include the Person serving as Administrative Agent and Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any other Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders. The Administrative Agent, the Joint Bookrunners or the Lead Arrangers, as applicable, shall not have any hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Joint Bookrunners or the Lead Arrangers, as applicable, (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in the Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law, and (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliate, that is communicated to, obtained or in the possession of, the Administrative Agent, the Joint Bookrunners, the Lead Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein. Neither the Administrative Agent nor any Joint Bookrunner or Lead Arranger shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank. Neither the Administrative Agent nor any Joint Bookrunner or Lead Arranger shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or creation, perfection or priority of any Lien purported to be created by the Security Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent. Notwithstanding anything herein to the contrary, the Administrative Agent shall not have any liability arising from any confirmation of the Revolving Exposure or the component amounts thereof. The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (including, if applicable, a Responsible Officer or Financial Officer of such Person). The Administrative Agent also may rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (including, if applicable, a Financial Officer or a Responsible Officer of such Person). In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received -127- US-DOCS\114614260.17 notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent may perform any of and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents other than as determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from . Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, receipt of any such notice of re (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Req Resignation Effective Date may (but shall not be obligated to) on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be an Approved Bank with an office in New York, New York, or an Affiliate of any such Approved Bank. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (e) of the definition thereof, the Required Lenders and the Borrower may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower (unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment Removal Effective Date such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date. With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except (i) that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed and (ii) with respect to any outstanding payment obligations) and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder and under the other Loan Documents as set forth in this Section. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the and under the other Loan Documents, the provisions of this Article and Section 9.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect -128- US-DOCS\114614260.17 of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. Each Lender and each Issuing Bank expressly acknowledges that none of the Administrative Agent nor the Lead Arrangers or Joint Bookrunners has made any representation or warranty to it, and that no act by the Administrative Agent, the Lead Arrangers or Joint Bookrunners hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Lead Arrangers or Joint Bookrunners to any Lender or any Issuing Bank as to any matter, including whether the Administrative Agent, the Lead Arrangers or and each Issuing Bank represents to the Administrative Agent, the Lead Arrangers and the Joint Bookrunners that it has, independently and without reliance upon the Administrative Agent, the Lead Arrangers, the Joint Bookrunners, any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Lead Arrangers, the Joint Bookrunners, any other Lender or any Issuing Bank, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or Issuing Bank for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and each Issuing Bank agrees not to assert a claim in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender, by delivering its signature page to this Agreement and funding its Loans on the Effective Date, or delivering its signature page to an Assignment and Assumption, Incremental Facility Amendment, Refinancing Amendment or Loan Modification Offer pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date. No Lender shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Lenders in accordance with the terms thereof. In the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition, and the Administrative Agent, as agent for and representative of the Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent on behalf of the Lenders at such sale or other disposition. Each Lender, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations, to have agreed to the foregoing provisions. -129- US-DOCS\114614260.17

Notwithstanding anything herein to the contrary, neither any Lead Arranger nor any Joint Bookrunner shall have any duties or obligations under this Agreement or any other Loan Document (except in its capacity, as applicable, as a Lender or an Issuing Bank), but all such Persons shall have the benefit of the indemnities provided for hereunder, including under Section 9.03, fully as if named as an indemnitee or indemnified person therein and irrespective of whether the indemnified losses, claims, damages, liabilities and/or related expenses arise out of, in connection with or as a result of matters arising prior to, on or after the effective date of any Loan Document. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify the Administrative Agent against, and shall make payable in respect thereof within 30 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the U.S. Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this paragraph. The agreements in this paragraph shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other obligations under any Loan Document. Each Lender party to this Agreement hereby appoints the Administrative Agent and Collateral Agent to act as its agent under and in connection with the relevant Security Documents. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders or Net Short Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or Net Short Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Lender or Net Short Lender. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise: (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit obligations and all other Loan Document Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and (b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable -130- US-DOCS\114614260.17 compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03. All provisions of this Article VIII applicable to the Administrative Agent shall apply to the Collateral Agent and the Collateral Agent shall be entitled to all the benefits and indemnities applicable to the Administrative Agent under this Agreement. ARTICLE IX MISCELLANEOUS SECTION 9.01 Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, e-mail or other electronic transmission, as follows: (a) If to the Borrower, to: Cornerstone OnDemand, Inc. 1601 Cloverfield Blvd. Suite 620 South Santa Monica, CA 90404 Attention: Adam Weiss Email: aweiss@csod.com With a copy to: Cooley LLP 55 Hudson Yards 550 West 34th Street, 42nd Floor New York, NY 10001 Attention: Patrick Flanagan Email: PFlanagan@cooley.com (b) If to the Administrative Agent, to: Morgan Stanley Senior Funding, Inc., as Administrative Agent 1300 Thames Street, 4th Floor Thames Street Wharf Baltimore, MD 21231 Attention: Gianpiero Di Vanna and Maggie Klinedinst Email for Loan Parties: AGENCY.BORROWERS@morganstanley.com Email for Lenders: MSAGENCY@morgantanley.com Email for Intralinks Postings: Borrower.Documents@morganstanley.com With a copy to: Latham & Watkins LLP 355 South Grand Ave., Suite 100 Los Angeles, CA 90071 Attention: Josh Holt Email: josh.holt@lw.com -131- US-DOCS\114614260.17

(c) If to any Issuing Bank, to it at its address (or fax number or email address) most recently specified by it in a notice delivered to the Administrative Agent and the Borrower (or, in the absence of any such notice, to the address (or fax number or email address) set forth in the Administrative Questionnaire of the Lender that is serving as such Issuing Bank or is an Affiliate thereof); and (d) If to any other Lender, to it at its address (or fax number or email address) set forth in its Administrative Questionnaire. Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by fax or other electronic transmission shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). The Borrower may change its address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent, the Administrative Agent may change its address, email or facsimile number for notices and other communications hereunder by notice to the Borrower and the Lenders may change their address, email or facsimile number for notices and other communications hereunder by notice to the Administrative Agent. Notices and other communications to the Lenders and the Issuing Banks hereunder may also be delivered or furnished by electronic transmission (including email and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic transmission. - FINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMPANY MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE COMPANY MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE COMPANY MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) notices through the Platform, any other electronic messaging service, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses have resulted from the willful misconduct, bad faith or gross negligence of the Administrative Agent or any of its Related Parties, as applicable. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording. SECTION 9.02 Waivers; Amendments; Net Short Lenders. (a) No failure or delay by the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then -132- US-DOCS\114614260.17 such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Collateral Agent, or any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances. (b) Except as expressly provided herein, neither any Loan Document nor any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Administrative Agent (to the extent that such waiver, amendment or modification does not affect the rights, duties, privileges or obligations of the Administrative Agent under this Agreement, the Administrative Agent shall execute such waiver, amendment or other modification to the extent approved by the Required Lenders) and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall: (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender), (ii) reduce the principal amount of any Loan or LC Disbursement (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute a reduction or forgiveness in principal) or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (it being understood that an definitions thereof shall not constitute a reduction of interest or fees), provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay default interest pursuant to Section 2.13(c), (iii) postpone the maturity of any Loan (it being understood that a waiver of any Default, Event of Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension of any maturity date), or the date of any scheduled amortization payment of the principal amount of any Loan under Section 2.10 or the applicable Refinancing Amendment or Loan Modification Agreement, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby), (iv) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby, provided that any such change which is in favor of a Class of Lenders holding Loans maturing after the maturity of other Classes of Lenders (and only takes effect after the maturity of such other Classes of Loans or Commitments) will require the written consent of the Required Lenders with respect to each Class directly and adversely affected thereby, Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Loan Documents) without the written consent of each Lender (other than a Defaulting Lender), -133- US-DOCS\114614260.17

(vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender (other than a Defaulting Lender) (except as expressly provided in the Loan Documents), (viii) change the currency in which any Loan is denominated, without the written consent of each Lender directly affected thereby, (ix) change any of (x) the provisions of Section 2.18 of this Agreement in a manner that would by its terms alter the pro rata sharing of payments required thereby, (y) the provisions of Section 7.03, or (z) Section 4.02 referred to therein, without the written consent of each Lender directly and adversely affected thereby or (x) amend Section 1.11 Bank affected thereby; provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or any Issuing Bank without the prior written consent of the Administrative Agent, Collateral Agent or Issuing Bank, as the case may be, including, without limitation, any amendment of this Section, (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, error, defect or inconsistency and (C) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into solely by the Borrower, the Administrative Agent and the requisite percentage in interest of the affected Class of Lenders stating that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the Required Class Lenders may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion, (b) this Agreement and other Loan Documents may be amended or supplemented by an agreement or agreements in writing entered into by the Administrative Agent and the Borrower or any Loan Party as to which similar provisions, and any authorizations or granting of powers by the Lenders and the other Secured Parties in favor of the Collateral Agent, in each case required to create in favor of the Collateral Agent any security interest contemplated to be created under this Agreement, or to perfect any such security interest, where the Administrative Agent shall have been advised by its counsel that such provisions are necessary or advisable under local law for such purpose (with the Borrower hereby agreeing to, and to cause its subsidiaries to, enter into any such agreement or agreements upon reasonable request of the Administrative Agent promptly upon such request) and (c) upon notice thereof by the Borrower to the Administrative Agent with respect to the inclusion of any previously absent financial maintenance covenant or other covenant, this Agreement shall be amended by an agreement in writing entered into by the Borrower and the Administrative Agent without the need to obtain the consent of any Lender to include any such covenant on the date of the incurrence of the applicable Indebtedness to the extent required by the terms of such definition or section. (c) Proposed Change iring the consent of all Lenders, all Lenders of an affected Class or all directly and adversely affected Lenders, if the consent of the Required Lenders or the Required Class Lenders of any such affected Class, as applicable, to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of Non-Consenting Lender o long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations -134- US-DOCS\114614260.17

(which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts (including any amounts under Section 2.11(a)(i)), payable to it hereunder from or on behalf of the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b). Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto. (d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, Revolving Commitments, Revolving Exposure and Term Loans of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders (or all Lenders of a Class), all affected Lenders (or all affected Lenders of a Class) or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (i) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (ii) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. (e) Notwithstanding anything to the contrary herein, in connection with any determination as to whether the Required Lenders have (A) consented (or not consented) to any amendment or waiver of any provision of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, any Lender (alone or together with its Affiliates (but in the case of its Ethically Screened Affiliates, subject to clause (vi) below)) (other than (x) any Lender that is a Regulated Bank, (y) any Revolving Lender as of the Effective Date and (z) in the case of each Lender identified pursuant to clauses (x) and (y), any of its Affiliates) that, as a result of its (or its Affiliates (but in the case of its Ethically Screened Affiliates, subject to clause (vi) below)) interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments Net Short Lender not, without the consent of the Borrower (in its sole discretion), have any right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders. For purposes of determining whether a Lender (alone or together with its Affiliates (but in the case of its Ethically Screed Affiliates, subject to clause (vi) below)) respect to the Loans and/or Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) the notional amounts in other currencies shall be converted to the dollar equivalent thereof by such Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of Borrower or other Loan Parties or any instrument issued or guaranteed by any of Borrower or other Loan Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Borrower and the other Loan Parties and any instrument issued or guaranteed by any of Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives ISDA CDS Definitions deemed to create a short position with respect to the Loans and/or Commitments if such Lender or its Affiliates (but in the case of its Ethically Screed Affiliates, subject to clause (vi) below) is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans and/or Commitments is cified as -135- US-DOCS\114614260.17 applicable in the relevant documentation or in any other manner), (y) the Loans and/or Commitments would be a (or its successor) derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender or its Affiliates (but in the case of its Ethically Screed Affiliates, subject to clause (vi) below) protection in respect of the Loans and/or Commitments, or as to the credit quality of any of Borrower or other Loan Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender or its Affiliates and (y) Borrower and other Loan Parties and any instrument issued or guaranteed by any of Borrower or other Loan Parties, collectively, shall represent less than five percent (5%) of the components of such index and (vi) each Lender shall reasonably inquire as to whether its Ethically Screened Affiliates have any interest in any Loans and Commitments and/or any applicable total return swap, total rate of return swap, credit default swap or other derivative contract, and any such interests therein shall only be included in determining whether such Lender (alone or together with its Affiliates) is a Net Short Lender to the extent determined from such reasonable inquiry (and any interests therein not so determinable shall be disregarded). In connection with any such determination, each Lender shall promptly notify Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to Borrower and Administrative Agent that it is not a Net Short Lender (it being understood and agreed that Borrower and Administrative Agent shall be entitled to rely on each such representation and deemed representation without independent verification thereof). (f) Without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to negotiate, execute and deliver on behalf of the Secured Parties any Intercreditor Agreement in a form substantially consistent with Exhibit E or Exhibit F hereto. (g) Notwithstanding the foregoing, (i) only the Required Revolving Lenders shall have the ability to waive, amend, supplement or modify the covenant set forth in Section 6.10, Article VII (solely as it relates to Section 6.10) or any component definition of the covenant set forth in Section 6.10 (solely as it relates to Section 6.10), (ii) in accordance with the Fee Letter referenced in clause (ii) of the definition of Fee Letters, and (iii) the Fee Letters may be amended only by the parties thereto in accordance with their terms. SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Lead Arrangers, the Joint Bookrunners and their Affiliates (without duplication), including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and to the extent reasonably determined by the Administrative Agent to be case for the Administrative Agent, the Collateral Agent, the Lead Arrangers and the Joint Bookrunners, and to the provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof and (ii) all reasonable and documented or invoiced out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent, each Issuing Bank, the Lead Arrangers, the Joint Bookrunners or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, the Issuing Banks, the Lead Arrangers, the Joint Bookrunners and the Lenders, in connection with the enforcement or protection of their respective rights in connection with the Loan Documents, including their respective rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that such counsel shall be limited to one lead counsel and one local counsel in each applicable jurisdiction and, in the case of an actual or perceived conflict of interest, one additional counsel per affected party. (b) The Borrower shall indemnify each Agent, each Issuing Bank, each Lender, the Lead Arrangers and the Joint Bookrunners and each Related Party of any of the foregoing Persons (each such Person being called an Indemnitee reasonable and documented or invoiced out-of-pocket fees and expenses of one counsel and one local counsel in each -136- US-DOCS\114614260.17 applicable jurisdiction (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict notifies the Borrower of the existence of such conflict and thereafter retains its own counsel, one additional counsel) for all Indemnitees (which may include a single special counsel acting in multiple jurisdictions), incurred by or asserted against any Indemnitee by any third party or by the Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence or Release of Hazardous Materials on, at or from any property currently or formerly owned or operated by the Borrower or any Restricted Subsidiary, or any other Environmental Liability, related to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any of its Subsidiaries, its Affiliates, its shareholders, its security holders or creditors or any other Person, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of, or a material breach of the Loan Documents by, such Indemnitee or its Related Parties or (ii) any dispute between or among Indemnitees or their Related Parties that does not involve an act or omission by the Borrower or any of the Restricted Subsidiaries except that each Agent, the Lead Arrangers and the Joint Bookrunners shall be indemnified in their capacities as such to the extent that none of the exceptions set forth in clause (i) applies to such Person at such time. This Section 9.03(b) should not apply with respect to Taxes other than Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent or any Issuing Bank under paragraph (a) or (b) of this Section, and without Age unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, Collateral Agent or Issuing Bank, in its capacity as such. For purposes d upon its share of the aggregate Revolving Exposure, outstanding Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02 (which shall apply mutatis mutandis paragraph (c)). (d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or its Related Parties, or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. (e) All amounts due under this Section shall be payable not later than 10 Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03. SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues -137- US-DOCS\114614260.17 any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issued any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. (b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (g) below, any Lender may assign to one or more Eligible Assignees (provided that, for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders has been made available to all Lenders by the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (A) the Borrower (such consent not to be unreasonably withheld or delayed), provided that no consent of the Borrower shall be required for an assignment (1) by a Term Lender to any Lender or an Affiliate of any Lender, (2) by a Term Lender to an Approved Fund, (3) to any Eligible Assignees disclosed to, and approved by, the Borrower by the Lead Arrangers made in connection with the initial syndication of the Term Commitments in effect and Term Loans to be made, in each case, on the Effective Date by the Lead Arrangers or any of their Affiliates, (4) by a Revolving Lender to a Revolving Lender or an Affiliate of any Revolving Lender, (5) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, by a Term Lender or a Revolving Lender to any other assignee or (6) by a Revolving Lender to any Designated Assignee; and provided, further, that the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, any Loan Party would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for (1) an assignment of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or to the Borrower or any Affiliate thereof or (2) an assignment by a Revolving Lender to a Revolving Lender or an Affiliate of a Revolving Lender and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank (such consent not to be unreasonably withheld or delayed), provided that no consent of any Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if any Person the consent of which is required by this paragraph with respect to any assignment has not given the Administrative Agent written notice of its objection to such assignment within 10 Business Days after written notice to such Person, such Person shall be deemed to have consented to such assignment. In connection with designate in writing to the Administrative Agent up to two additional individuals (which, for the avoidance of doubt, may include officers or employees of Silver Lake Partners, L.P.) who shall be copied on any such consent requests (or receive separate notice of such proposed assignments) from the Administrative Agent. (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than, in the case of a Revolving Loan or Revolving Commitment, $5,000,000 (and integral multiples of $1,000,000 in excess thereof) or, in the case of a Term Loan, $1,000,000 (and integral multiples of $1,000,000 in excess thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all provided that this subclause (B) shall obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (which shall include a representation -138- US-DOCS\114614260.17 by the assignee that it meets all the requirements to be an Eligible Assignee), together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) or Section 9.02(c) shall not require the signature of the assigning Lender to become effective; provided, further, that such recordation fee shall not be payable in the case of assignments by any Affiliate of the Joint Bookrunners and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax documentation required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such and state securities laws and (E) unless the Borrower otherwise consents, no assignment of all or any portion of the Revolving Commitment of a Lender that is also an Issuing Bank may be made unless (1) the assignee shall be or become an Issuing Bank and assume a ratable portion of the rights and obligations of such assignor in its capacity as Issuing Bank, or (2) the assignor agrees, in its discretion, to retain all of its rights with respect to and obligations to make or issue Letters of Credit hereunder in which case the Applicable Fronting Exposure of such as Section 2.05(b) by an amount not to exceed the difference between the assigno provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing. (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. (iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof Register egister shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and, solely with respect to its Loans or Commitments, any Lender at any reasonable time and from time to time upon reasonable prior notice. (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (b). -139- US-DOCS\114614260.17

(vi) and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act. (c) (i) Any Lender may, without the prior written consent of the Borrower, the Administrative Agent or any Issuing Bank (but, solely in the case of any participation of Revolving Loans or Revolving Commitments, notice shall be given to the Borrower, the Administrative Agent and any representative of Silver Lake Partners, L.P. (solely to the extent Silver Lake Partners, L.P. or any of its affiliates maintain one seat on the Board of Directors of the Borrower) after giving effect to the sale of such participation), sell participations to one or more banks or other Persons (other than (x) to a Person that is not an Eligible Assignee (provided that, for the purposes of this provision, Disqualified Lenders shall be deemed to be Eligible Assignees unless a list of Disqualified Lenders has been made available to all Lenders by the Borrowe Participant provided that responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such t or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender (subject to the requirements and limitations thereof, it being understood that any tax documentation required by Section 2.17(e) shall be provided to the Lender that sold the participation) and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to Section 2.19 as though it were an assignee under paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided that such Participant agrees to be subject to Section 2.18(b) as though it were a Lender. (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made wit prior consent (not to be unreasonably withheld or delayed). (iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and Participant Register provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant under any Loan Document) except to the extent that such disclosure is necessary in connection with a Tax audit or other proceeding to establish that such Commitment, Loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive (absent manifest error), and each Person whose name is recorded in the Participant Register pursuant to the terms hereof shall be treated as a Participant for all purposes of this Agreement, notwithstanding notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. (d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or -140- US-DOCS\114614260.17 assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. (e) Granting Lender SPV he Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement, provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, such party will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. The use of an SPV by any Granting Lender shall not relieve the Granting Lender of its obligations pursuant to Section 2.17 and such obligations shall apply to any SPV as if such SPV were a Lender. (f) [Reserved]. (g) Assignments of Term Loans to any Purchasing Borrower Party shall be permitted through open open market purchases) by such Purchasing Borrower Party shall have been made to all Term Lenders, so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) the Term Loans purchased are immediately cancelled and (iii) no proceeds from any loan under the Revolving Credit Facility shall be used to fund such assignments. Purchasing Borrower Parties may not purchase Revolving Loans. (h) Upon any contribution of Loans to the Borrower or any Restricted Subsidiary and upon any purchase of Loans by a Purchasing Borrower Party, (A) the aggregate principal amount (calculated on the face amount thereof) of such Loans shall automatically be cancelled and retired by the Borrower on the date of such contribution or purchase (and, if requested by the Administrative Agent, with respect to a contribution of Loans, any applicable contributing Lender shall execute and deliver to the Administrative Agent an Assignment and Assumption, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in such Loans to the Borrower for immediate cancellation) and (B) the Administrative Agent shall record such cancellation or retirement in the Register. SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance, amendment, renewal, increase, or extension of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, Issuing Bank, or Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding (without any drawing having been made thereunder that has not been rejected or honored) and all amounts drawn or paid thereunder having been reimbursed in full, and so long as the Commitments have not expired or terminated. The provisions of Sections -141- US-DOCS\114614260.17

2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the occurrence of the Termination Date. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or Section 2.05(f). SECTION 9.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent and the Collateral Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement. SECTION 9.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. SECTION 9.08 Right of Setoff. If an Event of Default under Section 7.01(a), (b), (h) or (i) shall have occurred and be continuing, each Lender and each Issuing Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.22 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender and each Issuing Bank under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or such Issuing Bank may have. Notwithstanding the foregoing, no amount set off from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor. SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York; provided that, notwithstanding the foregoing, it is understood and agreed that (i) the interpretation of the -142- US-DOCS\114614260.17 definition of Material Adverse Effect (and whether or not a Material Adverse Effect has occurred), (ii) the determination of the accuracy of any Specified Acquisition Agreement Representations and whether as a result of any inaccuracy thereof, the Borrower has the right (taking into account any applicable cure provisions) to terminate its obligations under the Acquisition Agreement or decline to consummate the Acquisition and (iii) the determination of whether the Acquisition has been consummated in accordance with the terms of the Acquisition Agreement, in each case shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. (b) Each of parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York sitting in New York County, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in any Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to any Loan Document against the Borrower or its properties in the courts of any jurisdiction. (c) Each of parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law. SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement. SECTION 9.12 Confidentiality. (a) Each of the Administrative Agent, the Collateral Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to nts, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and any failure of such Persons to comply with this Section 9.12 shall constitute a breach of this Section 9.12 by the Administrative Agent, the Collateral Agent, the relevant Issuing Bank, or the relevant Lender, as applicable), (b) (x) to the extent requested by any regulatory authority, required by applicable law or by any subpoena or similar legal process or (y) necessary in connection with the exercise of remedies; provided that, (i) in each case, unless specifically -143- US-DOCS\114614260.17 prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (ii) in the case of clause (y) only, each Lender and the Administrative Agent shall use its reasonable best efforts to ensure that such Information is kept confidential in connection with the exercise of such remedies, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any of its Subsidiaries, (c) to any other party to this Agreement, (d) subject to an agreement containing confidentiality undertakings substantially similar to those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Agreement relating to any Loan Party or their Subsidiaries and its obligations under the Loan Documents, (e) with the consent of the Borrower, in the case of Information provided by the Borrower or any other Subsidiary, (f) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower or (g) to any ratings agency or the CUSIP Service Bureau on a confidential basis. In addition, each of the Administrative Agent, the Collateral Agent and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments and the Borrowings hereunder. For Information received from the Borrower relating to the Borrower, any Subsidiary or their business, other than any such information that is available to the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. (b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS. SECTION 9.13 USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of Title III of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Title III of the USA Patriot Act. -144- US-DOCS\114614260.17

SECTION 9.14 Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given. (b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any Applicable Creditor Judgment Currency Agreement Currency of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency and the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder. SECTION 9.15 Release of Liens and Guarantees. A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by (and, in the case of clause (1), (2) and (3), in each case, to the extent constituting Excluded Assets, upon the request of the Borrower, the Equity Interests of) such Subsidiary Loan Party shall be automatically released, (1) upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary (including pursuant to a merger with a Subsidiary that is not a Loan Party or a designation as an Unrestricted Subsidiary), (2) upon the request of the Borrower, upon any Subsidiary Loan Party becoming an Excluded Subsidiary or (3) upon the request of the Borrower, in connection with a transaction permitted under this Agreement, as a result of which such Subsidiary Loan Party ceases to be a wholly- owned Subsidiary or otherwise becomes an Excluded Subsidiary. Upon (i) any sale or other transfer by any Loan Party (other than the Borrower or any other Loan Party) of any Collateral in a transaction permitted under this Agreement or (ii) the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of any Loan Party from its Guarantee under the Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon the occurrence of the Termination Date, all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent. The Lenders irrevocably authorize the Administrative Agent and Collateral Agent to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(iv), (viii)(A) or (xxii) to the extent required by the terms of the obligations secured by such Liens pursuant to documents reasonably acceptable to the Administrative Agent and Collateral Agent). SECTION 9.16 No Fiduciary Relationship. The Borrower, on behalf of itself and its subsidiaries, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, the other Subsidiaries and their Affiliates, on the one hand, and the Agents, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agents, the Lenders or their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications. To the fullest extent permitted by law and without limiting the provisions of Section 9.03, the Borrower, on behalf of itself and its subsidiaries, hereby waives and releases any claims that the Borrower or its subsidiaries may have against the Agents, the Lenders and their respective Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the transactions contemplated hereby and any communications in connection therewith. -145- US-DOCS\114614260.17

SECTION 9.17 Effectiveness of the Merger. The Target Companies and their subsidiaries shall have no rights or obligations under the Loan Documents until the consummation of the Acquisition, and any representations and warranties of (or related to) the Target Companies or any of their subsidiaries under the Loan Documents shall not become effective until such time. SECTION 9.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write- down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority. SECTION 9.19 Certain ERISA Matters. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true: (i) administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement; (ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91- 38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect ce of the Loans, the Letters of Credit, the Commitments and this Agreement; (iii) -14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this -146- US-DOCS\114614260.17

Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with Letters of Credit, the Commitments and this Agreement; or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender. (b) In addition, unless either (I) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (II) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent, the Lead Arrangers or any of their respective Affiliates is not administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto). SECTION 9.20 Electronic Execution of Assignments and Certain Other Documents. The words this Agreement or any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Borrowing Requests, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper- based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. SECTION 9.21 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Agreement or any other agreement or acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): (a) In the eve Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support. -147- US-DOCS\114614260.17

(b) As used in this Section 9.21, the following terms have the following meanings: BHC Act Affiliate interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. Covered Entity in, and interpreted in accordance with, 12 C.F.R. § defined in, and interpreted in accordance with, 12 C.F.R. § 4 term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). Default Right accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. QFC interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D). -148- US-DOCS\114614260.17

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender and an Issuing Bank By: Name: Lingzi Huang Title: Authorized Signatory By: Name: Emerson Almeida Title: Authorized Signatory [Signature Page – Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender and an Issuing Bank By: Name: Title: By: Name: Title: [Signature Page – Credit Agreement]

BANK OF MONTREAL, as a Lender and an Issuing Bank By: Name: Jeff LaRue Title: Vice President